As filed with the Securities and Exchange Commission on May 7, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in charter)

Delaware	2860	20-5748297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

260 Hudson River Road

Waterford, NY 12188

(518) 237-3330

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Douglas A. Johns, Esq.

Momentive Performance Materials Inc.

260 Hudson River Road

Waterford, NY 12188

(518) 237-3330

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
11 ½% Senior Subordinated Notes due 2016	$124,323,000	100%	$124,323,000	$16,958
Guarantee of 11 ½% Senior Subordinated Notes due 2016(2)	—	—	—	—

(1)	Estimated solely for purposes of calculating the registration pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) of the rules of regulations under the Securities Act, no separate fee for the guarantee is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Momentive Performance Materials Worldwide Inc.	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	20-5748357

Momentive Performance Materials USA Inc.	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	20-5748388

Momentive Performance Materials China SPV Inc.	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	20-5748469

Momentive Performance Materials South America Inc.	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	20-5834895

MPM Silicones, LLC	New York	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	22-3775481

Momentive Performance Materials Quartz, Inc.	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	34-1839929

Juniper Bond Holdings I LLC	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	26-1589631

Juniper Bond Holdings II LLC	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	26-1589692

Juniper Bond Holdings III LLC	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	26-1589765

Juniper Bond Holdings IV LLC	Delaware	260 Hudson River Road Waterford, NY 12188 (518) 237-3330	26-1589836

The information in this preliminary prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 7, 2013

PROSPECTUS

Momentive Performance Materials Inc.

$124,323,000

11 1/2% Senior Subordinated Notes due 2016

This prospectus covers resales by holders of the 11 1/2% Senior Subordinated Notes due 2016 issued by Momentive Performance Materials Inc. (“Momentive”) on December 4, 2006, which we refer to herein as the “Notes.”

The Notes mature on December 1, 2016. Interest on the Notes is payable in cash at a rate of 11 1/2% per annum, from the issue date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year commencing June 1, 2007.

Momentive may redeem some or all of the Notes, at the redemption prices set forth in this prospectus. See “Description of Notes—Optional Redemption.” If we experience certain kinds of changes in control, we must offer to purchase the Notes.

The Notes are subordinated to all our existing and future senior debt, including the 8.875% First-Priority Senior Secured Notes due 2020, the 10% Senior Secured Notes due 2020, the Second-Priority Springing Lien Notes due 2021 (together, the “Senior Notes”), the ABL Facility (as defined herein) and the Cash Flow Facility (as defined herein), rank equally with all our existing and future senior subordinated debt and rank senior to all our existing and future subordinated debt. The Notes are guaranteed on an unsecured senior subordinated basis by each of Momentive’s existing U.S. subsidiaries that is a guarantor under its Cash Flow Facility and each of its future U.S. subsidiaries that guarantee any debt of the Company or the Note Guarantors (the “Note Guarantors”). The majority of our business in conducted through non-U.S. subsidiaries that are not guarantors of the Notes. If the Company fails to make payments on the Notes, the Note Guarantors must make them instead (the “Note Guarantees”).

We have not applied, and do not intend to apply, for listing of the Notes on any national securities exchange or automated quotation system.

The selling security holders may sell the Notes covered by this prospectus in one or more transactions, directly to purchasers or through underwriters, brokers or dealers or agents, in public or private transactions, at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. See “Plan of Distribution.”

Momentive will not receive any proceeds from the resale of the Notes hereunder.

See “Risk Factors” beginning on page 13 of this prospectus for a discussion of certain risks that you should consider before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2013.

i

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. We will update this prospectus to the extent required by law.

We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

ii

SUMMARY

This summary highlights information about Momentive Performance Materials Inc. and the Notes contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, all references to: (i) “Momentive,” the “Company,” “we,” “us” and “our” refer to Momentive Performance Materials Inc. and its subsidiaries and (ii) the “MPM Group” refers to Momentive Performance Materials Holdings Inc. and its subsidiaries.

Company overview

Momentive Performance Materials Inc. was formed through the acquisition of GE Advanced Materials on December 3, 2006. We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. For the twelve months ended December 31, 2012, silicones and quartz represented approximately 91% and 9% of our revenue, respectively. Silicones are a multi-functional family of materials used in a wide variety of products, and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz business manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

On October 1, 2010, our parent, Momentive Performance Materials Holdings Inc. (“MPM Holdings”) and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC and referred to herein as “MSC Holdings”), the direct parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdings”). We refer to this event as the “Momentive Combination.”

As a result of the Momentive Combination, Momentive Holdings became the ultimate parent entity of Momentive and MSC. Momentive Holdings is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. Our manufacturing capacity at our internal sites and our joint venture in China is sufficient to produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and security of supply.

We are one of two producers in the silicones market with global siloxane production capacity. As of December 31, 2012, we had 22 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 5,500 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Revenue and Adjusted EBITDA (as defined in the section entitled “Covenant Compliance” elsewhere herein) for the twelve months ended December 31, 2012 were $2,357 million and $228 million, respectively. Net loss for the twelve months ended December 31, 2012 was $365 million.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

•

Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to industry trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. Our leading end-markets are building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives and a number of other specialty products.

•

Customer Diversification. We have a diverse customer base of more than 5,500 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2012, our top 20 customers accounted for less than 22% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

•	Geographic Diversification. We have a global sales presence, with approximately 38%, 31% and 31% of our 2012 and 2011 revenues generated in the Americas, Europe and Asia, respectively.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 22 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany, as well as a siloxane manufacturing joint venture in Jiande, China, and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, Geesthacht, Germany, Kozuki, Japan and Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We produce siloxane, the key intermediate required to manufacture silicones, in the United States, Germany and Japan, and source siloxane from a joint venture in China. This manufacturing capacity is sufficient to meet the substantial majority of our current requirements for siloxane. We also source a portion of our requirements through long-term and/or supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We believe we are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Risk Factors

Despite our competitive strengths discussed above, investing in the Notes involves a number of risks, including:

•

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations. As of December 31, 2012, we had $3,116 million of consolidated outstanding indebtedness, including short-term borrowings, and, based on the consolidated indebtedness, our annualized cash interest expense is projected to be approximately $291 million based on interest rates at December 31, 2012 without giving effect to any subsequent borrowings under the previous revolving credit facility, the ABL Facility or the Cash Flow Facility, of which $288 million would represent cash interest expense on fixed-rate obligations;

•	If global economic conditions weaken, it will continue to negatively impact our business, results of operations and financial condition;

•

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition;

•	Fluctuations in direct or indirect raw material costs could have an adverse impact on our business; and

•	We depend on certain of our key executives and our ability to attract and retain qualified employees.

For a discussion of the significant risks associated with our business, our industry and investing in the Notes, you should read the section entitled “Risk Factors.”

Our Strategy

We believe that we have opportunities for growth through the following long-term strategies:

Develop and Market New Products. We will continue our efforts to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we expect to create new generations of products and services which will drive revenue and earnings growth over the long term.

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our sales presence around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications. As a result of this capital allocation strategy and anticipated end market growth underlying these specialty segments, we believe high-margin specialty materials will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a trend over the last several years which we believe will continue.

Implement Strategic Cost Reduction Initiatives. In July 2012, we approved restructuring actions in connection with the realignment of our businesses globally. During the year, we made steady progress on these actions as well as on our initiatives to realize further cost savings from the Momentive Combination. Over the next 9 to 15 months, we expect to achieve $30 million of additional cost savings from these programs. We also continue to evaluate other actions that could lead to further savings. As of December 31, 2012, we have realized a total of approximately $27 million and $63 million of cost savings on a run-rate basis in connection with the restructuring and Momentive Combination, respectively, since the inception of these programs.

Capitalize on the Momentive Combination to Grow Revenues. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of our and MSC’s respective global footprints and technology platforms. For instance, we anticipate greater penetration of our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence.

Generate Free Cash Flow and Deleverage. Although the challenging economic environment makes the short-term outlook of the business difficult to predict, we expect to generate significant free cash flow over the long term due to our size, cost structure and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in efficiently managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complemented by our long-dated capital structure with no significant short-term maturities. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

Organizational structure

The chart below is a summary of the organizational structure of Momentive (which excludes our affiliate, MSC) and illustrates the long-term debt outstanding as of December 31, 2012 on an as adjusted basis giving effect to the entry into the ABL Facility and the Cash Flow Facility as described in “—Recent Financing Developments.”

(1)	Guarantor under our ABL Facility and Cash Flow Facility.
(2)	The 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”), 10% Senior Secured Notes due 2020 (the “Senior Secured Notes”) and the Second-Priority Springing Lien Notes due 2021 (the “Second Lien Notes”) are secured by liens on the collateral.
(3)	The Company (excluding its subsidiaries) and the guarantors of the Notes also provide guarantees under (or are borrowers under) the ABL Facility and the Cash Flow Facility.
(4)	The €133 million of Second Lien Notes is converted into the approximate U.S. dollar equivalent using the Company’s Euro exchange rate for the year ended December 31, 2012 of $1.3185 U.S. dollars per Euro.

(5)	As of and for the twelve months ended December 31, 2012, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.7% of our total assets and 31.5% of our net sales after intercompany eliminations.
(6)	Total estimated availability of $270 million, subject to borrowing base availability, of which approximately $196 million would have been available as of December 31, 2012, after giving effect to $74 million of outstanding letters of credit. The ABL Facility covenants include a fixed charge coverage ratio of 1.0 to 1.0 that will only apply if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million. Because we do not currently meet such ratio, we do not currently expect to allow our availability under the ABL Facility to fall below such levels.
(7)	Two indirect non-U.S. subsidiaries hold interests in Momentive Performance Materials (Nantong) Co., Ltd. (“MPM Nantong”), which, as of December 31, 2012, had approximately $23 million in long-term debt outstanding. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of December 31, 2012 was 6.51%. The loan is non-recourse to us and the Note Guarantors and MPM Nantong is currently an unrestricted subsidiary under the Indenture (as defined below). MPM Nantong also has two working capital loan facilities providing for revolving secured loans of up to $16 million (subject to exchange rates), all of which were outstanding as of December 31, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of December 31, 2012 was 6.89%. In addition, MPM Nantong entered in another working capital loan agreement with JiangSu Bank of China providing for revolving unsecured loans up to $15 million (subject to exchange rates), $3 million of which was outstanding as of December 31, 2012. This revolving loan is denominated in Chinese renminbi. The interest rate on this loan as of December 31, 2012 was 6.00%.
(8)	Certain of our non-U.S. subsidiaries are borrowers, or provide guarantees, under the ABL Facility and the Cash Flow Facility but do not guarantee the Notes.
(9)	On July 19, 2012, Momentive Performance Materials Canada ULC issued a dividend of its interest in Momentive Performance Materials GmbH (“MPM GmbH”) to its parent, Momentive Performance Materials Worldwide Inc. (“MPM Worldwide”), and following such dividend MPM GmbH was a wholly-owned direct subsidiary of MPM Worldwide.
(10)	An indirect subsidiary owns Momentive Performance Materials (India) Private Limited, which, as of December 31, 2012, had approximately $2 million in long-term debt outstanding.
(11)	Total estimated availability of $75 million, which may not be borrowed if the borrowing of such amount (or any portion thereof) could be borrowed under the ABL Facility without violating a utilization test under the Cash Flow Facility. The financial maintenance covenant under the Cash Flow Facility provides that a certain secured debt to Adjusted EBITDA ratio may not exceed 5.25 to 1.0 if there are outstanding borrowings thereunder, but we will not be subject to such covenant until the third quarter of 2014.

The Company is a Delaware corporation, with principal executive offices at 260 Hudson River Road, Waterford, NY 12188. The Company’s telephone number is (518) 237-3330, and its website is located at www.momentive.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. The information contained on our website is not a part of this prospectus.

Recent Financing Developments

In April 2013, we entered into two new secured revolving credit facilities: a $270 million asset-based revolving loan facility with a syndicate of lenders, which is subject to a borrowing base (the “ABL Facility”), and a $75 million revolving credit facility with an affiliate of GE, which supplements the ABL Facility and is available subject to a certain utilization test based on borrowing availability under the ABL Facility (the “Cash Flow Facility”). The ABL Facility and Cash Flow Facility replaced our previous senior secured credit facility.

The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets owned by us, our domestic subsidiaries and certain of our foreign subsidiaries, and, in the case of such foreign subsidiaries, machinery and equipment (the “ABL Priority Collateral”), and second-priority liens on certain collateral that generally includes most of our and our domestic subsidiaries’ and certain of our foreign subsidiaries’ assets other than ABL Priority Collateral (the “Notes Priority Collateral”), in each case subject to certain exceptions and permitted liens.

The Cash Flow Facility is secured by, among other things, first-priority liens on the Notes Priority Collateral owned by us and our domestic subsidiaries, which are pari passu with the First Lien Notes, second-priority liens on the ABL Priority Collateral owned by us and our domestic subsidiaries, which are junior to the ABL Facility and pari passu with the First Lien Notes, first-priority liens on Notes Priority Collateral owned by certain of our foreign subsidiaries, which are senior to the ABL Facility, and second-priority liens on the ABL Priority Collateral owned by such foreign subsidiaries, which are junior to the ABL Facility, in each case subject to certain exceptions and permitted liens.

Apollo

Apollo Global Management, LLC is a leading global alternative asset investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2012, Apollo Global Management, LLC had assets under management of approximately $113 billion invested in its private equity, capital markets and real estate businesses.

Offering Summary

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before investing in the Notes. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer	Momentive Performance Materials Inc.

Notes Offered	Up to $124,323,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016

Maturity Date	The Notes will mature on December 1, 2016.

Interest	The Notes bear interest at a rate per annum equal to 11 1/2%. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year in arrears.

Guarantees	The Notes are guaranteed on an unsecured senior subordinated basis by each of Momentive’s existing U.S. subsidiaries that is a guarantor under its Cash Flow Facility and each of its future U.S. subsidiaries that guarantee any debt of the Company or a Note Guarantor. If Momentive fails to make payments on the Notes, the Note Guarantors must make them instead (the “Note Guarantees”). Under certain circumstances, the Note Guarantors may be released from the Note Guarantees without the consent of the holders of the Notes.

The Notes are not guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent.

See “Description of Notes—Note Guarantees.”

The majority of our business is conducted through non-U.S. subsidiaries that are not guarantors of the notes. As of and for the twelve months ended December 31, 2012, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.7% of our total assets and 31.5% of our net sales after intercompany eliminations.

Ranking	The Notes and the Note Guarantees are our and the Note Guarantors’ unsecured senior subordinated obligations and rank:

•	junior in right of payment to all our and the Note Guarantors’ existing and future senior indebtedness, including the ABL Facility, the Cash Flow Facility, the Senior Notes and the guarantees thereof;

•	equally in right of payment with all of our and the Note Guarantors’ existing and future senior subordinated indebtedness; and

•	senior in right of payment to all of our and the Note Guarantors’ existing and future subordinated indebtedness.

The Notes and the Note Guarantees are effectively subordinate in right of payment to all of our and the Note Guarantors’ existing and future secured indebtedness, including indebtedness under the ABL Facility, the Cash Flow Facility, the Senior Notes and the guarantees thereof, to the extent of the value of the assets securing such indebtedness.

The Notes and the Note Guarantees are also effectively subordinate to all of the liabilities and obligations, including trade payables, of each of our non-guarantor subsidiaries, some of which provide guarantees under our ABL Facility and Cash Flow Facility.

As of December 31, 2012, we had $3,116 million of consolidated outstanding indebtedness, including short-term borrowings, and, based on the consolidated indebtedness, our annualized cash interest expense is projected to be approximately $291 million based on interest rates at December 31, 2012, without giving effect to any subsequent borrowings under the ABL Facility and the Cash Flow Facility (each as described in “—Recent Financing Developments”), of which $288 million would represent cash interest expense on fixed rate obligations.

See “Description of Notes—Ranking.”

Optional Redemption	We may redeem some or all of the Notes at any time at the redemption prices set forth under “Description of Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, unless we have exercised our right to redeem your Notes as described above, you will have the right to require us to purchase all or a portion of your Notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See “Description of Notes—Change of Control.

Certain Covenants	The Indenture that governs the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	grant liens on assets;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Notes—Certain covenants.”

Use of Proceeds

The net proceeds from the sale of the securities offered by this prospectus will be received by the selling security holders. Momentive will not receive any of the proceeds from any sale by the selling security holders of the securities covered by this prospectus. See “Use of Proceeds” and “Selling Security Holders.”

Risk Factors

Investment in the Notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the Notes.

Summary Consolidated Financial Data

The following table presents the Company’s summary historical financial information as of and for the periods presented. The summary historical financial information as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 have been derived from, and should be read in conjunction with, the Company’s audited financial statements included elsewhere in this prospectus.

You should read this summary historical consolidated financial data in conjunction with “Selected Historical Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with all of the financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,
(dollars in millions)	2012	2011	2010
Statement of Operations Data:
Net sales	$2,357	2,637	2,588
Costs and expenses:
Cost of sales, excluding depreciation	1,705	1,798	1,645
Selling, general and administrative expenses	392	389	388
Depreciation and amortization expenses	187	197	197
Research and development expenses	69	78	73
Restructuring and other costs	43	33	23

Operating (loss) income	$(39)	142	262
Other income (expenses)
Interest expense, net	(277)	(256)	(249)
Other income, net	11	—	—
(Loss) gain on extinguishment and exchange of debt	(57)	7	(78)

Loss before income taxes (benefit) and earnings (losses) from unconsolidated entities	$(362)	(107)	(65)
Income taxes (benefit)	8	27	(2)

Loss before earnings (losses) from unconsolidated entities	$(370)	(134)	(63)
Earnings (losses) from unconsolidated entities	5	(6)	—

Net loss	$(365)	(140)	(63)
Net income attributable to noncontrolling interest	—	(1)	(1)

Net loss attributable to Momentive Performance Materials Inc.	$(365)	(141)	(64)

Balance Sheet Data (at period end):
Cash and cash equivalents	$110	199	250
Working capital (1)	290	378	493
Property and equipment, net	1,016	1,084	1,109
Total assets	2,904	3,161	3,288
Total debt (2)	3,116	2,934	2,979
Total deficit	(1,148)	(736)	(604)
Cash Flow Data:
Operating activities	$(95)	106	253
Investing activities	(102)	(120)	(95)
Financing activities	111	(41)	(112)

	Year ended December 31,
(dollars in millions)	2012	2011	2010
Other Financial Data:
Capital expenditures (3)	$98	116	95
Maintenance capital expenditures (4)	49	60	54
Adjusted EBITDA (5)	228	385	524
Segment EBITDA (6)	214	379	492

(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.
(3)	Capital expenditures are presented on an accrual basis.
(4)	Includes maintenance and environment, health and safety capital expenditures, which amounts are included in total capital expenditures.
(5)	See “Covenant Compliance” for a discussion of Adjusted EBITDA and a reconciliation of net loss attributable to the Company to Adjusted EBITDA.
(6)	We have provided Segment EBITDA in this prospectus because it is the primary performance measure used by our senior management and our board of directors to evaluate operating results and allocate capital resources. EBITDA and Segment EBITDA are not presentations made in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and our use of the terms EBITDA and Segment EBITDA may vary from that of others in our industry. EBITDA and Segment EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as measures of liquidity derived in accordance with GAAP. EBITDA and Segment EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

Segment EBITDA, in addition to the adjustments set forth under EBITDA above, does not include certain non-cash and certain other income and expenses. Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of Segment EBITDA to net loss attributable to the Company.

Ratio of Earnings to Fixed Charges

	Year ended December 31,
	2012	2011	2010

Ratio of earnings to fixed charges (1)	N/A	N/A	N/A

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal years ended December 31, 2012, 2011 and 2010, earnings were insufficient to cover fixed charges and there was a deficiency of $362 million, $107 million and $65 million, respectively.

RISK FACTORS

Investing in the Notes involves a high degree of risk. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay the Notes. In such case, you may lose all or part of your original investment.

Risks Related to the Notes

Your right to receive payments on the Notes is junior to those lenders who have a security interest in our assets.

Our obligations under the Notes and the Note Guarantors’ obligations under the Note Guarantees are unsecured, but the obligations under our ABL Facility, Cash Flow Facility and the Senior Notes, including the guarantees thereof, will be secured by substantially all of our assets and the assets of the borrowers and guarantors under the ABL Facility, Cash Flow Facility and the Senior Notes, including MPM and the Note Guarantors. If we are declared bankrupt or insolvent, or if we default under our ABL Facility or Cash Flow Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture under which the Notes were issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor of the Notes, then that Guarantor will be released from its guarantee of the Notes automatically and immediately upon such sale. In any such event, because the Notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Your right to receive payments on the Notes will be junior to all of our and the Note Guarantors’ senior indebtedness, including our and the Note Guarantors’ obligations under the ABL Facility, the Cash Flow Facility, the Senior Notes and other existing and future senior debt.

The Notes are general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness, including the ABL Facility, Cash Flow Facility and Senior Notes. The senior subordinated guarantees will be general unsecured obligations of the Note Guarantors that will be junior in right of payment to all of the applicable Note Guarantors’ existing and future senior indebtedness, including their guarantee of the Senior Notes.

We and the Note Guarantors may not pay principal, premium, if any, interest or other amounts on account of the Notes or the Note Guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our ABL Facility, Cash Flow Facility and Senior Notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the Note Guarantors may not be permitted to pay any amount on account of the Notes or the Note Guarantees for a designated period of time.

Because of the subordination provisions in the Notes and the Note Guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any guarantor, our or the applicable Note Guarantor’s assets will not be available to pay obligations under the Notes or the applicable Note Guarantee until we or the applicable guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the Notes or the applicable Note Guarantee, including payments of principal or interest when due.

As of December 31, 2012, on a pro forma basis after giving effect to the ABL Facility and Cash Flow Facility, we would have had approximately $2,686 million of Secured Indebtedness outstanding. The indenture governing the Notes permits the incurrence of substantial additional indebtedness, including senior debt, by us and our subsidiaries in the future.

The Notes are structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Note Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, insolvency, liquidation or reorganization of any subsidiaries that are not Note Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company. As of December 31, 2012, the Company’s subsidiaries that are not Note Guarantors had total liabilities (excluding intercompany obligations) of approximately $594 million.

The Company’s subsidiaries that are not Note Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of and for the twelve months ended December 31, 2012, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.7% of our total assets and 31.5% of our net sales after intercompany eliminations.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness, including the Notes, depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Fraudulent conveyance laws and other limitations on the enforceability of the Notes or the Note Guarantees may adversely affect the validity and enforceability of the Notes or Note Guarantees.

Although laws differ from state to state, in general, the issuance of the Notes, the related Note Guarantees and security securing the Notes and the related Guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the Company or the Note Guarantors become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the Note, the related Note Guarantees or the security interest with respect to the Notes or the related Note Guarantees. A court might do so if it found that when the Company issued the Notes or the Note Guarantor entered into its Note Guarantee or when either of them pledged assets to secure the Notes or related Note Guarantees or, in some cases, when payments became due under the Notes or the related Note Guarantees, the Company or the Note Guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the Company’s or such Note Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

A court might also void the issuance of Notes, a related Note Guarantee or the pledge of assets to secure the Notes or the related Note Guarantees, without regard to the above factors, if the court found that the Company issued the Notes or the Note Guarantor entered into its Note Guarantee, or either of them secured the Notes or the related Note Guarantees with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Company or a Note Guarantor did not receive reasonably equivalent value or fair consideration for the Notes or its related Note Guarantee, respectively, or did not receive reasonably equivalent value or fair consideration for the pledge of assets to secure the Notes or its related Note Guarantee, respectively, if the Company or such Note Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or a related Note Guarantee, you may no longer have a claim against the Company or the applicable Note Guarantor. If a court were to void the pledge of assets securing the Notes or related Note Guarantee, you would no longer have a claim against the collateral intended to secure the Notes or the related Note Guarantees. Sufficient funds to repay the Notes may not be available from other sources, including the remaining Note Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Company or such Note Guarantor.

The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

To the extent a court voids any of the Notes or the related Note Guarantees as fraudulent transfers or holds any of the Notes or the related Note Guarantees unenforceable for any other reason, holders of Notes may cease to have any direct claim against the Company or the applicable Note Guarantor. If a court were to take any of these actions, the assets of the Company or the applicable Note Guarantor might be applied first to satisfy the other liabilities of the Company or the applicable Note Guarantor, if any, before any portion of the assets could be applied to the payment of the Notes.

The Company may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding notes, including the Notes, at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our ABL Facility and Cash Flow Facility or in our future indebtedness will not allow such repurchases. Our failure to repurchase the Notes upon a change of control would cause a default under the Indenture and a cross-default under the ABL Facility and Cash Flow Facility. The ABL Facility and Cash Flow Facility also provide that a change of control will be an event of default that permits lenders to accelerate the maturity of borrowings thereunder. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture or the indentures governing our existing notes. See “Description of Notes—Change of Control.”

In addition, the definition of “Change of Control” in the Indenture includes the disposition of substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Investors may not be able to determine when a change of control giving rise to their right to have the Notes repurchased by the Company has occurred following a sale of “substantially all” of the Company’s assets.

Specific kinds of change of control events of the Company require the Company to make an offer to repurchase all outstanding Notes or exercise its right to redeem such Notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of the Company and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the Notes.

The change of control repurchase provisions that require the Company to make an offer to repurchase all outstanding Notes or exercise their right to redeem such Notes are a result of negotiations among the Company and the initial purchaser of the Notes. Therefore, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the Indenture governing the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

Our controlling shareholder currently has and may have in the future a significant interest in the Notes.

Apollo, our controlling stockholder, through an affiliate acquired Notes. Apollo owns approximately $124,323,000 million principal amount of the Notes as of May 1, 2013, which collectively represents approximately 32.6% of the total outstanding Notes. While Apollo’s voting rights will be limited in certain circumstances pursuant to the terms of the Notes, Apollo may be able to exercise its full rights in connection with any bankruptcy of the Company or any restructuring involving the Notes. Apollo may continue to have a significant interest in the Notes until the Notes offered hereby are resold and Apollo’s interests may differ from, and be in conflict with, the interests of other holders of the Notes.

Risks Related to Our Indebtedness

We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.

We have substantial consolidated indebtedness. As of December 31, 2012, we had $3,116 million of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. Our projected annualized cash interest expense would be approximately $291 million based on our consolidated indebtedness and interest rates at December 31, 2012 without giving effect to any subsequent borrowings under the ABL Facility or the Cash Flow Facility (each as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus, as applicable), of which $288 million would represent cash interest expense on fixed-rate obligations.

Our ability to generate sufficient cash flows from operations to make scheduled debt service payments depends on a range of economic, competitive and business factors, many of which are outside of our control. Continued or increased weakness in economic conditions and our performance beyond our expectations would exacerbate these risks. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. Although in the past we have generally generated sufficient cash flows from operations to make scheduled debt service payments, in the twelve months ended December 31, 2012, our Segment EBITDA was insufficient to cover our interest expense, and we may continue to experience such shortfalls in the future. To the extent our cash flow from operations is insufficient to fund our debt service obligations, aside from our current liquidity, we would be dependent on outside capital to meet the funding of our debt service obligations and to fund capital expenditures and other obligations. As a result, unless our cash flow from operations improves, we may be forced to reduce or delay capital expenditures, sell assets, raise debt or equity capital or seek to restructure or refinance our indebtedness. These affirmative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flows to satisfy our outstanding debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Availability under the ABL Facility will be subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. We estimate that our borrowing base as of December 31, 2012 would have been approximately $270 million (although the actual borrowing base will be subject to appraisals and reserves and could be lower), and on a pro forma basis giving effect to the ABL Facility and Cash Flow Facility, we would have had $74 million of drawn letters of credit and no revolver borrowings under our previous senior secured credit facilities. However, the borrowing base will be determined based on appraisals and will be subject to various reserves, so the actual borrowing base could be lower. Our liquidity could be significantly impaired to the extent the borrowing base is lower than we expect.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness and other commitments and obligations could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies, or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit our ability to borrow additional funds or dispose of assets; and

•	it may limit our ability to fully achieve possible cost savings from the Momentive Combination.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

The terms governing our outstanding debt, including restrictive covenants, may adversely affect our operations.

The terms governing our outstanding debt contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We may be unable to maintain compliance with the financial maintenance covenants in our secured revolving credit facilities, which could result in an event of default under the credit agreements governing such facilities that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

The credit agreement governing the ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 at any time when the availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million. The fixed charge coverage ratio under the agreement governing the ABL Facility is defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a last twelve months, or LTM, basis. Because we do not currently meet such ratio, we do not currently expect to allow our availability under the ABL Facility to fall below such levels.

A breach of our fixed charge coverage ratio covenant, if in effect, would result in an event of default under our ABL Facility. Pursuant to the terms of the credit agreement governing the ABL Facility, our direct parent company will have the right, but not the obligation, to cure such default through the purchase of additional equity in up to three of any four consecutive quarters. If a breach of a fixed charge coverage ratio covenant is not cured or waived, or if any other event of default under the ABL Facility occurs, the lenders under such credit facility:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under such ABL Facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•	could apply all of our available cash that is subject to the cash sweep mechanism of the ABL Facility to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

The ABL Facility also provides for “springing control” over the cash in our deposit accounts constituting collateral for the ABL Facility, and such cash management arrangements include a cash sweep at any time that availability under the ABL Facility is less than the greater of (1) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (2) $27 million. Such cash sweep, if in effect, will cause all our available cash to be applied to outstanding borrowings under the ABL Facility. If we satisfy the conditions to borrowing under the ABL Facility while any such cash sweep is in effect, we may be able to make additional borrowings under the ABL Facility to satisfy our working capital and other operational needs. If we do not satisfy the conditions to borrowing, we will not be permitted to make additional borrowings under the ABL Facility, and we will not have sufficient cash to satisfy our working capital and other operational needs. The availability threshold for triggering a cash sweep is the same availability threshold for triggering the fixed charge coverage ratio covenant under the ABL Facility. Since we currently do not satisfy the fixed charge coverage ratio covenant, such failure would constitute a default under the ABL Facility, and such default would result in a failure to satisfy the conditions to borrowing under the ABL Facility. Accordingly, if our availability falls below this threshold, our cash will be swept pursuant to the cash management provisions under the ABL Facility and we would not be permitted to make additional borrowings under the ABL Facility, resulting in our failure to have sufficient cash to satisfy our working capital and other operational needs.

The terms governing our indebtedness limit our ability to sell assets and also restrict the use of proceeds from that sale, including restrictions on transfers from us to MSC and vice versa. We may be unable to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets is, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our consolidated debt obligations in the event of an acceleration of any of our consolidated indebtedness.

In addition, the financial maintenance covenant in the credit agreement governing our Cash Flow Facility provides that beginning in the third quarter of 2014, the first full quarter following the one year anniversary of our entry into the Cash Flow Facility, at any time that loans are outstanding under the facility, we are required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio.” Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1 as of the last day of the applicable quarter (beginning with the last day of the third quarter of 2014). If the Cash Flow Facility had been in effect as of December 31, 2012, although we would not have been required to meet such ratio requirement, as of December 31, 2012, we would have had a Senior Secured Leverage Ratio of 4.43 to 1.0 under the Cash Flow Facility. As of December 31, 2012, we were in compliance with the Senior Secured Leverage Ratio covenant under our previous senior secured credit facility. If business conditions remain weak or further deteriorate beyond our current expectations, we may not be able to comply with this leverage ratio covenant when it becomes effective beginning with the third quarter of 2014. If we are at risk of failing to comply with our leverage ratio covenant, we would pursue additional cost saving actions, restructuring initiatives or other business or capital/debt structure optimization measures available to us to remain in compliance with this covenant, but any such measures may be unsuccessful or may be insufficient to maintain compliance with our leverage ratio covenant.

A failure to comply with the leverage ratio covenant or the other covenants contained in the credit agreement governing the Cash Flow Facility, the indentures governing our notes or other existing indebtedness could result in an event of default under the existing agreements that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

The breach of such leverage ratio covenant would result in an event of default under the Cash Flow Facility if we had any exposure thereunder. Pursuant to the terms of the credit agreement governing the Cash Flow Facility, our direct parent company has the right, but not the obligation, to cure such default through the purchase of additional equity in up to three of any four consecutive quarters. If a breach of the leverage ratio covenant is not cured or waived, or if any other event of default under the Cash Flow Facility occurs, the lender under such credit facility:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding under such revolving credit facility, together with accrued and unpaid interest and fees, due and payable;

•	could require us to apply all of our available cash to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

If the indebtedness under the ABL Facility, the Cash Flow Facility or our existing notes were to be accelerated after an event of default, our respective assets may be insufficient to repay such indebtedness in full and our lenders could foreclose on the assets pledged under the applicable facility. Under these circumstances, a refinancing or additional financing may not be obtainable on acceptable terms, or at all, and we may be forced to explore a restructuring.

We may be unable to generate sufficient cash flows from operations to pay dividends or distributions to our direct parent company in amounts sufficient for it to pay its debt.

Our direct parent company has incurred substantial indebtedness, and likely will need to rely upon distributions from us to pay such indebtedness. As of December 31, 2012, the aggregate principal amount outstanding of MPM Holdings’ PIK notes due June 2017 was $767 million. These notes accrue interest in-kind until maturity and will increase our direct parent’s debt over time.

We and our subsidiaries may not generate sufficient cash flows from operations to pay dividends or distributions in amounts sufficient to allow our direct parent company to pay principal and cash interest on its debt upon maturity. See “We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.” above. To the extent that we need to utilize our cash flow to fund our cash flow needs, we would not expect to be able to pay dividends to our parent. In addition, the restricted payments covenant in the indentures governing our notes, as well as similar restrictions in our secured revolving credit facilities, generally limit our ability to pay dividends to our parent except out of 50% of our cumulative net income and certain baskets. If we are unable to generate net income significantly in excess of our historical performance, which would require significant improvement in industry conditions and our performance, these covenants would likely prohibit us from providing distributions to our parent. If our direct parent company is unable to meet its debt service obligations, it could attempt to restructure or refinance their indebtedness or seek additional equity capital. It may be unable to accomplish these actions on satisfactory terms, if at all. A default under our direct parent company’s debt instruments could lead to a change of control under our debt instruments and lead to an acceleration of all outstanding loans under our secured revolving credit facilities and other indebtedness.

Repayment of our debt, including required principal and interest payments, depends on cash flows generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness depends, to a significant extent, on the generation of cash flows and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our indebtedness exposes us to interest expense increases if interest rates increase.

As of December 31, 2012, $47 million, or approximately 2%, of our borrowings, were at variable interest rates and expose us to interest rate risk. Borrowings under our ABL Facility and the Cash Flow Facility, of which none were outstanding as of December 31, 2012, are also subject to variable interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase of 1% in the interest rates payable on our variable rate indebtedness would increase our annual estimated debt-service requirements by less than $1 million assuming our consolidated variable interest rate indebtedness outstanding as of December 31, 2012 remains the same.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”) maintain credit ratings on us and certain of our debt. Each of these ratings is currently below investment grade. Our ratings by S&P and Moody’s were downgraded in 2012. Any decision by these ratings agencies to downgrade such ratings or put them on negative watch in the future could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers of raw materials or other vendors.

Risks Related to Our Business

If global economic conditions remain weak or further deteriorate, it will negatively impact our business, results of operations and financial condition.

Global economic and financial market conditions, including severe market disruptions such as those that occurred in late 2008 and 2009 and the potential for a significant and prolonged global economic downturn, have impacted or could continue to impact our business operations in a number of ways including, but not limited to, the following:

•	reduced demand in key customer segments, such as automotive, building, construction and electronics, compared to prior years;

•

payment delays by customers and reduced demand for our products caused by customer insolvencies and/or the inability of customers to obtain adequate financing to maintain operations. This situation could cause customers to terminate existing purchase orders and reduce the volume of products they purchase from us and further impact our customers’ ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer;

•	insolvency of suppliers or the failure of suppliers to meet their commitments resulting in product delays;

•

more onerous credit and commercial terms from our suppliers such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us; and

•

potential delays in accessing our secured revolving credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all, and the potential inability of one or more of the financial institutions included in our secured revolving credit facilities to fulfill their funding obligations. Should a bank in our ABL Facility or Cash Flow Facility be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Global economic conditions may remain weak or further deteriorate. In such event, the negative effects described above would likely be exacerbated and our liquidity, as well as our ability to maintain compliance with the financial maintenance covenant in our credit facility, could be significantly affected. See “Risks Related to our Indebtedness—We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.” and “—We may be unable to maintain compliance with the financial maintenance covenants in our secured revolving credit facilities, which could result in an event of default under the credit agreements governing such facilities that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.” As a result, it may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs, sell assets or incur additional borrowings which may not be available or may only be available on terms significantly less advantageous than our current credit terms and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition. In addition, if the global economic environment deteriorates or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at October 1, 2012. This could result in additional goodwill or other asset impairments, which could negatively impact our business, results of operations and financial condition.

Due to recent worldwide economic developments, the short-term outlook for 2013 for our business is difficult to predict. In the fourth quarter of 2012, sales increased approximately 2% in our silicones business versus the third quarter of 2012, primarily as a result of normal seasonality and increasing demand in the Asia markets. Sales at our Quartz business declined significantly in the fourth quarter, as compared to the third quarter, as a result of the cyclical downturn in the semiconductor capital equipment industry. We expect the continued volatility in the global markets, economic softness across the world and lack of consumer confidence, as well as continued over-capacity in our industry, will continue to adversely impact our results for 2013.

Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.

The prices of our direct and indirect raw materials have been, and we expect them to continue to be, volatile. If the cost of direct or indirect raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. Increases in prices for our products could also hurt our ability to remain both competitive and profitable in the markets in which we compete.

Although some of our materials contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may be unable to purchase raw materials at market prices. In addition, some of our customer contracts have fixed prices for a certain term, and as a result, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.

Our manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things:

•	new or existing laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers; and

•	natural disasters.

Many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers.

For example, our silicones business is highly dependent upon access to silicon metal, a key raw material, and siloxane, an intermediate product that is derived from silicon metal. While silicon is itself abundant, silicon metal is produced through a manufacturing process and, in certain geographic areas, is currently available through a limited number of suppliers. In North America, there are only two significant silicon metal suppliers. In 2009 and 2010, two of our competitors acquired silicon metal manufacturing assets in North America and Europe, respectively, becoming vertically integrated in silicon metal for a portion of their supply requirements and reducing the manufacturing base of certain independent silicon metal producers. In addition, silicon metal producers face a number of regulations that affect the supply or price of silicon metal in some or all of the jurisdictions in which we operate. For example, significant anti-dumping duties of up to 139.5% imposed by the U.S. Department of Commerce and the International Trade Commission against producers of silicon metal in China and Russia effectively block the sale by all or most producers in these jurisdictions to U.S. purchasers, which restricts the supply of silicon metal and results in increased prices. We currently purchase silicon metal under multi-year, one-year or short-term contracts and in the spot market. We typically purchase silicon metal under contracts in the U.S. and Europe and in the spot market in Asia Pacific.

Our silicones business also relies heavily on siloxane as an intermediate product. Our manufacturing capacity at our internal sites and our joint venture in China is sufficient to meet the substantial majority of our current siloxane requirements. We also source a portion of our requirements from Asia Silicones Monomer Limited (“ASM”) under an existing off-take agreement. In addition, from time to time we enter into supply agreements with other third parties to take advantage of favorable pricing and minimize our cost. There are also a limited number of third-party siloxane providers, and the supply of siloxane may be limited from time to time. In addition, regulation of siloxane producers can also affect the supply of siloxane. For example, in January 2006, the Ministry of Commerce of the People’s Republic of China issued a final determination of an anti-dumping investigation that imposed anti-dumping duties on all siloxane manufacturers, including us, ranging from 13% to 22%. These duties were terminated in January 2011. In late May 2009, China’s Ministry of Commerce also concluded an anti-dumping investigation of siloxane manufacturers in Thailand and South Korea, which resulted in an imposition of a 5.4% duty against our supplier, ASM, in Thailand, a 21.8% duty against other Thailand companies and a 25.1% duty against Korean companies.

Our quartz production relies heavily on naturally occurring quartz sand, which is currently available from a limited number of suppliers. A significant amount of the market for this sand is controlled by the Unimin Corporation (“Unimin”). Our long term purchase agreement with Unimin expired on December 31, 2012, and we are currently negotiating the terms of a new long term agreement with Unimin. While we expect to enter into a new agreement with Unimin in 2013, there can be no assurance that we will enter into such an agreement.

Should any of our key suppliers fail to deliver these or other raw materials or intermediate products to us or no longer supply us, we may be unable to purchase these materials in necessary quantities, which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs or place our customers on an allocation of our products. In addition, we cannot predict whether new regulations or restrictions may be imposed in the future on silicon metal, siloxane or other key materials, which may result in reduced supply or further increases in prices. We cannot assure investors that we will be able to renew our current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on our business.

Our production facilities are subject to significant operating hazards which could cause environmental contamination, personal injury and loss of life, and severe damage to, or destruction of, property and equipment.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including human exposure to hazardous substances, pipeline and equipment leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, a number of our operations are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. Our operations or adjacent operations could result in personal injury or loss of life, severe damage to or destruction of property or equipment, environmental damage, or a loss of the use of all or a portion of one of our key manufacturing facilities. Such events at our facilities or adjacent third-party facilities, could have a material adverse effect on us.

We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. supranational, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world.

Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. In 2012, we incurred capital expenditures of $17 million to comply with environmental laws and regulations and to make other environmental improvements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures, which could have a material adverse effect on our business.

Actual and alleged environmental violations have been identified at our facility in Waterford, New York. We are cooperating with the New York State Department of Environmental Conservation (the “NYSDEC”) and the U.S. Environmental Protection Agency (the “USEPA”), and the U.S. Department of Justice in their respective investigations of that facility’s compliance with certain applicable environmental requirements, including certain requirements governing the operation of the facility’s hazardous waste incinerators. Although we currently believe that the costs and potential penalties associated with these investigations will not have a material adverse impact on our business, these investigations may result in administrative, civil or criminal enforcement by the State of New York and/or the United States and resolution of such enforcement actions will likely require payment of a monetary penalty and/or the imposition of other civil or criminal sanctions.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation, and continues to expand the scope of such legislation. The USEPA has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could significantly increase our energy costs, and may also require us to incur material capital costs to modify our manufacturing facilities.

In addition, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been sent, treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be strict, joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved regardless of our fault or whether we are aware of the conditions giving rise to the liability. Environmental conditions at these sites can lead to environmental cleanup liability and claims against us for personal injury or wrongful death, property damages and natural resource damages, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

We have been notified that we are or may be responsible for environmental remediation at certain sites in the United States. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

In addition, in the normal course of our business, we are required to provide financial assurances for contingent future costs associated with certain hazardous waste management and remedial activities. Pursuant to financial assurance requirements set forth in state hazardous waste permit regulations applicable to our manufacturing facilities in Waterford, NY and Sistersville, WV, we have provided letters of credit in the following amounts: $25.3 million for closure and post-closure care for the Waterford and the Sistersville facilities; and $10 million (annual aggregate) for accidental occurrences at the Waterford and Sistersville facilities. We are currently in discussions with the NYSDEC regarding the renewal of our Waterford facility’s hazardous waste permit. In connection with the renewal, the NYSDEC may increase the financial assurances we are required to provide for this facility, which may result in a material increase in the amount of letters of credit or other assurance we must deliver. One or more of our facilities may also in the future be subject to additional financial assurance requirements imposed by governmental authorities, including the USEPA. In this regard, the USEPA has identified chemical manufacturing as an industry for which it plans to develop, as necessary, proposed regulations identifying appropriate financial assurance requirements pursuant to §108(b) of CERCLA. Any increase in financial assurances required for our facilities in connection with environmental, health and safety laws or regulations or the maintenance of permits would likely increase our costs and could also materially impact our financial position. For example, to the extent we issue letters of credit under our ABL Facility to satisfy any financial assurance requirements, we would incur fees for the issuance and maintenance of these letters of credit and the amount of borrowings that would otherwise be available to us under such facility would be reduced.

Future chemical regulatory actions may decrease our profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Union enacted a regulation known as REACH. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented, or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on the affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have a material adverse effect on our financial condition, cash flows and profitability.

Similarly, the Canadian government is implementing an initiative to review certain chemical products for potential environmental and human health and safety impacts. The list of products being reviewed includes several chemicals sold by us. We are part of an industry organization that is working with the Canadian government to develop relevant data and information. Upon review of such data and information, the Canadian government may enact regulations that would limit our ability to sell the affected chemicals in Canada. As part of this initiative, based upon modeled potential impacts on the aquatic environment, the Canadian government has listed as environmentally toxic octamethylcyclotetrasiloxane, or D4, a chemical substance that we manufacture. The Canadian government has issued regulations to minimize the discharge of D4 from industrial facilities into the aquatic environment. We cannot at this time estimate the effect of these regulations on us or our financial condition, cash flows and profitability, but it could be material. The European Union is also reviewing D4, as well as decamethylcyclopentasiloxane, or D5, another chemical substance we manufacture, and may, pursuant to REACH, regulate the manufacture, import and/or use of these two chemical substances in the European Union. The USEPA has also stated that they are reviewing the potential environmental risks posed by these two substances to determine whether regulatory measures are warranted, and we and other silicones industry members are discussing with the USEPA the possibility of the silicones industry conducting certain studies to obtain relevant data. Finally, the Norwegian Climate and Pollution Agency has published a November 2011 study that identifies D4 and D5 as potential candidates for listing as persistent organic pollutants pursuant to the Stockholm Convention on Persistent Organic Pollutants (the “Stockholm Convention”), an international treaty aimed at eliminating or minimizing the release of organic chemicals that are toxic, resistant to degradation in the environment, and transported and deposited far from the point of release. Regulation of our products containing such substances by the European Union, Canada, the United States, parties to the Stockholm Convention and/or other jurisdictions would likely reduce our sales within the jurisdiction and possibly in other geographic areas as well. These reductions in sales could be material depending upon the extent of any such additional regulations.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including siloxanes. These programs are part of a program to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or de-selection of our products for specific applications. These restrictions, liability, and product de-selection could have a material adverse effect on our business, our financial condition and/or liquidity.

Scientists periodically conduct studies on the potential human health and environmental impacts of chemicals, including products we manufacture and sell. Also, nongovernmental advocacy organizations and individuals periodically issue public statements alleging human health and environmental impacts of chemicals, including products we manufacture and sell. Based upon such studies or public statements, our customers may elect to discontinue the purchase and use of our products, even in the absence of any government regulation. Such actions could significantly decrease the demand for our products and, accordingly, have a material adverse effect on our business, financial condition, cash flows and profitability.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or based upon the use of our products could result in significant liability for us, which could have a material adverse effect on our business, financial condition and/or profitability.

Because we manufacture and use materials that are known to be hazardous, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, our products and/or manufacturing processes and facilities before we may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, we may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Products we have made or used could be the focus of legal claims based upon allegations of harm to human health. While we cannot predict the outcome of suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address litigation and are adequately insured to cover foreseeable future claims. However, an unfavorable outcome in these litigation matters could have a material adverse effect on our business, financial condition and/or profitability and cause our reputation to decline.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce and use hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products we produce and use, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. Additionally, we may face lawsuits alleging personal injury or property damage by neighbors living near our production facilities. These lawsuits could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

As a global business, we are subject to numerous risks associated with our international operations that could have a material adverse effect on our business.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations, including, but not limited to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	unsettled political conditions and possible terrorist attacks against U.S. interests; and

•	natural disasters or other catastrophic events.

Our international operations expose us to different local political and business risks and challenges. For example, we face potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, some of our operations are located in regions that may be politically unstable, having particular exposure to riots, civil commotion or civil unrests, acts of war (declared or undeclared) or armed hostilities or other national or international calamity. In some of these regions, our status as a U.S. company also exposes us to increased risk of sabotage, terrorist attacks, interference by civil or military authorities or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to natural disasters such as storms, floods, fires and earthquakes. It would be difficult or impossible for us to relocate these operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. or non-Western Europe countries.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may fail to develop and implement policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2012, approximately 68% of our net sales originated outside the United States. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which it records revenues. Given the volatility of exchange rates, we may not manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations, including our tax obligations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have entered and expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential material adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

The European debt crisis and related European financial restructuring efforts have contributed to instability in global credit markets and may cause the value of the Euro to further deteriorate. If global economic and market conditions, or economic conditions in Europe, the United States or other key markets remain uncertain or deteriorate further, the value of the Euro and the global credit markets may weaken. While we do not transact a significant amount of business in Greece, Italy or Spain, the general financial instability in those countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur, it could adversely affect our European customers and suppliers and in turn have a materially adverse effect on our international business and results of operations.

Increased energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. Oil and natural gas prices have fluctuated greatly over the past several years and we anticipate that they will continue to do so. Our energy costs represented approximately 7% of our total cost of sales for the fiscal years ended December 31, 2012, 2011 and 2010 respectively.

Our operating expenses will increase if our energy prices increase. Increased energy prices may also result in greater raw materials costs. If we cannot pass these costs through to our customers, our profitability may decline. In addition, increased energy costs may also negatively affect our customers and the demand for our products.

We face increased competition from other companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. This has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products. Growth in substitute products could adversely affect our market share, net sales and profit margins.

There is also a trend in our industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete, negatively affecting our ability to remain competitive.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives, including the Momentive Combination and those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including but not limited to, the following: the shared services agreement between us and MSC, dated October 1, 2010, as amended on March 17, 2011 (the “Shared Services Agreement”), may be viewed negatively by vendors, customers or financing sources, negatively impacting potential benefits; any difficulty or inability to integrate shared services with our business; higher than expected severance costs related to staff reductions; higher than expected retention costs for employees that will be retained; higher than expected stand-alone overhead expenses; delays in the anticipated timing of activities related to our cost-saving plan; increased complexity and cost in collaborating between us and MSC and establishing and maintaining shared services; and other unexpected costs associated with operating our business.

Our ability to realize the benefits of the Momentive Combination also may be limited by applicable limitations under the terms of our debt instruments. These debt instruments generally require that transactions between us and MSC with a value in excess of a de minimis threshold be entered into on an arm’s-length basis. These constraints could result in significantly fewer cost savings and synergies than would occur if these limitations did not exist. Our ability to realize intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties, and other logistical difficulties associated with integration.

The Shared Services Agreement expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the Shared Services Agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period. If the Shared Services Agreement is terminated, it could have a negative effect on our business, results of operations and financial condition, as we would need to replace the services that were being provided by MSC, and would lose the benefits we were generating under the agreement at the time.

If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Shared Services Agreement, it would adversely affect our profitability and financial condition. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure. As market and economic conditions change, we may also make changes to our operating cost structure. To the extent we are permitted to include the pro forma impact of such cost savings initiatives in the calculation of financial covenant ratios under our secured revolving credit facilities, our failure to realize such savings could impact our compliance with such covenants.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

Our production processes and products are specialized; however, we could face intellectual property infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the skills, experience and efforts of Craig O. Morrison, our Chief Executive Officer and President, and William H. Carter, our Chief Financial Officer, and other key members of our leadership team. We do not maintain any key-man insurance on any of these individuals. In addition, our success will depend on, among other factors, our ability to attract and retain other managerial, scientific and technical qualified personnel, particularly research scientists, technical sales professionals and engineers who have specialized skills required by our business and focused on the industries in which we compete. Competition for qualified employees in the materials industry is intense and the loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects. Further, if any of these executives or employees joins a competitor, we could lose customers and suppliers and incur additional expenses to recruit and train personnel, who require time to become productive and to learn our business.

Our and MSC’s majority shareholder’s interest may conflict with or differ from our interests.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC, or Momentive Holdings, which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, Momentive Holdings, is also the ultimate parent company of our affiliate, MSC. Therefore, in addition to controlling our activities through its control of Momentive Holdings, Apollo can also control the activities of MSC through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MSC) will not decide to focus its attention and resources on matters relating to MSC or Momentive Holdings that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MSC or any new business lines of MSC instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Momentive Holdings, such investments may be made through MSC or a newly-formed subsidiary of Momentive Holdings. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Momentive Holdings, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison, our Chief Executive Officer and President, and Mr. Carter, our Chief Financial Officer, and other individuals who provide substantial services to our business, act in the same or similar capacities for, and are employed by, our affiliate, MSC. Certain of our employees, who provide substantial services to our business, also act in the same or similar capacities and provide services with respect to MSC. The services of such individuals are provided by us to MSC, or by MSC to us, pursuant to the Shared Services Agreement. Any or all of these individuals may be required to focus their time and energies on matters relating to MSC that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. We cannot assure you that the implementation of the Shared Services Agreement will not be disruptive to our business.

If we fail to extend or renegotiate our collective bargaining agreements with our works councils and labor unions as they expire from time to time, if disputes with our works councils or unions arise, or if our unionized or represented employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

As of December 31, 2012, approximately 45% of our employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. A significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

We may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. For example, a majority of our manufacturing personnel at our Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio sites are covered by collective bargaining agreements that expire in the summer of 2013. We also may be subject to strikes or work stoppages by, or disputes with, our labor unions in connection with these collective bargaining agreements or otherwise. In January 2011, the union at our Waterford, New York facility representing approximately 780 employees went on strike for two days in response to grievances. In addition, in January and November 2009, this union filed a variety of unfair labor practice charges against us with the National Labor Relations Board (the “NLRB” ) arising from our implementation of a new wage rate schedule, a new job classification structure and a new overtime procedure at our Waterford, New York facility. In January 2010, the NLRB filed a complaint against us relating to a portion of these charges, and in July 2010 we reached a settlement with respect to these claims and the complaint was withdrawn. If we fail to extend or renegotiate our collective bargaining agreements, if additional disputes with our works councils or unions arise or if our unionized or represented workers engage in a further strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our pension plans are unfunded or under-funded, and our required cash contributions could be higher than we expect, having a material adverse effect on our financial condition and liquidity.

We sponsor various pension and similar benefit plans worldwide.

Our non-U.S. defined benefit pension plans were under-funded in the aggregate by $128 million as of December 31, 2012. Our U.S. defined benefit pension plans were under-funded in the aggregate by $87 million as of December 31, 2012.

We are legally required to make contributions to our pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business, which could have a material adverse effect on our financial condition and liquidity. In 2013, we expect to contribute approximately $4 million and $3 million to our U.S. and non-U.S. defined benefit pension plans, respectively, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, the impact of potential business dispositions, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse effect on our business.

Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under these plans. If the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have a material adverse effect on our financial condition and liquidity.

Natural or other disasters have, and could in the future disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities or our suppliers’ facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities or our suppliers’ facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results.

For example, our manufacturing facility in Ohta, Japan and the manufacturing facilities of certain of our suppliers were impacted by the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events. Our Ohta facility is one of three facilities globally where we internally produce siloxane, a key intermediate required in our manufacturing process of silicones. We also produce a variety of finished silicone products at this plant, including highly specialized silicone products. We are currently able to shift only certain amounts of production to our other facilities throughout the world over the short term. Our Ohta plant, which is approximately 230 kilometers away from the nuclear power plant at Fukushima, Japan that incurred significant damage as a result of the earthquake, is our closest facility to the area affected by the earthquake and tsunami. We also have manufacturing and research facilities in Kozuki and Kobe, Japan that produce quartz products, and administration offices in Tokyo, Nagoya and Fukuoka, Japan, none of which were significantly impacted by the earthquake. In addition, our manufacturing facilities, primarily those located in the Asia Pacific region, purchase certain raw materials from suppliers throughout Japan. Our sales, operating income and Adjusted EBITDA in the first half of 2011 were reduced by approximately $31 million, $16 million and $16 million, respectively, as a result of the earthquake and related events, primarily due to power, transportation and other supply-related issues, along with reduced demand from Japanese customers impacted by the earthquake. Normal plant operations at our Ohta facility were restored in early May 2011 but uncertainty in Japan continues primarily with respect to the country’s energy infrastructure. To the extent further events or actions in Japan occur that impact its energy supply, including, but not limited to, rolling blackouts, restrictions on power usage, radiation exposure from nuclear power plants or the imposition of evacuation zones around such plants, it could materially and adversely affect our operations, operating results and financial condition.

In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance. Divestitures that we pursue also may present unforeseen obstacles and costs and alter the synergies we expect to achieve from the Momentive Combination.

We have made acquisitions of related businesses, and entered into joint ventures in the past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. Acquisitions may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risk factors we describe above and below, and for our business generally, may be intensified.

Our ability to implement our growth strategy is limited by covenants in our secured revolving credit facilities, indentures and other indebtedness, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruptions of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, if we were to acquire an international business, the preparation of the U.S. GAAP financial statements could require significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

In addition we may pursue divestitures of certain of our businesses as one element of our portfolio optimization strategy. Divestitures may require us to separate integrated assets and personnel from our retained businesses and devote our resources to transitioning assets and services to purchasers, resulting in disruptions to our ongoing business and distraction of management. Divestitures may alter synergies we expect to achieve from the Momentive Combination.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations, and could compromise our information and the information of our customers and suppliers, exposing us to liability which would cause our business and reputation to suffer.

In the ordinary course of business, we rely upon information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. We use information technology systems to record, process and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal and tax requirements. Additionally, we collect and store sensitive data, including intellectual property, proprietary business information, the propriety business information of our customers and suppliers, as well as personally identifiable information of our customers and employees, in data centers and on information technology networks. The secure operation of these information technology networks, and the processing and maintenance of this information is critical to our business operations and strategy. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attacks by hackers or breaches due to employee error or malfeasance, or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures or natural disasters or other catastrophic events. The occurrence of any of these events could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage our reputation, which could adversely affect our business, financial condition and results of operations.

Limitations on our use of certain product-identifying information, including the GE name and monogram, could adversely affect our business and profitability.

Historically, we have marketed our products and services using the GE brand name and monogram, and we believe the association with GE has provided us with preferred status among our customers and employees due to GE’s globally recognized brands and perceived high quality products and services. We and GE are parties to a trademark license agreement that granted us a limited right to, among other things, use the GE mark and monogram on our sealant, adhesive and certain other products. These rights will extend for an initial term of seven years that commenced on December 3, 2006, with a one-time option that allows us to renew the license for an additional five-year period, subject to certain terms and conditions, including the payment of royalties. We also retained the right to use numerous product specifications that contain the letters “GE” for the life of the respective products. While we continue to use the GE mark and monogram on these products and continue to use these product specifications, we will not be able to use the GE mark and monogram on other products, use GE as part of our name or advertise ourselves as a GE company. While we have not yet experienced any significant loss of business as a result of our limited use of the GE mark and monogram, our business could be disadvantaged in the future by the loss of association with the GE name.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve substantial risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “project,” “might,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make in this prospectus relating to our estimated and projected revenue, margins, costs, expenditures, cash flows, growth rates, financial results, and prospects are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expect. We derive many of our forward-looking statements from our operating budgets and forecasts, which we base upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our revenue, margins, costs, expenditures, cash flows, growth rates, financial results, business, condition and prospects include:

•	global economic conditions;

•	raw material costs and supply availability;

•	environmental regulations and related compliance and litigation costs;

•	litigation costs;

•	manufacturing regulations and related compliance and litigation costs;

•	risks associated with international operations;

•	foreign currency fluctuations;

•	rising energy costs;

•	increased competition;

•	the success of our strategic initiatives;

•	our holding company structure;

•	intellectual property protection and litigation;

•	our reliance on our key executives;

•	relations and costs associated with our workforce;

•	our pension liabilities;

•	natural disasters, acts of war, terrorism and other acts beyond our control;

•	the impact of our substantial indebtedness;

•	our incurring additional debt;

•	acquisitions, divestitures and joint ventures that we may pursue;

•	restrictive covenants related to our indebtedness; and

•	other factors presented under the heading “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and/or internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 13. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market.

USE OF PROCEEDS

Momentive will not receive any proceeds from the resale of the Notes offered by this prospectus. The selling security holders will receive all of the proceeds from the sale of its Notes.

See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” “Certain Relationships and Related Transactions, and Director Independence,” “Management” and “Selling Security Holders” for certain information related to the selling security holders.

CAPITALIZATION

The following table sets forth the Company’s cash and cash equivalents and capitalization as of December 31, 2012.

You should read this table in conjunction with “Risk Factors” and “Selected Historical Consolidated Financial Data,” as well as the consolidated financial statements and related notes, included elsewhere in this prospectus.

(dollars in millions)	As of December 31, 2012
Cash and cash equivalents (1)	$110

Long-term debt including current portion:
Previous senior secured credit facilities (2)
Revolving credit facility due 2014 (3)	$—
8.875% First Priority Senior Secured Notes	1,100
10% Senior Secured Notes	250
9.0% Springing Lien Dollar Notes due 2021 (4)	1,161
9.5% Springing Lien Euro Notes due 2021 (5)	175
11 1/2% Senior Subordinated Notes due 2016	380
Agricultural Bank of China (ABOC) collateralized loan (6)	42
Medium term loan	2

Total long-term debt, including current portion	$3,110

Total debt	$3,110

Total deficit	(1,148)

Total capitalization	$1,962

(1)	Cash and cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less.
(2)	Our previous senior secured credit facilities included (i) a $300 million revolving credit facility that included a revolving letter of credit facility (the “Previous Revolver”) and (ii) a $33 million synthetic letter of credit facility.
(3)	Total maximum borrowing availability under the Previous Revolver was $300 million, of which $252 million was available at December 31, 2012, after giving effect to $48 million of outstanding letters of credit against the Previous Revolver and excluding our $26 million in outstanding letters of credit against the synthetic letter of credit facility.
(4)	Includes $525.7 million of the Notes issued to Apollo.
(5)	U.S. dollar equivalent of the issued Euro Notes.
(6)	Loan from the Agricultural Bank of China (“ABOC”) to MPM Nantong. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of December 31, 2012 was 6.51%. MPM Nantong also has two working capital loan facilities with ABOC providing for revolving secured loans of up to $16 million (subject to exchange rates), all of which were outstanding as of December 31, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of December 31, 2012 was 6.89%. In addition, MPM Nantong entered in another working capital loan agreement with JiangSu Bank of China providing for revolving unsecured loans up to $15 million (subject to exchange rates), $3 million of which was outstanding as of December 31, 2012. This revolving loan is denominated in Chinese renminbi. The interest rate on this loan as of December 31, 2012 was 6.00%.

COVENANT COMPLIANCE

The instruments that govern our indebtedness contain, and the Indenture contains, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios (depending on certain conditions). Payment of borrowings under our secured revolving credit facilities and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the agreements governing our secured revolving credit facilities include the failure to pay principal and interest when due, a material breach of a representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the credit agreement governing our ABL Facility provides that if our availability under the ABL Facility at any time is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million, we are required to have a fixed charge coverage ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of the applicable fiscal quarter. The fixed charge coverage ratio under the agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. We do not currently meet such ratio and we do not expect to allow our availability under the ABL Facility to fall below such levels.

The financial maintenance covenant in the credit agreement governing our Cash Flow Facility provides that beginning in the third quarter of 2014, the first full quarter following the one year anniversary of our entry into the Cash Flow Facility, at any time that loans are outstanding under the facility, we are required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, as of December 31, 2012, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1 as of the last day of the applicable quarter (beginning with the last day of the third quarter of 2014). If the Cash Flow Facility had been in effect as of December 31, 2012, although we would not have been required to meet such ratio requirement, as of December 31, 2012, we would have had a Senior Secured Leverage Ratio of 4.43 to 1 under the Cash Flow Facility. As of December 31, 2012, we were in compliance with the Senior Secured Leverage Ratio covenant under our previous senior secured credit facility. If business conditions remain weak or further deteriorate beyond our current expectations, we may not be able to comply with the leverage ratio covenant under the Cash Flow Facility when it becomes effective beginning with the third quarter of 2014.

In addition to the minimum fixed charge coverage covenant described above, we are also subject to certain incurrence tests under the credit agreements governing our secured revolving credit facilities and the indentures governing our notes that restrict our ability to take certain actions if we are unable to meet specified ratios. For instance, the indentures governing our notes contain an incurrence test that restricts our ability to incur indebtedness or make investments, among other actions, if we do not maintain an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. The Adjusted EBITDA to fixed charges ratio under the indentures is generally defined as the ratio (a) of Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. As of December 31, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under our secured revolving credit facilities. Based on our forecast, we believe that our cash flow from operations and available cash and cash equivalents, including available borrowing capacity under the secured revolving credit facilities, will be sufficient to fund operations and pay liabilities as they come due in the normal course of our business for at least the next 12 months.

On December 31, 2012, we were in compliance with all covenants under the credit agreement governing our previous senior secured credit facility and all covenants under the indentures governing the notes.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

Set forth below is a reconciliation of net loss attributable to Momentive to EBITDA and Adjusted EBITDA (as calculated under the previous senior secured credit facility and substantially as calculated under our various indentures) for the fiscal years ended December 31, 2012, 2011 and 2010.

	Year ended December 31,
(dollars in millions)	2012	2011	2010
Net loss attributable to Momentive Performance Materials Inc.	$(365)	$(141)	$(64)
(Gain) loss on extinguishment and exchange of debt	57	(7)	78
Interest expense, net	277	256	249
Income taxes	8	27	(2)
Depreciation and amortization	187	197	197

EBITDA	164	332	458

Noncontrolling interest (1)	—	1	1
Restructuring and other (2)	43	35	23
Pro forma cost savings and Inventory Optimization (3)	21	2	—
Non cash and purchase accounting effects (4)	4	3	7
Exclusion of Unrestricted Subsidiary results (5)	(20)	(22)	(19)
Management fee and other (6)	7	6	4
Pro forma savings from Shared Services Agreement (7)	9	28	50

Adjusted EBITDA	$228	$385	$524

Key Calculations
Total Senior Secured Net Debt (8)	$1,011
Senior Secured Leverage Ratio for the twelve-month period ended December 31, 2012	4.43

(1)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.

(2)	Relates primarily to restructuring and other costs.
(3)	Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.
(4)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses and (iv) impairment or disposal charges. For the fiscal year ended December 31, 2012, noncash items include: (i) unrealized foreign currency exchange loss of $1, (ii) asset disposal charges of $3, (iii) stock based compensation expense of $1 and (iv) pension curtailment gains of $1. For the fiscal year ended December 31, 2011, non-cash items include: (i) stock-based compensation expense of $2, (ii) unrealized foreign currency exchange loss of $7 and (iii) a pension curtailment gain of $6. For the fiscal year ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $3 and (ii) unrealized foreign currency exchange loss of $4.
(5)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.
(6)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.
(7)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.
(8)	As defined in the previous senior secured credit facility (i.e., excludes the Notes).

The table below sets forth historical Senior Secured Leverage Ratios, as defined in the Cash Flow Facility, for the years ended December 31, 2012, 2011 and 2010.

	Year ended December 31,
(dollars in millions)	2012	2011	2010
Total Senior Secured Net Debt (at period end)	$1,011	$805	$769
Adjusted EBITDA	228	385	524
Senior Secured Leverage Ratio	4.43x	2.09x	1.47x

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected historical consolidated financial data as of December 31, 2012 and 2011 and for the fiscal years ended December 31, 2012, 2011, and 2010 have been derived from the audited consolidated financial statements of the Company, included elsewhere in this prospectus.

The financial data as of December 31, 2009 and 2008 and for the fiscal years then ended have been derived from our audited consolidated financial statements and related notes thereto.

	Year ended December 31,
(dollars in millions, except per share data)	2012	2011	2010	2009	2008
Statement of Operations Data:
Net sales	$2,357	$2,637	$2,588	$2,083	$2,639
Costs and expenses:
Cost of sales, excluding depreciation	1,705	1,798	1,645	1,420	1,838
Selling, general and administrative expenses	392	389	388	346	422
Depreciation and amortization expenses	187	197	197	191	237
Research and development expenses	69	78	73	63	76
Restructuring and other costs	43	33	23	23	45
Goodwill impairment charge	—	—	—	—	858

Operating income (loss)	(39)	142	262	40	(837)
Other income (expenses):
Interest expense, net	(277)	(256)	(249)	(258)	(277)
Other income (expense), net	11	—	—	12	6
(Loss) gain on extinguishment and exchange of debt	(57)	7	(78)	179	—

Loss before income taxes (benefit) and earnings (losses) from unconsolidated entities	(362)	(107)	(65)	(27)	(1,108)
Income taxes (benefit)	8	27	(2)	15	(110)

Loss before earnings (losses) from unconsolidated entities	(370)	(134)	(63)	(42)	(998)
Earnings (losses) from unconsolidated entities	5	(6)	—	—	—

Net loss	(365)	(140)	(63)	(42)	(998)
Net (income) loss attributable to the noncontrolling interest	—	(1)	(1)	—	1

Net loss attributable to Momentive Performance Materials Inc.	(365)	$(141)	$(64)	$(42)	$(997)

Dividends declared per common share	$3,185	$7,500	$12,500	$—	$—
Balance Sheet Data (at period end):
Cash and cash equivalents	$110	$199	$250	$207	$338
Working capital (1)	290	378	493	388	551
Property and equipment, net	1,016	1,084	1,109	1,166	1,225
Total assets	2,904	3,161	3,288	3,304	3,582
Total debt (2)	3,116	2,934	2,979	3,054	3,240
Total (deficit) equity	(1,148)	(736)	(604)	(578)	(541)
Cash Flow Data:
Operating activities	$(95)	$106	$253	$27	$77
Investing activities	(102)	(120)	(95)	(85)	(154)
Financing activities	111	(41)	(112)	(66)	175
Other Financial Data:
Capital expenditures (3)	$98	$116	$95	$77	$140
Maintenance capital expenditures (4)	49	60	54	40	45
Ratio of earnings to fixed charges (5)	N/A	N/A	N/A	N/A	N/A

(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.
(3)	Capital expenditures are presented on an accrual basis.
(4)	Includes maintenance and environmental, health and safety capital expenditures, which amounts are also included in total capital expenditures.
(5)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, earnings were insufficient to cover fixed charges and there was a deficiency of $362, $107, $65, $27 and $1,108, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2012, 2011 and 2010 with the audited consolidated financial statements and related notes included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking and Cautionary Statements.”

Basis of Presentation

On December 3, 2006, the MPM Group acquired GE Advanced Materials, an operating unit within the Industrial Segment of GE. The purchase price for GE Advanced Materials was approximately $3.78 billion, including purchase price adjustments paid in August 2007. Since 2006, we have operated as a stand-alone entity with two businesses: Silicones and Quartz.

Components of Our Financial Presentation

Sales. Our sales consist of total sales net of rebates, discounts and allowances, and are affected by changes in the price of our products and the quantity of product sold to our customers. Sales volume growth is primarily a function of the pace of macroeconomic growth, expansion into new and growing regions and introduction of new products or new applications. Our ability to successfully introduce new products is driven by the unique properties of our materials and is dependent on our research and development efforts. Decreases in the volume of products sold does not necessarily result in a reduction in overall sales due to our strategy of shifting sales to higher priced products as we manage and optimize our product mix.

Our Silicones business has a diversified revenue base across a variety of end-markets, which has historically reduced our vulnerability to industry trends. Furthermore, our Silicones products are often used in niche applications that represent a small portion of our customers’ material costs. Our Quartz business is more directly affected by the growth of a small number of industries and generally follows trends in those industries. Our Silicones sales in 2011 were positively impacted year over year due to the pass through of raw material price increases offset by inventory destocking and global economic conditions. However, as a result of a global economic slowdown and inventory destocking in the fourth quarter of 2011, we experienced a year over year decline of approximately 10% in sales with declines across a majority of our end markets. In 2012, as a result of the continued global economic slowdown, Silicones sales decreased approximately 8% as compared to 2011. Our Quartz sales in 2011 increased by approximately 8% compared to 2010 as a result of strength in the semiconductor cycle. Our Quartz business experienced a sales decline in the fourth quarter of 2011 of approximately 21%, primarily as a result of the cyclical downturn in demand for semiconductor capital goods. In 2012, Quartz sales decreased by approximately 32% as compared to 2011, primarily due to the continuation of the cyclical downturn in the semiconductor capital equipment industry.

We have a global sales presence with 38%, 31% and 31% of our 2012 and 2011 revenues generated in the Americas, Europe and Asia, respectively. The diversity of the customer base coupled with our strategy of growing our sales of high value specialty products generally enhances the stability of our revenues. With respect to the Silicones business, over time, we have migrated our product mix towards more specialty formulations, which historically have tended to be less vulnerable to economic downturns. With respect to our Quartz business, selling prices are relatively stable due to the high value, technology content of our applications.

Cost of Sales, Excluding Depreciation. The principal components of our cost of sales are raw materials, labor and energy costs. The cost of silicon metal comprised approximately 25% of our total raw material costs in our Silicones’ manufacturing processes in 2012. The market price of silicon metal rose through 2010 and peaked in early 2011. Market prices declined steadily through 2011 and leveled out at the end of 2012. The extended economic slowdown and deteriorating conditions in the solar sector are impacting this market. Our Quartz production relies heavily on a specific type of sand, which is currently available from a limited number of suppliers. Because Unimin controls a significant amount of the quartz sand market, it exercises significant control over quartz sand prices, which have been steadily increasing. Our long term purchase agreement with Unimin expired on December 31, 2012. We are currently negotiating the terms of a new long term agreement with Unimin and expect to enter into an agreement in 2013.

Our other primary raw material inputs range from platinum to hydrochloric acid with no other single raw material accounting for a material portion of our total raw material costs.

The other significant components of our cost of sales are labor (which includes wages, salary, and benefit expenses attributable to our manufacturing personnel) and energy. Our labor costs are primarily driven by resource levels and local wage structures along with inflation and represented approximately 14% of our cost of sales for 2012. Plant employees at a non-managerial level are primarily unionized or represented by work councils. Our energy costs represented approximately 7% of our cost of sales for 2012. Energy costs include the cost of natural gas and electricity that are used to convert raw materials to finished goods in our production processes. As a part of our natural gas hedging program, we purchased natural gas options to limit our exposure to a portion of our costs for natural gas in the United States in 2012 and 2013. The results of any hedging transactions we enter into could be positive, neutral or negative in any period depending on the price changes in the hedged exposures.

We have successfully completed and continue to pursue various cost reduction initiatives focused on the efficiency of our production processes and control of labor costs. Examples of cost reduction projects include: energy conservation, production yield improvements, sourcing through low cost countries, overtime reduction, and other labor efficiency.

Selling, General and Administrative Expenses. The principal components of our selling, general and administrative expenses are wages and benefits for salaried personnel around the world relating to a variety of functions, other than research and development. Selling, general and administrative expenses include (1) commercial, marketing, advertising, finance, administration, travel and entertainment expenses and (2) depreciation and amortization of property, plant and equipment and intangible assets.

Research and Development Expenses. In 2012 and 2011, we spent an amount equal to approximately 3% of each year’s revenues on research and development. Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and third party testing companies, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we expect will lead to new products.

Other Income (Expense). Other income (expense) primarily includes gain (loss) on extinguishment and exchange of debt, interest income and expense. Since the completion of the GE Advanced Materials Acquisition, we have a significant amount of third-party indebtedness and substantial debt service requirements.

Currency Exchange Rates. Assets and liabilities of non-U.S. operations have been translated into U.S. dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of equity (deficit) in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period and the aggregate gains and losses on these transactions are included in selling, general and administrative expenses in the Consolidated Statements of Operations. Certain non-U.S. operations use the U.S. dollar as their functional currency since a majority of their activities are transacted in U.S. dollars.

Critical Accounting Policies

Our principal accounting policies are described under note 2 to the consolidated financial statements (Summary of significant accounting policies) included elsewhere herein. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Impairment of Long-Lived Assets. Long-lived assets such as property and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped at the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. We have not recorded significant charges related to the impairment of long-lived assets and we are not aware of any events or circumstances that would indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets. Our intangible assets with estimable useful lives of up to 20 years are amortized using the straight-line method. Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment. We test goodwill for impairment on an annual basis and between annual tests in certain circumstances. This assessment requires us to estimate the fair market value of our reporting units. If we determine that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, we must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in our consolidated financial statements. Based on the guidance provided by the Goodwill and other Topics, ASC 350-20-35, we have determined that the Silicones and Quartz businesses represent two reporting units for the purposes of the annual goodwill impairment evaluation.

We perform an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topics, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for our reporting units, we use a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to our projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, we believe that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which we are exposed.

In conjunction with the 2012 and 2011 annual goodwill impairment tests, the fair value of the Silicones reporting unit was determined to be substantially in excess of the carrying value. The Quartz reporting unit does not have any goodwill.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Pension Liabilities. Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions – discount rate and expected return on assets – are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of market factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. We discount those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal benefit plans’ assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. Deferred tax assets are subject to valuation allowances based upon management’s estimates of realizability.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. We also apply the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Business Overview

We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz business manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We serve more than 5,500 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

Reportable Segments

On July 17, 2012, we made certain changes to our internal reporting structure. These changes caused us to re-evaluate our reportable segments as well as the profitability measure we use to manage our reportable segments. Effective in the third quarter of 2012, the segments are managed as one reportable segment; however, we will continue to report our results for Silicones and Quartz as separate businesses. Also, our profitability measure has changed from operating income to Segment EBITDA. Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization)adjusted for certain non-cash and certain other income and expenses. Effective in the third quarter of 2012, Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the Board of Directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals.

We will continue to evaluate the Company’s organizational structure and to refine our operating structure to better align our service to our customers and improve our cost position, while continuing to invest in global growth opportunities.

Momentive Combination and Shared Services Agreement

In October 2010, our parent, Momentive Performance Materials Holdings Inc., and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals Inc. and referred to herein as “MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC. We refer to this transaction as the “Momentive Combination.” In connection with the closing of the Momentive Combination, we entered into a shared services agreement with MSC, as amended on March 17, 2011 (referred to herein as the “Shared Services Agreement”), pursuant to which we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MSC.

We anticipate that the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure, and we are currently targeting $64 million of cost savings related to the Momentive Combination. Through December 31, 2012, we realized $63 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 9 to 15 months.

2012 Overview

•

Net sales decreased $280 million in the year ended December 31, 2012, as compared to 2011, primarily due to a decrease in price and mix shift of $154 million, a decrease in volume of $69 million and unfavorable exchange rate fluctuations of $57 million.

•

During the year ended December 31, 2012, we realized approximately $31 million in cost savings as a result of the Shared Services Agreement with MSC and approximately $15 million in cost savings as a result of other initiatives. As of December 31, 2012, we have approximately $9 million of in-process cost savings in connection with the Shared Services Agreement and approximately $21 million of in-process cost savings in connection with other initiatives that we expect to achieve over the next 9 to 15 months.

•

In April 2012, we incurred incremental term loans due May 2015 under our previous senior secured credit facility in an aggregate principal amount of $175 million. Net consideration from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to extinguish $178 million aggregate U.S. dollar equivalent principal amount of existing term loans maturing December 2013, effectively extending these maturities by approximately two years. The new term loans, which were repaid later in 2012, bore interest at an adjusted LIBOR rate plus an applicable margin of 3.50%.

•

In May 2012, we issued $250 million aggregate principal amount of 10% Senior Secured Notes due 2020 at an issue price of 100% (the “Senior Secured Notes”). We used the net proceeds to repay $240 million aggregate principal amount of our existing term loans maturing May 2015 under our previous senior secured credit facility, effectively extending these maturities by approximately five years.

•

On July 17, 2012, our Board of Directors approved plans to realign our businesses globally. These actions are part of our initiatives to better service our customers and improve our cost position, while continuing to invest in global growth opportunities. As a result of the realignment, we expect to reduce our workforce by approximately 6%. In connection with the workforce reductions, we expect to incur one-time pretax charges related to severance and other benefits of approximately $30 million, $16 million of which was recognized in 2012 with the remainder to be recognized in 2013. Substantially all of these charges will result in cash expenditures.

•

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., our wholly owned special purpose subsidiaries, issued $1.1 billion principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) in a private offering. The proceeds from the sale of First Lien Notes were initially placed in escrow and were released on November 16, 2012 following the Company’s assumption of all obligations of the Escrow Issuers under the First Lien Notes and the Company’s amendment of its credit agreement governing its previous senior secured credit facility as further described below. The proceeds from the sale of First Lien Notes were used, on November 16, 2012, (i) to repay all amounts outstanding under our previous senior secured credit facility, (ii) to irrevocably deposit approximately $219 million with the trustee for our 12  1/2% Second Lien Notes due 2014 in order to satisfy and discharge all of our outstanding $200 million aggregate principal amount of such notes, which were redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

•

Effective as of November 16, 2012, we amended the credit agreement governing our previous senior secured credit facility (such amendment, the “Credit Agreement Amendment”) to, among other things, allow for our assumption of the First Lien Notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing the previous senior secured credit facility between the secured parties under such credit facility and the holders of the First Lien Notes. The Credit Agreement Amendment also (i) increased the maximum senior secured leverage ratio to which we are subject from 4.25 to 1.00 to 5.25 to 1.00, (ii) increased (a) the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans and (b) the commitment fee on the unused revolving credit facility to 4.00%, in each case effective as of 60 days after the effective date of the Credit Agreement Amendment and (iii) modified certain other provisions of the previous senior secured credit facility.

Recent Refinancing Transactions

In April 2013, we entered into two new secured revolving credit facilities: a $270 million asset-based revolving loan facility with a syndicate of lenders, which is subject to a borrowing base (referred to herein as the ABL Facility), and a $75 million revolving credit facility with an affiliate of GE, which supplements the ABL Facility and is available subject to a certain utilization test based on borrowings under the ABL Facility (referred to herein as the Cash Flow Facility). The ABL Facility and Cash Flow Facility replaced our previous senior secured credit facility. For additional information regarding these facilities, see “—Liquidity and Capital Resources.”

Short-term Outlook

Our business is impacted by general economic and industrial conditions, including general industrial production, automotive builds, housing starts, construction activity, consumer spending and semiconductor capital equipment investment. Our business has both geographic and end market diversity which often reduces the impact of any one of these factors on our overall performance.

Due to recent worldwide economic developments, the short-term outlook for 2013 for our business is difficult to predict. In the fourth quarter of 2012, sales increased approximately 2% in our silicones business versus the third quarter of 2012, primarily as a result of normal seasonality and increasing demand in the Asia markets. Sales at our Quartz business declined significantly in the fourth quarter, as compared to the third quarter, as a result of the cyclical downturn in the semiconductor capital equipment industry. We expect the continued volatility in the global markets, economic softness across the world and lack of consumer confidence, as well as continued over-capacity in our industry, will continue to adversely impact our results for 2013.

We are focused on managing liquidity and optimizing resources in our manufacturing footprint and across our cost structure. We are continuing to invest in growth opportunities in our higher growth product lines and geographical regions and will leverage the combination of our proprietary technologies, strategic investments in key assets, and leading presence in high-growth end markets to benefit as the global economy recovers and for long-term success.

An additional economic recession or further postponement of the modest economic recovery could have an adverse impact on our business and results of operations. If global economic growth remains slow for an extended period of time or another economic recession occurs, the fair value of our reporting units and long-lived assets could be more adversely affected than we estimated in earlier periods. This may result in goodwill or other additional asset impairments beyond amounts that have already been recognized.

In response to the uncertain economic outlook, we are reviewing our plans to aggressively accelerate savings from the Shared Services Agreement with MSC in order to capture these cost savings as quickly as possible, while also reviewing our cost structure and manufacturing footprint across all businesses. We have begun to execute restructuring and cost reduction programs with $21 million of in-process cost savings. We continue to evaluate additional actions that could lead to more significant restructuring, exit and disposal costs and asset impairments.

We expect long-term raw material cost fluctuations to continue because of price movements of key feedstocks. To help mitigate the fluctuations in raw material pricing, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted in the short term when raw material prices fall. We remain optimistic about our position in the global markets when they recover to more stable conditions.

Results of Operations

The following table sets forth certain historical consolidated financial information, in both dollar and percentages of net sales, for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
(dollars in millions, except per share amounts)	2012		2011		2010
Net sales	$2,357	100%	$2,637	100%	$2,588	100%
Costs and expenses:
Cost of sales, excluding depreciation	1,705	72%	1,798	68%	1,645	64%
Selling, general and administrative expenses	579	25%	586	22%	585	23%
Research and development expenses	69	3%	78	3%	73	3%
Restructuring and other costs	43	2%	33	1%	23	1%

Operating income	(39)	(2)%	142	5%	262	10%
Other income (expenses)
Interest expense, net	(277)	(12)%	(256)	(10)%	(249)	(10)%
Other income, net	11	—	—	—%	—	—%
Gain (loss) on extinguishment and exchange of debt	(57)	(2)%	7	—%	(78)	(3)%

Loss before income taxes (benefit) and losses from unconsolidated entities	(362)	(15)%	(107)	(4)%	(65)	(3)%
Income taxes (benefit)	8	—	27	1%	(2)	—%

Loss before losses from unconsolidated entities	(370)	(16)%	(134)	(5)%	(63)	(2)%
Losses from unconsolidated entities	5	—	(6)	—%	—	—%

Net loss	(365)	(15)%	(140)	(5)%	(63)	(2)%
Net income attributable to the noncontrolling interest	—	—	(1)	—%	(1)	—%
Net loss attributable to Momentive Performance Materials Inc.	$(365)	(15)%	$(141)	(5)%	$(64)	(2)%

Dividends declared per common share	$3,185		$7,500		$12,500
Net Sales by Segment
Silicones	$2,136	91%	$2,310	88%	$2,286	88%
Quartz	221	9%	327	12%	302	12%

Total	$2,357	100%	$2,637	100%	$2,588	100%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net Sales. Net sales in the fiscal year ended December 31, 2012 were $2,357 million, compared to $2,637 million for the same period in 2011, a decrease of $280 million or 11%. The decrease was primarily due to a decrease in price and mix shift of $154 million, a decrease in volume of $69 million and unfavorable exchange rate fluctuations of $57 million. Sales were negatively impacted by lower sales in the automotive, construction, electronics and industrial sectors, as well as by a downturn in demand for semiconductor related products.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2012 was $1,705 million compared to $1,798 million for the prior-year period in 2011, a decrease of $93 million or 5%. The decrease was primarily due to exchange rate fluctuations of $51 million, cost savings as a result of the Shared Services Agreement with MSC and other initiatives of $31 million and the impact of lower sales, partially offset by inflation in raw material and processing costs of $41 million and lower factory leverage.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2012 were $579 million, compared to $586 million for the prior-year period in 2011, a decrease of $7 million or 1%. The decrease was primarily due cost savings as a result of the Shared Services Agreement with MSC of $15 million and lower depreciation and amortization expense, partially offset by inflation of $8 million.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2012 were $69 million, compared to $78 million for the prior-year period in 2011, a decrease of $9 million or 12%. The decrease was primarily due to the timing of new projects.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2012 were $43 million, compared to $33 million for the prior-year period in 2011. For the fiscal year ended December 31, 2012, these costs were comprised of restructuring costs of $23 million and other costs of $20 million, primarily consisting of costs for one-time payments for services and integration costs. For the fiscal year ended December 31, 2011, these costs were comprised of restructuring costs of $9 million and other costs of $24 million, primarily consisting of costs related to the Momentive Combination and Shared Services Agreement and various debt restructuring activities.

Interest Expense, Net. Interest expense, net, for the fiscal year ended December 31, 2012 was $277 million, compared to $256 million for the prior-year period in 2011. The increase was primarily due to higher average interest rates primarily as a result of our debt refinancing transactions in April, May and October 2012.

Other Income, Net. Other income, net, for the fiscal year ended December 31, 2012 was $11 million, compared to $0 million for the prior period in 2011. Other income, net, was primarily the result of a gain from the sale of a building lease option to a third party and a royalty payment received from our siloxane joint venture.

(Loss) Gain on Extinguishment and Exchange of Debt. In connection with our debt refinancing transactions in April, May and October 2012, we recognized a loss on the extinguishment and exchange of debt of $57 million. In 2011, in connection with our repurchase of €17 million of our 9.5% Second-Priority Springing Lien Notes, we recognized a gain on the extinguishment of debt of $7 million.

Income Taxes. The effective income tax rate was (2)% for the year ended December 31, 2012 compared to (25)% for the year ended December 31, 2011. For the year ended December 31, 2012, we established a new valuation allowance of $9 million in certain non-U.S. jurisdictions based on the Company’s assessment that the net deferred tax assets will likely not be realized. The change in the effective tax rate in 2012 was primarily due to the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the establishment of valuation allowances in certain non-U.S. jurisdictions, in addition to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in various jurisdictions in which we operate and foreign exchange gains and losses. The valuation allowance, which relates principally to U.S. and certain non-U.S. deferred tax assets, was established and maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

We are recognizing the earnings of non-U.S. operations currently in our U.S. consolidated income tax return as of December 31, 2012 and are expecting that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the United States. We have accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, we have certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $278 million, which could result in a tax obligation of $98 million, based on currency exchange rates as of December 31, 2012. Should the intercompany arrangement be settled or we change our assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

Earnings from Unconsolidated Entities. We recognized earnings of $5 million, representing our proportionate share of the earnings of our siloxane joint venture.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. in the fiscal year ended December 31, 2012 was $365 million, compared to $141 million for the year ended December 31, 2011. The change was a result of the effects described above.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net Sales. Net sales in the fiscal year ended December 31, 2011 were $2,637 million, compared to $2,588 million for the same period in 2010, an increase of $49 million or 2%. The increase was primarily due to an increase in price and mix shift of $140 million and favorable exchange rate fluctuations of $70 million, partially offset by a decrease in volume of $161 million. Foreign exchange impacts were primarily related to the weakening in the U.S. dollar against the Euro and Yen.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2011 was $1,798 million compared to $1,645 million for the prior-year period in 2010, an increase of $153 million or 9%. The increase was primarily due to inflation in raw material and processing costs of $128 million and exchange rate fluctuations of $78 million, partially offset by lower volume and higher factory leverage.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2011 were $586 million, compared to $585 million for the prior-year period in 2010. The slight increase was primarily due to exchange rate fluctuations of $28 million and inflation of $10 million, offset by decreases in sales commissions and incentives of $16 million, cost savings actions of $10 million and savings realized in connection with the Shared Services Agreement with MSC of $10 million.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2011 were $78 million, compared to $73 million for the prior-year period in 2010, an increase of $5 million or 7%. The increase was primarily due to new projects.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2011 were $33 million, compared to $23 million for the prior-year period in 2010. For the fiscal year ended December 31, 2011, these costs were comprised of restructuring costs of $9 million and other costs of $24 million, primarily consisting of costs related to the Momentive Combination and Shared Services Agreement and various debt restructuring activities. For the fiscal year ended December 31, 2010, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $3 million and other costs of $20 million, $13 million of which was for the settlement of all claims brought by the NLRB arising from a dispute with one of our unions related to wage reductions and changes in job classifications that were implemented at our Waterford, NY facility in January 2009.

Interest Expense, Net. Interest expense, net, for the fiscal year ended December 31, 2011 was $256 million, compared to $249 million for the prior-year period in 2010, an increase of $7 million or 3%. The increase was primarily due to higher average interest rates as a result of the increase in the margins on our extended term loans.

Gain (Loss) on Extinguishment and Exchange of Debt. In connection with our repurchase of €17 million of our 9.5% Second-Priority Springing Lien Notes, we recognized a gain on the extinguishment of debt of $7 million. In connection with our debt refinancing in November 2010, we recognized a loss of $78 million on the extinguishment and exchange of debt.

Income Taxes. The effective income tax rate was (25)% for the year ended December 31, 2011 compared to 3% for the year ended December 31, 2010. As of December 31, 2011, we established a valuation allowance of $28 million in certain non-U.S. jurisdictions based on the Company’s assessment that the net deferred tax assets will likely not be realized. The change in the effective tax rate in 2011 was primarily due to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in the various jurisdictions in which we operate, foreign exchange gains, the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the establishment and release of valuation allowances in certain non-U.S. jurisdictions. The valuation allowance, which relates principally to U.S. deferred tax assets, was established and maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

We are recognizing the earnings of non-U.S. operations currently in our U.S. consolidated income tax return as of December 31, 2011 and are expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. We have accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, we have certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $407 million, which could result in a tax obligation of $144 million, based on currency exchange rates as of December 31, 2011. Should the intercompany arrangement be settled or we change our assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

Losses from Unconsolidated Entities. In connection with our capital contribution to a siloxane joint venture in 2011, we recognized a loss of $6 million, representing our proportionate share of the inception to date losses of the joint venture.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. in the fiscal year ended December 31, 2011 was $141 million compared to $64 million for the year ended December 31, 2010. The change was a result of the effects described above.

Results of Operations by Business

Following are net sales and Segment EBITDA by business. Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is the primary performance measure used by our senior management, the chief operating decision-maker and the Board of Directors to evaluate operating results and allocate capital resources among businesses. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals.

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Net Sales (1):
Silicones	$2,136	$2,310	$2,286
Quartz	221	327	302

Total	$2,357	$2,637	$2,588

Segment EBITDA:
Silicones	$206	$291	$433
Quartz	44	101	92
Other	(36)	(13)	(33)

Total	$214	$379	$492

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Year Ended December 31, 2012 vs. Year Ended December 31, 2011 Business Results

Following is an analysis of the percentage change in sales by business from the year ended December 31, 2011 to the year ended December 31, 2012:

	Volume	Price/Mix	Currency Translation	Total
Silicones	1%	(7)%	(2)%	(8)%
Quartz	(31)%	—	(1)%	(32)%

Silicones

Net sales for our Silicones business in the fiscal year ended December 31, 2012 were $2,136 million, compared to $2,310 million for the prior-year period in 2011, a decrease of $174 million or 8%. The decrease was primarily due to a decrease in price and mix shift of $155 million and unfavorable exchange rate fluctuations of $54 million, partially offset by an increase in volume of $35 million. Sales in our Silicones business were negatively impacted by lower sales in the automotive, construction, electronics and industrial sectors.

Cost of sales, excluding depreciation, for our Silicones business was $1,570 million, compared to $1,619 million for the prior-year period in 2011, a decrease of $49 million or 3%. The decrease was primarily due to exchange rate fluctuations of $50 million, cost savings as a result of the Shared Services Agreement with MSC and other initiatives of $31 million and the impact of lower sales, partially offset by inflation in raw material and processing costs of $39 million and lower factory leverage.

Segment EBITDA in 2012 decreased by $85 million to $206 million compared to 2011. The decrease was primarily due to the factors discussed above, partially offset by a royalty payment received from our siloxane joint venture and the earnings from our unconsolidated affiliates.

Quartz

Net sales for our Quartz business in the fiscal year ended December 31, 2012 were $221 million, compared to $327 million for the prior-year period in 2011, a decrease of $106 million or 32%. The decrease was due to lower volumes reflecting a downturn in demand for semiconductor related products.

Cost of sales, excluding depreciation, for our Quartz business was $135 million, compared to $179 million for the prior-year period in 2011, a decrease of $44 million or 25%. The decrease was primarily due to lower volume of $57 million, partially offset by lower factory leverage.

Segment EBITDA in 2012 decreased by $57 million to $44 million compared to 2011. The decrease was primarily due to the factors discussed above.

Other

Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions. Other charges increased by $23 million to $36 million compared to 2011, primarily due to increased expenses that were not assessed to the businesses.

Year Ended December 31, 2011 vs. Year Ended December 31, 2010 Business Results

Following is an analysis of the percentage change in sales by business from the year ended December 31, 2010 to the year ended December 31, 2011:

	Volume	Price/ Mix	Currency Translation	Total
Silicones	(7)%	5%	3%	1%
Quartz	1%	5%	2%	8%

Silicones

Net sales for our Silicones business in the fiscal year ended December 31, 2011 were $2,310 million, compared to $2,286 million for the prior-year period in 2010, an increase of $24 million or 1%. The increase was primarily due to an increase in price and mix shift of $125 million and favorable exchange rate fluctuations of $64 million, partially offset by a decrease in volume of $165 million. Volume for our Silicones business was negatively impacted by slowed demand in the industrial, consumer and personal care sectors. Most product groups and all regions saw decreases in volume versus the prior year.

Cost of sales, excluding depreciation, for our Silicones segment was $1,619 million, compared to $1,480 million for the prior-year period in 2010, an increase of $139 million or 9%. The increase was primarily due to inflation in raw material and processing costs of $124 million and exchange rate fluctuations of $74 million, partially offset by lower volume and higher factory leverage.

Segment EBITDA in 2011 decreased by $142 million to $291 million compared to 2010. The decrease was primarily due to the factors discussed above.

Quartz

Net sales for our Quartz business in the fiscal year ended December 31, 2011 were $327 million, compared to $302 million for the prior-year period in 2010, an increase of $25 million or 8%. The increase was primarily due to increases in selling prices of $15 million, favorable exchange rate fluctuations of $6 million and an increase in volume of $4 million. Volume benefited from demand for semiconductor related products.

Cost of sales, excluding depreciation, for our Quartz business was $179 million, compared to $165 million for the prior-year period in 2010, an increase of $14 million or 8%. The increase was primarily due to higher raw material and processing costs of $4 million, exchange rate fluctuations of $4 million and higher volume of $2 million.

Segment EBITDA in 2011 increased by $9 million to $101 million compared to 2010. The increase was primarily due to the factors discussed above.

Other

Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions. Other charges decreased by $20 million to $13 million compared to 2010, primarily due to decreased expenses that were not assessed to the businesses.

Reconciliation of Segment EBITDA to Net Loss attributable to Momentive Performance Materials Inc.:

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Segment EBITDA:
Silicones	$206	$291	$433
Quartz	44	101	92
Other	(36)	(13)	(33)

Total	214	379	492
Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	(3)	(8)	(7)
Restructuring and other costs	(47)	(39)	(27)

Total adjustments	(50)	(47)	(34)
Interest expense, net	(277)	(256)	(249)
Income tax (expense) benefit	(8)	(27)	2
Depreciation and amortization	(187)	(197)	(197)
(Loss) gain on extinguishment and exchange of debt	(57)	7	(78)

Net loss attributable to Momentive Performance Materials Inc.	$(365)	$(141)	$(64)

Items Not Included in Segment EBITDA

Not included in Segment EBITDA are certain non-cash and other income and expenses. Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Liquidity and Capital Resources

The following are highlights from our consolidated statements of cash flows.

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Cash (used in) provided by operating activities	$(95)	$106	$253
Cash used in investing activities	(102)	(120)	(95)
Cash provided by (used in) financing activities	111	(41)	(112)
(Decrease) increase in cash and cash equivalents, before effect of exchange rate changes on cash	$(86)	$(55)	$46

Operating Activities. Cash used in operating activities in the fiscal year ended December 31, 2012 was $95 million, compared to cash provided by operating activities of $106 million and $253 million for the prior-year periods in 2011 and 2010, respectively. Net loss of $365 million included $250 million of non-cash and non-operating income items, of which $187 million was for depreciation and amortization, $57 million was for the loss on the extinguishment of debt, $18 million was for the amortization of debt discount and issuance costs, $2 million was for other non-cash adjustments, $1 million was for unrealized foreign currency losses and $1 million was for stock-based compensation. These amounts were partially offset by $10 million for deferred taxes, $1 million for a gain on a pension curtailment and $5 million for the earnings of nonconsolidated entities. Net working capital (defined as receivables and inventories less trade payables) used $7 million of cash driven by a decrease in our accounts payable of $36 million partially offset by a decrease in receivables of $16 million and a decrease of inventories of $13 million. Other assets and liabilities provided $27 million in cash.

Cash provided by operating activities in the fiscal year ended December 31, 2011 was $106 million. Net loss of $140 million included $221 million of net non-cash and non-operating income items, of which $197 million was for depreciation and amortization, $9 million was for deferred taxes, $6 million was for the losses of nonconsolidated entities, $15 million was for amortization of deferred debt discount and issuance costs, $7 million was for unrealized foreign currency losses and $2 million for stock based compensation. These amounts were slightly offset by $7 million for the gain on the extinguishment and exchange of debt, $2 million of other non cash adjustments and $6 million for a gain on a pension curtailment. Net working capital (defined as receivables and inventories less trade payables) provided $4 million of cash driven by a decrease in our accounts receivable of $22 million, an increase in trade payables of $1 million, partially offset by an increase in inventories of $19 million. Other assets and liabilities provided $21 million in cash primarily reflecting an increase in accrued expenses and other liabilities of $12 million.

In 2010, operations provided $253 million of cash. Net loss of $63 million included $286 million of net non-cash and non-operating income items, of which $197 million was for depreciation and amortization, $78 million was for the loss on extinguishment and exchange of debt, $11 million was in non-cash paid in-kind interest, $3 million was for stock based compensation expense, $4 million was for unrealized foreign currency losses and $17 million was in amortization of deferred debt discount and issuance casts. These amounts were slightly offset by $19 million for deferred income taxes and $5 million of other non-cash adjustments. Net working capital used cash of $10 million. The cash was used by increases in accounts receivables of $7 million and inventories of $28 million, offset by an increase in our accounts payable of $25 million. Other assets and liabilities provided cash of $40 million reflecting an increase in accrued interest and pension liabilities.

Investing Activities. Cash used in investing activities in the fiscal year ended December 31, 2012 was $102 million, compared to $120 million and $95 million for the prior year periods in 2011 and 2010, respectively. Cash used in investing activities in 2012 was primarily due to expenditures for environmental, health and safety compliance and maintenance projects, partially offset by $7 million in proceeds from the disposal of assets. Cash used in investing activities in 2011 was primarily due to expenditures for environmental, health and safety compliance and maintenance projects and increased investments in growth projects. Also during 2011, we made a $6 million capital contribution to our siloxane joint venture in Jiande, China. Cash used in investing activities 2010 was primarily due to expenditures for environmental, health and safety compliance and maintenance projects.

Financing Activities. Cash provided by financing activities was $111 million in the fiscal year ended December 31, 2012, compared to cash used in financing activities of $41 million and $112 million for the prior-year periods in 2011 and 2010, respectively. Cash provided by financing activities for the fiscal year ended December 31, 2012 consisted of proceeds of long-term debt of $1,725 million and an increase in short-term borrowings of $3 million, partially offset by principal payments of $1,533 million, debt issuance costs of $33 million and payments on the extinguishment of debt of $51 million. Cash used in financing activities was $41 million in the fiscal year ended December 31, 2011. Cash used in financing activities in 2011 was primarily due to principal payments of $88 million on our debt facilities and debt issuance costs of $5 million. These outflows were partially offset by proceeds from the issuance of long-term debt of $52 million. Cash used in financing activities in 2010 was primarily due to principal payments of $100 million against our revolving credit facility, scheduled principal payments of $22 million related to our term loans and China Construction Bank construction loan, and principal payments, debt issuance costs and payments related to the extinguishment of debt in connection with our tender offer for our senior notes of $840 million, offset by proceeds from issuance of long-term debt of $849 million.

Liquidity. We are a highly leveraged company. Our primary sources of liquidity are cash on-hand, cash flow from operations and funds available under our ABL Facility and Cash Flow Facility. Our primary continuing liquidity needs are to finance our working capital, capital expenditures and debt service.

We had $3,110 million of indebtedness at December 31, 2012. Accordingly, we have significant debt service obligations. In addition, at December 31, 2012, we had $362 million in liquidity, including $110 million of unrestricted cash and cash equivalents (of which $107 million is maintained in foreign jurisdictions), and $252 million of borrowings available under our previous senior secured credit facility. A summary of the components of our net working capital as of December 31, 2012 and 2011 is as follows:

(dollars in millions)	December 31, 2012	% of LTM Net Sales	December 31, 2011	% of LTM Net Sales
Accounts receivable	$293	12.4%	$315	11.9%
Inventories	374	15.9%	394	14.9%
Trade payables	(254)	(10.8)%	(308)	(11.7)%

Net working capital	$413	17.5%	$401	15.1%

The increase in net working capital of $12 million from December 31, 2011 was due primarily to a decrease in trade payables due to timing of vendor payments, partially offset by decreases in inventories and accounts receivable. To minimize the impact of net working capital on cash flows, we continue to review inventory safety stock levels where possible. We also continue to focus on receivable collections by offering incentives to customers to encourage early payment, or accelerating receipts through the sale of receivables.

We have entered into accounts receivable sale agreements to sell a portion of our trade accounts receivable. For the fiscal year ended December 31, 2012 and 2011, we effectively accelerated the timing of cash receipts by $50 million and $25 million, respectively. We may continue to accelerate cash receipts through accounts receivable sale agreements, as appropriate.

2013 Outlook

For 2013, we expect the following significant cash outflows: interest payments on our fixed rate First Lien Notes, Senior Secured Notes, Second-Priority Springing Lien Notes and the Notes (due semi-annually) of approximately $288 million in total (with first quarter and third quarter payments of approximately $61 million, and second and fourth quarter payments of approximately $83 million); interest payments and fees related to our secured revolving credit facilities, depending on usage of the facilities during the year, with a minimum amount of $12 million (representing only potential commitment fees); principal (due semi-annually) and interest (due quarterly) related to our Agricultural Bank of China fixed asset loan of approximately $8 million and $3 million (depending on interest rate and foreign exchange rate fluctuations), respectively; restructuring payments of approximately $17 million, global pension fund contributions of approximately $7 million and income tax payments estimated at $19 million. Capital spending in 2013 is expected to be between $90 million and $100 million. We expect to fund these significant outflows with available cash and cash equivalents, including available borrowings under our secured revolving credit facilities.

Debt Instruments

As of December 31, 2012, we had outstanding $1,100 million in aggregate principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”), $250 million in aggregate principal amount of 10% Senior Secured Notes due 2020 (the “Senior Secured Notes”), $1,161 million in aggregate principal amount of 9% Second-Priority Springing Lien Notes due 2021 (the “Springing Lien Dollar Notes”), €133 million in aggregate principal amount of 9 1/2% Second-Priority Springing Lien Notes due 2021 (the “Springing Lien Euro Notes” and together with the Springing Lien Dollar Notes, the “Second-Priority Springing Lien Notes”) and $382 million in aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). The First Lien Notes, Senior Secured Notes, Second-Priority Springing Lien Notes and the Senior Subordinated Notes are separate series of notes issued under separate indentures, including for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the applicable indenture and the applicable notes.

The First Lien Notes and guarantees are secured by first-priority liens on the domestic portion of the Notes Priority Collateral, which generally includes most of the Company’s and its domestic subsidiaries’ assets other than inventory and accounts receivable and related assets (the “Domestic Notes Priority Collateral”), and by second-priority liens on the domestic portion of the collateral for the ABL Facility, which generally includes most of the inventory and accounts receivable and related assets of the Company and its domestic subsidiaries (the “Domestic ABL Priority Collateral”), in each case subject to certain exceptions and permitted liens. The first-priority liens in the Domestic Notes Priority Collateral and the second-priority liens in the Domestic ABL Priority Collateral securing the First Lien Notes are shared pari passu with the lenders under the Cash Flow Facility. The First Lien Notes mature on October 15, 2020 and bear interest at a rate per annum of 8.875%, payable semiannually on April 15 and October 15 of each year, commencing on April 15, 2013.

The Senior Secured Notes are guaranteed on a senior secured basis by our existing domestic subsidiaries that are guarantors under our secured revolving credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Senior Secured Notes. The Senior Secured Notes are secured by a security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our secured revolving credit facilities and First Lien Notes and senior in priority to the liens on substantially the same collateral securing our Second-Priority Springing Lien Notes. The Senior Secured Notes mature on October 15, 2020 and bear interest at a rate per annum of 10%, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 2012.

The Second-Priority Springing Lien Notes are guaranteed on a second-priority secured basis by our existing domestic subsidiaries that are guarantors under our secured revolving credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Second-Priority Springing Lien Notes. The Second-Priority Springing Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our secured revolving credit facilities, First-Lien Notes and Senior Secured Notes. The portion of the Second-Priority Springing Lien Notes which represent Dollar Fixed-Rate Notes and Euro Fixed-Rate Notes bear interest at a rate per annum of 9% and 9 1/2%, respectively, payable semiannually on January 15 and July 15 of each year, commencing on January 15, 2011.

The Notes are unsecured senior subordinated obligations of the Company, which mature on December 1, 2016. The Notes are guaranteed on an unsecured senior subordinated basis by each of our U.S. subsidiaries that is a borrower or guarantor under our secured revolving credit facilities. Each Note bears interest at 11 1/2% per annum, payable semiannually on June 1 and December 1 of each year.

The credit agreements governing our secured revolving credit facilities contain various restrictive covenants that prohibit us and/or restrict our ability to prepay indebtedness, including our First Lien Notes, Senior Secured Notes, Second-Priority Springing Lien Notes and Senior Subordinated Notes (collectively, the “notes”). If there are any borrowings under the Cash Flow Facility, our Cash Flow Facility requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio. In addition, credit agreements governing our secured revolving credit facilities and the indentures governing our notes, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these restrictions are subject to exceptions.

As of December 31, 2012, Momentive Performance Materials Nantong Co. Ltd. (“MPM Nantong”) had outstanding borrowings of $23 million under a fixed asset loan agreement with Agricultural Bank of China (“ABOC”). The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. Remaining principal repayments under the fixed asset loan agreement are due and payable in annual installments of $8 million (subject to exchange rates) on December 31 of 2013 and 2014, with the remaining balance due on December 31, 2015. Interest on the loan is due quarterly. The interest rate on the loan as of December 31, 2012 was 6.51%. MPM Nantong also entered into two working capital loan agreements with ABOC providing for revolving secured loans up to $16 million (subject to exchange rates), all of which were outstanding as of December 31, 2012. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of December 31, 2012 was 6.89%. In addition, MPM Nantong entered in another working capital loan agreement with JiangSu Bank of China providing for revolving unsecured loans up to $15 million (subject to exchange rates), $3 million of which was outstanding as of December 31, 2012. This revolving loan is denominated in Chinese renminbi. The interest rate on this loan as of December 31, 2012 was 6.00%.

We have recorded deferred taxes on the earnings of certain foreign subsidiaries that are not considered to be permanently reinvested as those foreign earnings are needed for operations in the United States. In certain cases, such as the need to service debt in a foreign jurisdiction, we have not provided deferred taxes on the undistributed earnings because these earnings are considered permanently reinvested outside of the United States. Upon distribution of those earnings, we would be subject to U.S. income taxes and/or withholding taxes payable to the various foreign countries.

In the year ended December 31, 2012, our cash flow from operations was insufficient to cover our interest payments, and we may continue to experience such shortfalls in the future. Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the notes, or to fund operations and capital expenditures, will depend on our ability to generate cash in the future. To the extent that our cash flow from operations is insufficient to fund our debt service obligations, we would be dependent on our existing liquidity, made up of cash balances and borrowing availability under our secured revolving credit facilities, to meet our debt service obligations and to fund operations and capital expenditures. Our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

Based on our current assessment of our operating plan and the general economic outlook, we believe that cash flow from operations and available cash and cash equivalents, including available borrowings under our secured revolving credit facilities, will be adequate to meet our liquidity needs for at least the next twelve months.

We cannot assure investors, however, that our business will generate sufficient cash flow from operations or that borrowings will be available to us under our secured revolving credit facilities in amounts sufficient to enable us to pay our indebtedness, including the notes issued, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure investors that we will be able to refinance any of our indebtedness, including our secured revolving credit facilities and the notes issued, on commercially reasonable terms or at all.

2013 Refinancing Transactions

In April 2013, we entered into two new secured revolving credit facilities: a $270 million asset-based revolving loan facility with a syndicate of lenders, which is subject to a borrowing base (the “ABL Facility”), and a $75 million revolving credit facility with an affiliate of GE, which supplements the ABL Facility and is available subject to a certain utilization test based on borrowing availability under the ABL Facility (the “Cash Flow Facility”). The ABL Facility and Cash Flow Facility replaced our previous senior secured credit facility.

ABL Facility

The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the Notes, more than $50 million aggregate principal amount of the Notes is outstanding, in which case the ABL Facility will mature on such earlier date. Availability under the ABL Facility is $270 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility includes borrowing capacity for letters of credit of up to $125 million. The borrowers under the ABL Facility are our wholly-owned subsidiaries, MPM USA, MPM GmbH, Momentive Performance Materials Quartz GmbH and Momentive Performance Materials Nova Scotia ULC (“MPM Nova Scotia”). The ABL Facility bears interest at a floating rate based on, at our option, an adjusted LIBOR rate plus an initial applicable margin of 2.25% or an alternate base rate plus an initial applicable margin of 1.25%. From and after the date of delivery of the borrowing base certificate for May 2013, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility. In addition to paying interest on outstanding principal under the ABL Facility, we will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to 0.50% per annum, subject to adjustment depending on the usage. The ABL Facility does not have any financial maintenance covenant, other than a fixed charge coverage ratio of 1.0 to 1.0 that only applies if our availability is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million. The fixed charge coverage ratio under the agreement governing the ABL Facility is defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. We do not currently meet such ratio, and therefore, we do not currently expect to allow our availability under the ABL Facility to fall below such levels. The ABL Facility is secured by, among other things, first-priority liens on most of the inventory and accounts receivable and related assets owned by us, our domestic subsidiaries and certain of our foreign subsidiaries, and, in the case of certain foreign subsidiaries, machinery and equipment (the “ABL Priority Collateral”), and second-priority liens on certain collateral that generally includes most of our and our domestic subsidiaries’ and certain of our foreign subsidiaries’ assets other than ABL Priority Collateral (the “Notes Priority Collateral”), in each case subject to certain exceptions and permitted liens.

Cash Flow Facility

The Cash Flow Facility matures on December 3, 2014, which is the same maturity as the previous senior secured credit facility. The amount committed under the Cash Flow Facility is $75 million, which may not be borrowed if the borrowing of such amount (or any portion thereof) could be borrowed under the ABL Facility without violating a utilization test under the Cash Flow Facility. The borrowers under the Cash Flow Facility are MPM USA, MPM GmbH and MPM Nova Scotia. The Cash Flow Facility bears interest at a floating rate based on LIBOR plus a margin of 6.00%. In addition to paying interest on outstanding principal under the Cash Flow Facility, we are required to pay an undrawn fee of 3.00% to the lender in respect of the unutilized commitments. The Cash Flow Facility has substantially the same incurrence covenants and maintenance covenants as the previous senior secured credit facilities, but the Senior Secured Leverage Ratio maintenance covenant, which requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio if there are any outstanding borrowings thereunder, will not begin to apply until the third quarter of 2014. The security arrangements for the Cash Flow Facility include first-priority liens on the Notes Priority Collateral owned by us and our domestic subsidiaries which are pari passu with our First Lien Notes (as defined below), second-priority liens on the ABL Priority Collateral owned by us and our domestic subsidiaries, which are junior to the ABL Facility and pari passu with the First Lien Notes, first-priority liens on Notes Priority Collateral owned by certain of our foreign subsidiaries, which are senior to the ABL Facility, and second-priority liens on the ABL Priority Collateral owned by such foreign subsidiaries, which are junior to the ABL Facility, in each case subject to certain exceptions and permitted liens.

Debt Repurchases and Other Transactions. From time to time, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire (and have acquired) notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges and other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than letters of credit disclosed in note 9 and operating leases disclosed in note 14(d) to our consolidated financial statements.

Seasonality

We do not experience significant seasonality of demand, although sales are generally slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to volatile global economic conditions.

Contractual Obligations and Commitments

The following table reflects certain of our contractual obligations and commitments as of December 31, 2012, and the period in which such contractual obligations come due.

	Payments due by period
(dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt (1)	$3,112	$29	$15	$382	$2,686
Interest on long term debt (2)	2,191	291	577	531	792
Pension plan contributions (3)	7	7	—	—	—
Pension and other postretirement benefits (4)	27	4	10	13	—
Restructuring reserves	17	17	—	—	—
Deferred taxes (5)	—	—	—	—	—
Operating leases	59	12	19	13	15
Investment in joint ventures (6)	26	—	26	—	—
Purchase obligations (7)	1,707	142	271	245	1,049

	$7,146	$502	$918	$1,184	$4,542

(1)	Long-term debt includes portions of the Second-Priority Springing Lien Notes that are denominated in euros.
(2)	Interest on long-term debt consists of interest on the fixed rate First Lien Notes, Senior Secured Notes, Second-Priority Springing Lien Notes, and Senior Subordinated Notes, the Agricultural Bank of China Fixed Asset Loan and India Bank Medium Term Note until the debt maturity date.
(3)	The Company’s planned pension contributions for 2013 are included in this schedule. The amount of contributions after 2013 is subject to many variables, including return of pension plan assets, interest rates, and tax and employee benefit laws. Therefore, contributions beyond 2013 are not included in this schedule.
(4)	Pension and other postretirement benefits include estimated payments made from Company assets related to certain foreign pension benefits and domestic postretirement benefits. No estimate of the payments after five years has been provided due to many uncertainties.
(5)	Estimated payments for taxes are not included in this table due to the uncertain timing of the ultimate cash settlement.
(6)	The Company is committed to make additional capital contributions to its siloxane joint venture in Jiande, China.
(7)	Purchase obligations include our unconditional purchase obligations, which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions and delivery dates. Purchase obligations, including existing agreements to purchase siloxane and silica, are based upon the applicable purchase price at December 31, 2012. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in note 4 to our consolidated financial statements.

Recent Accounting Pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASUs) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position and results of operations.

Newly Adopted Accounting Standards

On January 1, 2012, we adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (ASU 2011-05), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statements of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or two separate consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. We have presented comprehensive income in a separate and consecutive statement entitled, Consolidated Statements of Comprehensive Income (Loss).

Newly Issued Accounting Standards

There were no newly issued accounting standards in 2012 applicable to the Company’s Consolidated Financial Statements.

Covenants under our Secured Credit Facilities and the Notes

The instruments that govern our indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratio (depending on certain conditions). Payment of borrowings under our secured revolving credit facilities and our notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the agreements governing our secured revolving credit facilities include the failure to pay principal and interest when due, a material breach of a representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing our notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the credit agreement governing our ABL Facility provides that if our availability under the ABL Facility at any time is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million, we are required to have a fixed charge coverage ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of the applicable fiscal quarter. The fixed charge coverage ratio under the agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. We do not currently meet such ratio, and therefore we do not expect to allow our availability under the ABL Facility to fall below such levels.

The financial maintenance covenant in the credit agreement governing our Cash Flow Facility provides that beginning in the third quarter of 2014, the first full quarter following the one year anniversary of our entry into the Cash Flow Facility, at any time that loans are outstanding under the facility, we are required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio.” Specifically, as of December 31, 2012, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1.0 as of the last day of the applicable quarter (beginning with the last day of the third quarter of 2014). If the Cash Flow Facility had been in effect as of December 31, 2012, although we would not have been required to meet such ratio requirement, as of December 31, 2012, we would have had a Senior Secured Leverage Ratio of 4.43 to 1.0 under the Cash Flow Facility. As of December 31, 2012, we were in compliance with the Senior Secured Leverage Ratio covenant under our previous senior secured credit facility. If business conditions remain weak or further deteriorate beyond our current expectations, we may not be able to comply with the leverage ratio covenant under the Cash Flow Facility when it becomes effective beginning with the third quarter of 2014.

We are also subject to certain incurrence tests under the credit agreements governing our secured revolving credit facilities and the indentures governing our notes that restrict our ability to take certain actions if we are unable to meet specified ratios. For instance, the indentures governing our notes contain an incurrence test that restricts our ability to incur indebtedness or make investments, among other actions, if we do not maintain an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. The Adjusted EBITDA to fixed charges ratio under the indentures is generally defined as the ratio (a) of Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. As of December 31, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under our secured revolving credit facilities. Based on our forecast, we believe that our cash flow from operations and available cash and cash equivalents, including available borrowing capacity under secured revolving credit facilities, will be sufficient to fund operations and pay liabilities as they come due in the normal course of our business for at least the next 12 months.

On December 31, 2012, we were in compliance with all covenants under the credit agreement governing our previous senior secured credit facility and all covenants under the indentures governing the notes.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As we are highly leveraged, we believe that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about our ability to comply with our financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under our previous senior secured credit facility and as substantially calculated under our indentures) for the periods presented:

	Year Ended December 31,
(dollars in millions)	2012	2011	2010
Net loss attributable to Momentive Performance Materials Inc.	$(365)	$(141)	$(64)
Loss (gain) on extinguishment and exchange of debt	57	(7)	78
Interest expense, net	277	256	249
Income taxes	8	27	(2)
Depreciation and amortization	187	197	197

EBITDA	164	332	458

Noncontrolling interest (a)	—	1	1
Restructuring and other costs (b)	43	35	23
Non cash and purchase accounting effects (c)	4	3	7
Management fee and other (d)	7	6	4
Pro forma savings from Shared Services Agreement (e)	9	28	50
Pro forma cost savings from other initiatives (f)	21	2	—
Exclusion of Unrestricted Subsidiary results (g)	(20)	(22)	(19)

Adjusted EBITDA	$228	$385	$524

Key Calculations
Total Senior Secured Net Debt	$1,011
Senior Secured Leverage Ratio for the twelve-month period ended December 31, 2012 (h)	4.43

(a)	Reflects the elimination of noncontrolling interests resulting from the sale of the Shenzhen joint venture in 2011.
(b)	Relates primarily to restructuring and other costs.
(c)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses and (iv) impairment or disposal charges. For the fiscal year ended December 31, 2012, non-cash items include: (i) unrealized foreign currency exchange loss of $1, (ii) asset disposal charges of $3, (iii) stock-based compensation expense of $1 and (iv) pension curtailment gains of $1. For the fiscal year ended December 31, 2011, non-cash items include: stock-based compensation expense of $2, and (ii) unrealized foreign currency exchange loss of $7 and (iii) a pension curtailment gain of $6. For the fiscal year ended December 31 2010, non-cash items include: stock-based compensation expense of $3 and (ii) unrealized foreign currency exchange loss of $4.
(d)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.
(e)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.
(f)	Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.
(g)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.
(h)	The Senior Secured Leverage Ratio measures the ratio of Senior Secured Net Debt to Adjusted EBITDA.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility of changes in interest rates, currency exchange rates or commodity prices that would adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices.

Interest Rate Risk. As of December 31, 2012, $47 million, or approximately 2%, of our borrowings, were at variable interest rates and expose us to interest rate risk. Borrowings under our $300 million revolving credit facility, of which none were outstanding as of December 31, 2012, are also subject to variable interest rates. As a result, we have been and will continue to be subject to the variations in interest rates in respect of our floating-rate debt. A 100 basis point increase in the interest rates payable on our variable rate indebtedness outstanding as of December 31, 2012 would increase our annual interest expense by less than $1 million. While we may enter into agreements intending to limit our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity Price Risk. We are subject to changes in our costs of sales caused by fluctuations in prices of commodities and raw materials. We pursue ways to diversify and minimize material costs through strategic raw material purchases, and through commercial and contractual pricing agreements and customer price adjustments. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. We rely on key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. See “Risk Factors—Risks Related to Our Business—Fluctuations in direct or indirect raw material costs could have an adverse impact on our business” and “Risk Factors—Risks Related to Our Business—An inadequate supply of direct or indirect raw materials and intermediate products could have a material adverse effect on our business.” Also, we will consider hedging strategies that minimize risk or reduce volatility when available.

Foreign Exchange Risk. Revenue denominated in foreign currencies accounted for approximately 53% and 51% of our total worldwide revenue for 2012 and 2011, respectively. As a result, we have exposure to foreign exchange risk related to transactions denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both inter-company and third-party) and loan repayments. If the U.S. dollar strengthens by 1%, our operating income would be reduced by approximately $1 million per year.

We aim to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging foreign currency transactions when economically feasible. Our use of forward and option contracts will be designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We will not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We will not speculate in foreign currency, nor will we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counterparties to our hedge contracts will be financial institutions with investment-grade credit ratings.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, certain of our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

BUSINESS

Overview

We believe that we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz business manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We were created on December 3, 2006 through the acquisition of certain assets, subsidiaries and liabilities of General Electric Company (“GE”) that comprised GE’s Advanced Materials, an operating unit within the Industrial Segment of GE, by the MPM Group (the “GE Advanced Materials Acquisition”). Affiliates of Apollo Management Holdings, L.P. (together with the investment funds they manage (the “Apollo Funds”) and Apollo Global Management, LLC and its subsidiaries, “Apollo”) formed MPM and Momentive Performance Materials Holdings Inc., our direct parent company (“MPM Holdings”), for the purpose of consummating the GE Advanced Materials Acquisition. On October 1, 2010, MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the direct parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a new holding company, Momentive Performance Materials Holdings LLC (referred to herein as “Momentive Holdings”). We refer to this event as the “Momentive Combination.”

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. Our manufacturing capacity at our internal sites and joint venture in China is sufficient to produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and security of supply.

We are one of two producers in the silicones market with global siloxane production capacity. As of December 31, 2012, we had 22 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 5,500 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

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Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to industry trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. Our leading end-markets are building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives, and a number of other specialty products.

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Customer Diversification. We have a diverse customer base of more than 5,500 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2012, our top 20 customers accounted for less than 22% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

•	Geographic Diversification. We have a global sales presence, with approximately 38%, 31% and 31% of our 2012 and 2011 revenues generated in the Americas, Europe and Asia, respectively.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 22 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany, as well as a siloxane manufacturing joint venture in Jiande, China, and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, Geesthacht, Germany, Kozuki, Japan and Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We produce siloxane, the key intermediate required to manufacture silicones, in the United States, Germany and Japan, and source siloxane from a joint venture in China. This manufacturing capacity is sufficient to meet the substantial majority of our current requirements for siloxane. We also source a portion of our requirements through long-term and/or supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We believe we are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Our Strategy

We believe that we have opportunities for growth through the following long-term strategies:

Develop and Market New Products. We will continue our efforts to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we expect to create new generations of products and services which will drive revenue and earnings growth over the long term.

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our sales presence around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications. As a result of this capital allocation strategy and anticipated end market growth underlying these specialty segments, we believe high-margin specialty materials will continue to be a larger part of our broader portfolio.

Implement Strategic Cost Reduction Initiatives. In July 2012, we approved restructuring actions in connection with the realignment of our businesses globally. During the year, we made steady progress on these actions as well as on our initiatives to realize further cost savings from the Momentive Combination. Over the next 9 to 15 months, we expect to achieve $30 million of additional cost savings from these programs. We also continue to evaluate other actions that could lead to further savings. As of December 31, 2012, we have realized a total of approximately $27 million and $63 million of cost savings on a run-rate basis in connection with the restructuring and Momentive Combination, respectively, since the inception of these programs.

Capitalize on the Momentive Combination to Grow Revenues. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of our and MSC’s respective global footprints and technology platforms. For instance, we anticipate greater penetration of our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence.

Generate Free Cash Flow and Deleverage. Although the challenging economic environment makes the short-term outlook of our business difficult to predict, we expect to generate significant free cash flow over the long term due to our size, cost structure, and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in efficiently managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complemented by our long-dated capital structure with no significant short-term maturities. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have an advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

Our Businesses

Silicones

We believe we are one of the world’s largest producers of silicones and silicone derivatives, manufacturing a wide range of high-performing elastomers, engineered materials and fluids. Product families within our silicones business include fluids (textiles, personal care, home care, agriculture and oil and gas applications), silanes and resins (tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (healthcare and automotive applications), intermediates, specialty coatings, room temperature vulcanizers, urethane additives (polyurethane foam additives) and consumer and construction sealants. Silicones are used in product formulations primarily due to two distinguishing factors: (1) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (2) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. Silicones are developed using separate finishing processes to generate a wide variety of different performance characteristics and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties. We have a broad range of specialty silicones technologies, with highly advanced research, applications development and technical service capabilities.

For the fiscal year ended December 31, 2012, our Silicones business generated revenues of $2,136 million compared to $2,310 million for the fiscal year ended December 31, 2011.

Product Portfolio

Our silicones product portfolio consists primarily of those set forth below.

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Fluids. Fluids products are polydimethylsiloxane polymers, co-polymers, elastomers and gel networks, high-performance antifoams and emulsions. Silicone fluids exhibit low surface tension, excellent gloss, excellent sensory, softening and conditioning properties, good thermal stability and excellent viscosity over a wide temperature range, which permits usage in a number of applications. Fluids are used primarily in the personal care, home care and auto care, textiles, oil and gas, agriculture and industrial end-markets and are sold under the Magnasoft, Sagtex, Formasil, Silwet, Silsoft, Silshine, Tospearl and Velvesil brands.

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Silanes and Resins. Silane and resin products are primarily used as components in a variety of specialty applications where improved performance is desired. Resins are used as binders in the production of formulated products such as adhesives, laminates, paints and coatings, and sealants and caulks. Their use is generally focused on situations where required performance characteristics, such as paintability, high-temperature or harsh environmental resistance, are beyond the scope of traditional materials. Our Tospearl resins are also used as light diffusion aids in LCD/LED screens, lighting and as slip agents in plastic packaging materials and paints & coatings. Silanes are used as high-performance coupling agents, adhesion promoters or as reactive intermediates. Silane and resin products are sold into a diverse range of end-markets, including aerospace, construction, coatings and inks, paint, adhesives, electronics, motor vehicles, sealants, rubber and plastics. We sell silane and specialty resins brands including: Silblock, A-Link, Wetlink, Silquest, NXT, Pearlene, SPUR, Tospearl and CoatOSil.

•	Intermediates. Intermediate products are a broad set of Siloxane, Silane, and by-product materials produced in chemical operation and primarily used as inputs for other product portfolios.

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Elastomers. Silicone elastomers are blends of silicone polymers and various fillers and include solid and liquid elastomers. Favorable performance characteristics include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of products, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products, energy and automotive end-markets and are sold under the Tufel, Ultra Tufel, Silplus, LSR / LIM, Silopren, and Addisil brand names.

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Specialty Coatings. Specialty Coatings products are fully formulated solutions designed to enhance performance and drive productivity in various applications. Performance attributes include high-temperature resistance, abrasion resistance, pressure sensitive adhesion or release and weatherability. Specialty Coatings products are sold into a diverse range of end-markets, including construction, tape and label, adhesives, electronics and automotive. Specialty Coatings brands include SilForce, Silgrip, Silblock, Baysilone, and Anchorsil.

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Room Temperature Vulcanizers. Room Temperature Vulcanization (“RTV”) products consist of highly engineered gels, greases, adhesives, encapsulants and sealants. Different types of chemistries are employed based on the application to cure the material at room temperature, with heat or by UV light. Custom fillers and additives are used to enhance performance in areas such as electrical and thermal conductivity, cure speed, adhesion to plastics and metals, optical clarity and resistance to heat. RTV products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace, consumer goods and industrial sealing applications. RTV products include the TSE, SilCool, InvisiSil and SnapSil brand names.

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Urethane Additives. Urethane Additive’s product portfolio includes silicone surfactants used essentially for stabilizing polyurethane foam and a diverse line of tertiary amines to provide blow, gel and balanced catalysis in polyurethane foam reaction. Polyurethane applications include furniture, bedding, auto interior, appliances, construction, carpet backing, footwear and PU leather. Urethane additive products are sold under the Niax and Geolite brands.

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Consumer and Construction Sealants. Consumer sealants are used by homeowners, builders and contractors for a variety of projects throughout the home including increasing energy efficiency, reducing damaging effects of moisture and protecting the home from pollen, pollution and pests. Construction sealants are used in structural glazing, weather-sealing, and insulated glass applications in new and remedial large-scale commercial building projects. We have an exclusive royalty-free right to use the GE brand for these products through December 3, 2013, with a five-year renewal option that would require payment of royalties. Our consumer and construction sealant products are also sold under various private labels for a number of hardware and paint retailers.

End-Markets and Applications. The physical properties of silicones, such as weather-ability, longevity and tolerance to a wide temperature range, make them versatile products with broad commercial applications. In the building and construction industry, silicone sealants and caulks are used to seal expansion and control joints in pre-cast exterior concrete panels and metal curtain walls, as well as in siding, window and door perimeters. In the transportation industry, silicones are used in a variety of original equipment manufacturer and aftermarket applications. In the electronics industry, silicones’ tolerance to high temperatures give them a considerable advantage relative to other, traditional materials in a variety of computers and electronics manufacturing applications. In the personal care industry, silicones are used in consumer goods such as hair care and shaving products, antiperspirants and deodorants, cosmetics and shower and bath products. In the healthcare industry, silicones are used in medical equipment, as well as in surgeries and other general medical procedures. We believe that such a broad range of commercial uses not only helps to maintain a steady demand for our products in industries that are less vulnerable to economic cycles but also allows us to explore new applications for our products in high-growth industries.

Customers. Our Silicones business had sales to more than 4,400 different customers in 2012 in a variety of industries. In 2012, our top 20 customers accounted for approximately 24% of our total revenues, and no single customer accounted for more than 3% of total revenues. We have maintained long-standing relationships with many of our customers. For example, we have served one of our largest customers, The Home Depot, Inc., for over 20 years.

Key Materials.

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Silicon Metal. Silicon metal is an inorganic material that is not derived from petrochemicals. Major silicon metal suppliers include FerroAtlantica, Elkem, Globe Specialty Metals, Advanced Metallurgical Group, Rima, Simcoa and other smaller vendors located around the world. We currently purchase silicon metal under multi-year, one-year or short-term contracts and in the spot market. We typically purchase silicon metal under contracts in the United States and Europe and in the spot market in Asia Pacific.

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Siloxane. Siloxane is a key intermediate required to produce the silicones polymer. We produce siloxane for our internal use in Waterford, New York; Leverkusen, Germany and Ohta, Japan and source siloxane from a joint venture in Jiande, China. This manufacturing capacity is sufficient to meet the substantial majority of our current siloxane requirements. We also source a portion of our requirements under an existing off-take agreement with Asia Silicones Monomer Limited (“ASM”), an affiliate of GE, at a cost-plus pricing formula. To backstop our supply from ASM, in connection with the GE Advanced Materials Acquistion, we entered into a long-term supply agreement, pursuant to which GE and its affiliate will ensure that we are provided with a minimum annual supply of siloxane from ASM or an alternative source in certain circumstances through December 2026. See “Certain Relationships and Related Transactions, and Director Independence.” In addition, from time to time, we enter into supply agreements with third parties to take advantage of favorable pricing and minimize our costs.

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Methanol. Methanol is a key raw material for the production of methyl chloride, which is used to produce chlorosilanes. Major methanol suppliers include Methanex, MHTL and Saudi Basic Industries Corporation (formerly GE Plastics, referred to herein as “SABIC”). We typically enter into annual or quarterly contracts for methanol.

Quartz

We believe that our Quartz business is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries, including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. We believe that our Quartz business is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids.

Our Quartz business’ products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. A significant driver of our Quartz volumes derives from microchip makers adding to or adjusting their manufacturing lines for newly developed products. The manufacture of quartz products for use in the production of semiconductors generated approximately 41% of our Quartz business revenue for the fiscal year ended December 31, 2012, compared to 48% for 2011 and 63% in 2010. For the fiscal year ended December 31, 2012 our Quartz business generated revenues of $221 million compared to $327 million for the fiscal year ended December 31, 2011.

Customers. Our Quartz business had sales to over 1,100 different customers in 2012 in a variety of industries. In 2012, our top 20 customers accounted for 58% of total revenues of the Quartz business, and the largest customer accounted for approximately 8% of total revenues of the Quartz business.

Raw Materials. Naturally occurring quartz sand is the key raw material for many of the products manufactured by the Quartz business, which is currently available from a limited number of suppliers. Unimin, a major producer of natural quartz sand, controls a significant portion of the market for this sand. As a result, Unimin exercises significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have averaged approximately 3-5% per year. Our long term purchase agreement with Unimin expired on December 31, 2012. We are currently negotiating the terms of a new long term agreement with Unimin and expect to enter into an agreement in 2013. We also evaluate and use other quartz sand sources around the world.

Competition

We compete with a variety of companies, including large global chemical companies and small specialty chemical companies, in each of our product lines. The principal factors of competition in our industry include product quality, customer service and breadth of product offerings, product innovation, manufacturing efficiency, distribution and price. Some of our competitors are larger, have greater financial resources and have less debt than we do and may, as a result, be better able to withstand changes in conditions throughout our industry relating to pricing or otherwise and the economy as a whole. We believe that no single company competes with us across all of our existing product lines.

Marketing and Distribution

We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives that support our own growth objectives. In addition, we focus on customers who value our service-oriented business model. This approach includes high-quality, reliable products backed by local sales support and technical expertise. An important component of our strategy is to utilize our broad product capabilities to win high-end specialty business from our customers. These customers value these capabilities and, as a result, we are able to become a supplier of choice, given our relationship and ability to develop solutions to meet their precise needs.

Intellectual Property

We own or have licenses to use a large number of patents relating to our products and processes. We currently have the right to utilize approximately 800 active patents in the United States, approximately 2,800 active patents in the other countries of the world and approximately 2,300 pending patent applications worldwide. While the remaining durations of these patents range from less than one year to almost 20 years, the portion of the portfolio dealing with our new products comprises patents with durations of fourteen to twenty years. We also have the right to utilize approximately 100 registered U.S. trademarks protecting our products, with counterpart registrations in commercially significant non-U.S. countries. Our rights under such patents and licenses are a significant strategic asset in the conduct of our business. Patents, patent applications, trademark applications and trademarks relating to our Velvesil, Silwet, Silsoft, Spur, and NXT brands, technologies and products are considered material to our business. See “Certain Relationships and Related Transactions, and Director Independence” for a description of our licensing arrangements with GE.

Environmental Regulations

Our policy is to strive to operate our plants in a manner that protects the environment and the health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies and practices managed by our Environmental, Health and Safety, or EH&S department and overseen by the EH&S Committee of the Board of Managers of Momentive Holdings. Our EH&S department has the responsibility to ensure that our operations worldwide comply with environmental, health and safety laws and regulations. This responsibility is executed via training, communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incident response planning and implementation.

Our EH&S policies and practices include management systems and procedures relating to environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at or from our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2012, we incurred capital expenditures of $17 million on an aggregate basis to comply with environmental laws and regulations and to make other environmental improvements. We estimate that our capital expenditures in 2013 for environmental controls at our facilities will be approximately $21 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements or other facts change.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States, and China are the most significant to our business. These laws typically prohibit the import or manufacture of chemical substances unless the substances are registered or are on the country’s chemical inventory list, such as the European inventory of existing commercial chemical substances and the U.S. Toxic Substances Control Act inventory. Chemicals that are on one or more of these lists can usually be registered and imported without requiring additional testing in countries that do not have such lists, although additional administrative hurdles may exist. Under such laws, countries may also require toxicity testing to be conducted on chemicals in order to register them or may place restrictions on the import, manufacture and/or use of a chemical.

The European Union enacted a regulatory system in 2006 known as REACH, which generally requires manufacturers and importers of chemicals to register these chemicals and evaluate their potential impact on human health and the environment. Under REACH, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union.

In the European Union and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change, there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas, or GHG emissions. In addition, although the United States is not a signatory to the Kyoto Protocol, several states, including California and New York, are implementing their own GHG regulatory programs, and the enactment of federal climate change legislation in the United States is a possibility for the future. While only a small number of our sites are currently affected by existing GHG regulations, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

Financial Information for Businesses and Geographical Areas

For information regarding revenues from external customers, measures of profit or loss and total assets by business and revenues from external customers and net long-lived assets by geographic area, see note 16 to our consolidated financial statements.

Research and Development

Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and outside testing services, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we hope will lead to new products. For the years ended December 31, 2012, 2011 and 2010, we spent $69 million, $78 million and $73 million, respectively, on research and development. These annual research and development expenditures equaled approximately 3% of the revenues in such year.

Seasonality

We do not experience significant seasonality of demand, although sales have historically been slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to volatile global economic conditions.

Properties

The following table sets forth our manufacturing facilities and research centers as of December 31, 2012:

Location	Real Property Interest	Segments in Which Property is Used

Americas
Waterford, NY	Owned	Silicones
Tarrytown, NY (1)	Leased	Silicones
Sistersville, WV	Owned	Silicones
Chino, CA	Leased	Silicones
Garrett, IN	Leased	Silicones
New Smyrna Beach, FL	Owned	Silicones
Itatiba, Brazil	Owned	Silicones
Strongsville, OH	Owned	Quartz
Willoughby, OH	Owned	Quartz
Richmond Heights, OH	Owned	Quartz
Newark, OH	Owned	Quartz

Europe
Leverkusen, Germany	Leased	Silicones
Bergen op Zoom, Neth.	Leased	Silicones
Lostock, U.K.	Leased	Silicones
Termoli, Italy	Owned	Silicones
Antwerp, Belgium	Leased	Silicones
Bangalore, India (1)	Leased	Silicones
Chennai, India	Owned	Silicones
Geesthacht, Germany	Owned	Quartz

Asia Pacific
Nantong, China	Leased	Silicones
Ohta, Japan	Owned	Silicones
Rayong, Thailand	Leased	Silicones
Kobe, Japan (1)	Leased	Quartz
Kozuki, Japan	Owned	Quartz
Wuxi, China	Leased	Quartz

(1)	Technology research center.

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

Employees

As of December 31, 2012, we had approximately 4,580 employees. Approximately 45% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements. We believe we have good relations with our union and non-union employees.

Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and/or our subsidiaries, arising from the ordinary course of business with respect to commercial, product liability, employee, environmental and toxic exposure matters. Historically, we have not faced any litigation matters or series of litigation matters that have had a material adverse impact on our business. In addition, we do not believe that there is any pending or threatened litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business. We have a number of lawsuits pending against us alleging personal injury due to exposure to hazardous materials, many of which are multi-defendant lawsuits on behalf of large groups of plaintiffs. We believe we are indemnified by GE for any liability arising from any such lawsuits existing prior to the GE Advanced Materials Acquisition. We cannot predict with certainty the outcome of any litigation or the potential for future litigation, and any such matters, if they occur, could materially adversely affect our business and operations.

Environmental Matters

Our operations are subject to extensive environmental regulation at the federal, state and international level and our production facilities require operating permits that are subject to renewal or modification. Our operations also involve the use, handling, processing, storage, transportation and disposal of hazardous materials, and we may be exposed to the risk of claims for environmental remediation or restoration.

We have adopted and implemented health, safety and environmental policies, which include systems and procedures governing environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response, and product stewardship. In order to comply with environmental, health and safety laws and regulations, and maintenance of permits, we have incurred and will continue to incur costs, including capital expenditures for projects related to environmental improvements. In addition, pursuant to applicable hazardous waste regulations, we are required to provide financial assurances for contingent future costs associated with certain hazardous waste management and remedial activities. We have obtained $35.3 million in letters of credit for financial assurance required under applicable hazardous waste regulations, including $25.3 million for closure and post-closure care for the Waterford, NY and Sisterville,WV facilities, and $10 million (annual aggregate) for accidental occurrences at those facilities. We are currently in discussions with the NYSDEC regarding the renewal of our Waterford facility’s hazardous waste permit. In connection with the renewal, the NYSDEC may increase the financial assurances we are required to provide for this facility, which may result in a material increase in the amount of letters of credit or other assurance we must deliver. One or more of our U.S. facilities may also in the future be subject to additional financial assurance requirements imposed by governmental authorities, including the USEPA. In this regard, the USEPA has identified chemical manufacturing as an industry for which it plans to develop, as necessary, proposed regulations identifying appropriate financial assurance requirements pursuant to §108(b) of CERCLA.

We are currently conducting investigations and/or cleanup of known or potential contamination at several of our facilities, and have been named as a potentially responsible party at several third party Superfund sites. In connection with the GE Advanced Materials Acquisition, GE has agreed to indemnify us for liabilities associated with contamination at former properties and for liabilities associated with third-party waste disposal sites. GE has also agreed that if we suffer any losses that are the subject of an indemnification obligation under a third party contract with respect to which GE is an indemnitee, GE will pursue such indemnification on our behalf and provide us with any benefits received.

While we do not anticipate material costs in excess of current reserves and/or available indemnification relating to known or potential environmental contamination, the discovery of additional contamination, or the imposition of more stringent cleanup requirements, could require us to make significant expenditures in excess of such reserves and/or indemnification.

We have been named as a defendant in a series of multi-defendant lawsuits based on our alleged involvement in the supply of allegedly hazardous materials. The plaintiffs seek damages for alleged personal injury resulting from exposure to various chemicals. These claims have not resulted in material judgments or settlements historically and we do not anticipate that these claims present any material risk to our business in the future. In addition, we have been indemnified by GE for any liability arising from any such claims existing prior to the consummation of the GE Advanced Materials Acquisition. However, we cannot predict with certainty the outcome of any such claims or the involvement we might have in such matters in the future.

In 2008, we became aware and disclosed to the NYSDEC that, in certain instances, our Waterford, New York, facility may have failed to comply with the State and federal regulatory requirements governing the treatment of hazardous waste. During 2008, the NYSDEC initiated an investigation into these disclosures and issued a notice of violation alleging certain noncompliances. Subsequently, in the second quarter 2009, the USEPA and the U.S. Department of Justice sought, through search warrant and subpoena, additional information related to the alleged noncompliances. We are cooperating fully with the State and federal authorities. State and federal authorities have the statutory authority to seek civil and criminal sanctions, including but not limited to monetary penalties, for any noncompliances identified.

In February 2012, the Italian regional environmental agency assessed an administrative penalty against the directors of our Italian subsidiary in connection with allegations that our Termoli, Italy facility violated certain hazardous waste record keeping and reporting requirements during the period from November 2010 to July 2011. In accordance with agency policies, we settled the matter by paying €175,667 in April 2012. The agency has also alleged our Termoli, Italy facility has violated certain hazardous waste storage and disposal requirements. These allegations may be the subject of further enforcement actions, including criminal enforcement.

MANAGEMENT

Executive Officers and Directors

The following sets forth our executive officers and directors as of May 1, 2013. All of our executive officers, other than Mr. Dandolph, are also executive officers of Momentive Specialty Chemicals Inc.

Name	Age	Title
Craig O. Morrison	57	Director, Chairman, President and Chief Executive Officer
William H. Carter	59	Director, Executive Vice President and Chief Financial Officer
Scott M. Kleinman	40	Director
Jordan C. Zaken	38	Director
David B. Sambur	33	Director
John C. Dandolph	37	Executive Vice President and President, Silicones and Quartz Division
Judith A. Sonnett	56	Executive Vice President, Human Resources
Douglas A. Johns	55	Executive Vice President, General Counsel and Secretary
Kevin W. McGuire	53	Executive Vice President, Business Processes and Information Technology
Nathan E. Fisher	47	Executive Vice President, Procurement
Anthony B. Greene	53	Executive Vice President, Business Development and Strategy
Karen E. Koster	50	Executive Vice President, Environmental, Health & Safety
George F. Knight	56	Senior Vice President, Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. He also held the position of President of the Company’s Silicones and Quartz division on an interim basis from February until May, 2012. He also serves as President and Chief Executive Officer and a director of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to those positions effective March 25, 2002. Mr. Morrison was named Chairman of the Board of Directors of MSC on June 1, 2005. Prior to joining MSC, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Momentive Holdings. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve on our Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. He also serves as Executive Vice President and Chief Financial Officer of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to those positions effective April 3, 1995, and as a director of MSC, having been elected to this position effective November 20, 2001. Mr. Carter was instrumental in the restructuring of MSC’s holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary of MSC, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. He currently serves as a director of M/I Homes, Inc. Prior to joining MSC in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve on our Board of Directors.

Scott M. Kleinman was elected a director on October 1, 2010. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its

Investment Banking division. Mr. Kleinman is also a director of the following Apollo portfolio companies: Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper Inc., Verso Paper Holdings, LLC, LyondellBasell Industries B.V., Realogy Corporation, Taminco Global Chemical Corporation and Taminco Acquisition Corp. Within the past five years, Mr. Kleinman was also a director of Momentive Specialty Chemicals Inc. and Noranda Aluminum Holding Corporation. He is a member of Audit Committee of the Board of Directors. He is also member of the Executive, Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Kleinman’s position with Apollo and his extensive finance and business experience, we believe it is appropriate for Mr. Kleinman to serve as a director of the Company.

Jordan C. Zaken was elected a director on October 1, 2010. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. He is also a director of Momentive Specialty Chemicals Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper, Inc., Verso Paper Holdings, LLC, NRI Management Group LLC and Pinnacle Agriculture Holdings LLC, all Apollo portfolio companies. Within the past five years, Mr. Zaken was a director of Parallel Petroleum Corporation and Great Wolf Resorts, Inc. He is the Chairman of the Compensation Committee of the Board of Directors. He is also a member of the Audit Committee, Environmental, Health and Safety Committee and the Executive Committee and Chairman of the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Zaken’s extensive finance and business experience, we believe it is appropriate for Mr. Zaken to serve as a director of the Company.

David B. Sambur was elected a director on October 1, 2010. He is a principal of Apollo Management, L.P. where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. He is also a director of Momentive Specialty Chemicals Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper, Inc., Verso Paper Holdings, LLC and Caesars Entertainment Corporation, all Apollo portfolio companies. He serves on the Audit and Compensation Committees of the Board of Directors. He is also a member of the Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC.

John C. Dandolph was elected Executive Vice President and President of the Silicones and Quartz Division on May 14, 2012. He served as President and CEO of the Silicones Asia Pacific business from January 2010 to May 2012. Mr. Dandolph joined the Company upon its formation in December 2006, serving as Chief Financial Officer of the Silicones Asia Pacific business from 2007 to 2010. While with GE Advanced Materials, he served as Financial Planning and Analysis Manager for the Pacific in 2006 and Finance Manager for Japan and Korea from 2004 to 2006. Prior to joining GE Advanced Materials, he held several roles with GE Plastics in North America and Mexico. Mr. Dandolph joined GE in 2001.

Judith A. Sonnett was elected Executive Vice President, Human Resources on October 1, 2010. She also serves as Executive Vice President, Human Resources of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position in September 2007. She has served in various HR leadership roles for MSC and its predecessors since November 1998. Prior to her election to her current position at MSC, Ms. Sonnett was Vice President, People and Organizational Development from November 2004 through September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 through November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Douglas A. Johns was elected General Counsel and Secretary upon our formation on December 4, 2006. He was named Executive Vice President on October 1, 2010. He also serves as Executive Vice President and General Counsel of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) and Momentive Performance Materials Holdings LLC, having been elected to those positions on October 1, 2010. Prior to our formation, Mr. Johns served as General Counsel for GE Advanced Materials, a division of

General Electric Company, from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S. Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

Kevin W. McGuire was elected Executive Vice President, Business Processes and Information Technology on October 1, 2010. He also serves as Executive Vice President, Business Processes and Information Technology of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. Mr. McGuire joined MSC in 2002 as its Chief Information Officer.

Nathan E. Fisher was elected Executive Vice President, Procurement on October 1, 2010. He also serves as Executive Vice President of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. Mr. Fisher joined MSC in March 2003 as Director of Strategic Sourcing and was promoted to Vice President, Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President, Business Development and Strategy on October 1, 2010. He also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on October 1, 2010 Mr. Greene joined the Company upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

Karen E. Koster was elected Executive Vice President, Environmental, Health & Safety effective August 8, 2011. Ms. Koster also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on the same date. Prior to joining the Company, Ms. Koster held various environmental services and legal management roles at Cytec Industries where, from August 2002, she served as Vice President, Safety, Health and Environment.

George F. Knight was elected Senior Vice President, Finance, and Treasurer of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010 and November 1, 2010, respectively. Mr. Knight also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), having been elected to that position on June 1, 2005. He joined MSC in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of MSC. In 2001, he re-joined MSC and was appointed Vice President-Finance and Treasurer of MSC in July 2002. He was promoted to Senior Vice President of MSC in June 2005.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which stockholders may recommend nominees to our Board of Directors.

Audit Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Kleinman and Sambur, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, and neither of whom is independent.

Code of Ethics

We have adopted a Code of Conduct that applies to our directors, officers and employees. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. The Code of Conduct is posted on our website: www.momentive.com under “Investor Relations-Momentive Performance Materials Inc.” Any substantive amendment to, or waiver from, any provision of the Code of Conduct with respect to any senior executive or financial officer will be posted on this website.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we describe our process of determining the compensation and benefits provided to our “Named Executive Officers” in 2012. Our Named Executive Officers are: Craig O. Morrison, President and Chief Executive Officer (our “CEO”); William H. Carter, Executive Vice President and Chief Financial Officer; John C. Dandolph, Executive Vice President and President, Silicones and Quartz Division; Steven P. Delarge, our former Executive Vice President and President, Silicones and Quartz Division; Douglas A. Johns, Executive Vice President and General Counsel; and Judith A. Sonnett, Executive Vice President, Human Resources.

Messrs. Morrison, Carter and Johns and Ms. Sonnett provide services to the Company and Momentive Specialty Chemicals Inc. (“MSC”), another subsidiary of our ultimate parent, Momentive Holdings, on a shared basis pursuant to the Shared Services Agreement between the Company and MSC, which is described below. Messrs. Morrison and Carter and Ms. Sonnett are employed by MSC, and accordingly participate in the compensation and benefit programs of MSC and Momentive Holdings. Messrs. Dandolph and John are employed by us and accordingly participate in the compensation and benefit programs of MPM and Momentive Holdings. Mr. Delarge’s employment with the Company was terminated in February 2012.

Oversight of the Executive Compensation Program

Generally, the Compensation Committee of the Board of Directors of MPM (the “MPM Committee”) is responsible for establishing the compensation and benefits of the executive officers employed by MPM, and the Compensation Committee of MSC’s Board of Directors (the “MSC Committee”) is responsible for establishing the compensation and benefits of the executive officers employed by MSC. In 2012, the MPM Committee and the MSC Committee were comprised of the same individuals, and the committees followed similar compensation philosophies and objectives. References to the “Committee” mean the MPM Committee and/or the MSC Committee, as appropriate.

The Committee sets the principles and strategies that guide the design of our executive compensation program. The Committee annually evaluates the performance and compensation levels of all executive officers (whom we refer to as our “Senior Leadership Team”). This annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that the incentives are not only aligned with the Company’s strategic goals, but also enable us to attract and retain a highly qualified and effective management team. Based on this evaluation, the Committee approves each executive officer’s compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities.

Executive Summary

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In recent years, the Company has focused on motivating our Senior Leadership Team to deliver improved performance and retaining key talent during difficult business cycles. To accomplish this objective, the Committee designed a long-term compensation program that provides value to our Senior Leadership Team and other key associates upon achievement of performance goals and continued service. This long-term compensation program was also designed to complement our equity award program.

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We delayed the effective date of our annual merit base salary increases to July 2012 for all salaried associates globally where legal and business considerations permitted, including our Named Executive Officers, because earnings missed expectations in the second half of 2011. The Committee typically reviews the base salaries of our Senior Leadership Team in the first quarter of each year. In July 2012, the Committee determined that measured increases to our Named Executive Officers’ base salaries were merited in light of their achievements of specific company, divisional and individual goals.

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While we believe that retirement benefits are important compensation and retention tools, in recognition of the market shift from defined benefit plans to defined contribution plans, we implemented a change in the Company’s retirement strategy during 2012 to move to a defined contribution retirement platform. As a result, the Company froze benefits for salaried exempt employees under its U.S. qualified defined benefit pension plan effective August 31, 2012 and added new elements to its U.S. defined contribution plan for this segment of its workforce effective September 1, 2012, which are described below. In addition, we adopted a defined contribution Supplemental Executive Retirement Plan in January 2012 to provide our highly compensated employees, including Named Executive Officers, with benefits that are incremental to our qualified defined contribution plan.

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We generally continued our executive compensation program in other respects. For example, we adopted an annual cash incentive plan for 2012, which was designed to reward our Senior Leadership Team for delivering increased value to the organization against annual financial goals and other critical business objectives.

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Apollo, as the Company’s controlling shareholder, and its representatives continue to be actively involved in making recommendations regarding the structure of our executive compensation program and the amounts payable to our Named Executive Officers. The Company is not currently required to hold a shareholder advisory “say-on-pay” vote.

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to set compensation and benefits at a level that is reasonable, internally fair and externally competitive. Specifically, the Committee is guided by the following objectives:

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Pay for Performance. We emphasize pay for performance based on achievement of company operational and financial objectives and the realization of personal goals. We believe that a significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific and measurable financial and operational performance goals.

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Align Incentives with Shareholders. Our executive compensation program is designed to focus our Senior Leadership Team on our key strategic, financial and operational goals that will translate into long-term value creation for our shareholders.

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Balance Critical Short-Term Objectives and Long-Term Strategy. We believe that the compensation packages we provide to our Senior Leadership Team should include a mix of short-term cash-based incentive awards that encourage the achievement of annual goals, and long-term cash and equity elements that reward long-term value creation for the business.

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Attract, Retain and Motivate Top Talent. We design our executive compensation program to be externally competitive in order to attract, retain and motivate the most talented executive officers who will drive company objectives.

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Pay for Individual Achievement. We believe that each executive officer’s total compensation should correlate to the scope of his or her responsibilities and relative contributions to the Company’s performance.

Shared Services Agreement

In connection with the closing of the Momentive Combination in 2010, we entered into the Shared Services Agreement with MSC. Under this agreement, MSC provides to us, and we provide to MSC, a range of services on a shared basis — including the services of certain executives and employees. For example, Messrs. Morrison and Carter and Ms. Sonnett are employed by MSC and also provide executive services to us, and Mr. Johns is employed by us and also provides services to MSC. (Mr. Dandolph is employed by us and provides services solely to the Company.) The fully burdened costs of the executives and other employees whose services MSC provides to us and whose services we provide to MSC are allocated 51% to MSC and 49% to us. However, if 100% of any cost is demonstrably attributable to or for the benefit of either MSC or us, the entire cost is allocated to company realizing such benefit. Fully burdened costs for shared employees include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead. The costs are calculated in accordance with accounting policies and procedures approved, from time to time, by the parties.

Evaluating Company and Individual Performance

In determining 2012 compensation, the Committee considered the following accomplishments of our Named Executive Officers in 2011:

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Mr. Morrison, our President and Chief Executive: The Committee considered Mr. Morrison’s strong leadership of the business during challenging business conditions, his drive for continuous process improvement, his strong focus on environmental and safety goals, and his superior analytical and problem solving skills. In addition, the Committee recognized the need for our CEO’s base salary to be competitive with the general market.

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Mr. Carter, our Executive Vice President and Chief Financial Officer: The Committee considered his successful leadership around strong cash management and balance sheet restructuring in a challenging business environment.

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Mr. Dandolph, our Executive Vice President and President—Silicones and Quartz Division: Mr. Dandolph was promoted to his current position in May 2012. In connection with his promotion, the Committee approved a new compensation level for Mr. Dandolph consistent with his responsibilities as the leader of the division. In setting his 2012 compensation level, the Committee also recognized Mr. Dandolph’s accomplishments in his prior position, Senior Vice President and Managing Director of Silicones Asia Pacific, including his strong leadership in the aftermath of the March 2011 earthquake and tsunami in Japan, which significantly affected the Company’s Asia Pacific operations, as well as his success in driving cost reductions in the region during 2011.

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Mr. Delarge, our former Executive Vice President and President—Silicones and Quartz Division: Mr. Delarge and MPM entered into a separation agreement in early 2012, pursuant to which Mr. Delarge’s employment with MPM was terminated without cause. Mr. Delarge’s severance compensation is governed by the terms of the separation agreement. A description of the Mr. Delarge’s severance benefits and a summary of the terms of his separation agreement are set forth in the Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

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Mr. Johns, our Executive Vice President and General Counsel: The Committee recognized his focus on robust compliance systems, his management of critical legal situations, his strong business and legal judgment and his support and direction on certain strategic transactions.

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Ms. Sonnett, our Executive Vice President, Human Resources: The Committee recognized her leadership role in harmonizing policies of MSC and MPM, including designing and implementing common core values, aligned leadership expectations, a global total reward strategy, as well as improved people and organizational core processes.

In 2013, the Committee will evaluate our Named Executive Officers’ compensation based upon the achievement of their objectives during 2012. The 2012 objectives for each of our Named Executive Officers were as follows:

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Mr. Morrison’s objectives for 2012 included achievement of Segment EBITDA, cash flow, EH&S and Synergies targets (as described below) and specific goals focused on certain strategic assessments, productivity, growth and specific actions relating to people and organization matters. These objectives supported both critical short-term objectives and long-term value creation. They were recommended by Mr. Morrison at the beginning of 2012 and were discussed by the full Board of Directors, and the goals were subsequently approved by the Committee.

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Mr. Carter’s objectives for 2012 included achievement of Segment EBITDA, cash flow, EH&S and Synergies targets (as described below), continued improvement of finance processes, integration of cash flow forecasting processes and foreign exchange management, aligning the finance organization to support growth initiatives, as well as goals relating to certain people and organization objectives.

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Mr. Dandolph’s objectives for 2012 were focused upon the achievement of Segment EBITDA, cash flow and EH&S targets specific to the Silicones and Quartz Division (as described below). In addition, Mr. Dandolph had goals relating to the the realignment of the Silicones and Quartz businesses globally, as well as the achievement of productivity targets and actions relating to people and organization objectives.

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Mr. Johns’ objectives for 2012 included achieving the Segment EBITDA, cash flow, EH&S and Synergies targets (as described below), continued implementation and monitoring of compliance systems, management of major litigation risk areas, and providing support to various business growth initiatives.

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Ms. Sonnett’s objectives for 2012 included achievement of Segment EBITDA, cash flow, EH&S and Synergies targets (as described below). In addition, Ms. Sonnett had goals relating to aligning programs with externally competitive benchmarks, achieving productivity targets and installing core processes relating to people and organization objectives, in support of the business.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting total compensation levels for our executive officers, the Committee considers broad-based competitive market data on total compensation packages provided to executive officers with similar responsibilities at comparable companies. Such companies include those within the chemical industry, as well as those with similar revenues and operational complexity outside the chemical industry. The Committee uses third-party salary surveys, including Hewitt Executive Compensation and Towers Watson Executive Compensation Surveys.

Executive Compensation Components

The principal components of our executive compensation program are as follows:

Type	Components
Annual Cash Compensation	Base Salary
Annual Incentive Awards
Discretionary Awards
Long-Term Incentives	Equity Awards Long-Term Cash Awards
Benefits	Health, Welfare and Retirement Benefits
Other	International Assignment Compensation
Severance Benefits

The following section describes each of the components in further detail.

1. Annual Cash Compensation

Base Salaries

The annual base salaries of our Named Executive Officers are designed to be commensurate with professional status, accomplishments, scope of responsibility, overall impact on the organization, and size and complexity of the business or functional operations managed. The annual base salaries of our Named Executive Officers are also intended to be externally competitive with the market.

The Committee reviews our Named Executive Officers’ base salary levels (i) annually, in conjunction with the annual performance review conducted globally for non-bargained salaried employees, and (ii) in conjunction with new hires, promotions or significant changes in job responsibilities. In approving increases to base salaries, the Committee considers various factors, such as job performance, total target compensation, impact on value creation and the externally competitive marketplace. The Committee typically conducts its annual performance reviews of base salaries in the first quarter and determines whether any increases are merited based on the prior year’s performance; however, the reviews for 2011 performance for many of our salaried non-bargained associates, including our Named Executive Officers, were deferred until July 2012 as a consequence of lower than expected earnings for the second half of 2011.

In July 2012, most of our Named Executive Officers received a merit increase in base salary in recognition of his or her accomplishments in 2011 (described above under “Evaluating Company and Individual Performance”): Mr. Morrison received a 5% increase in base salary; Mr. Carter received a 4% increase in base salary; Mr. Johns received a 4.76% base salary adjustment in February 2012 as well as a 4% increase in July 2012; and Ms. Sonnett received a 4% increase in base salary. Mr. Dandolph was promoted to Executive Vice President, President of the Silicones and Quartz Division in May 2012. In connection with his promotion, the Committee approved a new compensation level for Mr. Dandolph consistent with his responsibilities as the leader of the division.

In 2013, our Named Executive Officers will be considered for a base salary increase based upon the achievement of objectives during 2012 (described above under “Evaluating Company and Individual Performance”).

Annual Incentive Awards

Our annual incentive plan is a short-term performance incentive designed to reward participants for delivering increased value to the organization against specific financial and other critical business objectives. Annual incentive awards are targeted at a level that, when combined with base salaries and other components of our total rewards program, is intended to yield total annual compensation that is competitive in the external marketplace, while performance above the target is intended to yield total annual compensation above the market median.

The performance targets for the applicable components of the annual incentive plan are identical for executives and other eligible, salaried employees. We strive to set annual incentive award targets that are achievable only through strong performance, believing that this motivates our executives and other participants to deliver ongoing value creation, while allowing the Company to attract and retain a highly talented Senior Leadership Team. Annual incentive award targets are determined in connection with the development of an overall budget for Momentive Holdings and its subsidiaries. Performance measures may be based on a number of factors, such as our prior-year performance; current market trends; anticipated synergies; integration efforts around acquired assets or businesses; potential pricing actions; raw material projections; the realization of planned productivity initiatives; expansion plans; new product development; environmental, health and safety, and other strategic factors that could potentially impact operations.

The 2012 Annual Incentive Compensation Plan

In early 2012, the MPM Committee, MSC Committee and the Compensation Committee of the Board of Managers of Momentive Holdings (the “Momentive Holdings Committee”) approved the 2012 annual incentive compensation plan for employees of the Company, MSC and their subsidiaries, which we refer to as the “2012 ICP.” Under the 2012 ICP, our Named Executive Officers and other members of our Senior Leadership Team had the opportunity to earn cash bonus compensation based upon the achievement of certain performance targets.

The performance targets under the 2012 ICP for our executive officers with non-divisional roles (including Messrs. Morrison, Carter and Johns and Ms. Sonnett) were based 100% upon the results of our ultimate parent, Momentive Holdings, rather than on the results of the Company or MSC alone, in recognition of the fact that most of our Named Executive Officers and Senior Leadership Team and many other Company associates now also have responsibilities for, or provide services to, both the Company and MSC under the Shared Services Agreement.

Targets for our executive officers with divisional responsibilities (including Mr. Dandolph) were based primarily on the division’s results. We believe that our Division President’s incentive compensation must have a strong tie to the division’s performance where the President has the greatest impact and closest line of sight, and therefore 80% of Mr. Dandolph’s target was tied to the division’s results.

The performance targets were established based on the following performance measures:

Performance Measure	Description	2012 Target
Segment EBITDA

Segment EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations) was used as the primary profitability measure for determining the level of financial performance for management and executive annual incentive compensation purposes.

Segment EBITDA of Momentive Holdings in 2012 (“Momentive Segment EBITDA”) corresponds to the sum of “MPM Segment EBITDA” and “MSC Segment EBITDA” less certain Momentive Holdings expenses. MPM Segment EBITDA and MSC Segment EBITDA are defined herein and in MSC’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “MSC 2012 Annual Report”), respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for a reconciliation of MPM Segment EBITDA to Net Income (loss); see Item 7 of Part II of the 2012 MSC Annual Report for a reconciliation of MSC Segment EBITDA to Net Income (loss).

The Momentive Segment EBITDA target for 2012 was set based upon factors impacting Momentive Holdings’ operating subsidiaries, including, but not limited to, competitive business dynamics in the markets, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2012 ICP, the targeted Momentive Segment EBITDA was $1,002 million.

Performance Measure	Description	2012 Target
Cash Flow	Cash flow encompasses Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other smaller operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles.	The cash flow targets were established as a result of budget projections. For the 2012 ICP, the targeted cash flow for Momentive Holdings was a net usage of cash equal to $53 million.

Environmental Health & Safety (“EH&S”)	As a chemical manufacturer, our operations involve the use of hazardous materials, and are subject to extensive environmental regulation. As a result, EH&S is a core value and a critical focus for all associates.	For the 2012 ICP, we established occupational illness and injury rate (“OIIR”) goals as our EH&S target, and set goals for Momentive Holdings and the divisions. OIIR is measured based on the number of reportable injuries or incidents per 200,000 work hours. The 2012 goal for Momentive Holdings represents approximately a 10% improvement from prior year actual statistics.

Synergies	The synergies target is intended to encourage the achievement of cost savings from the Momentive Combination and under the Shared Services Agreement. Synergies are measured for Momentive Holdings only.	The 2012 synergies target of $50 million was based upon remaining integration goals set at the time of the Momentive Combination.

Each of the 2012 performance targets was measured independently such that a payout of one element was not dependent upon the achievement of the others. This was intended to keep associates focused on driving continuous improvement in EH&S, Cash Flow and Synergies, in addition to EBITDA.

Awards under the 2012 ICP were calculated as follows: Each participant was designated a target award under the 2012 ICP based on a percentage of his or her base salary, which varies per participant based on the scope of the participant’s responsibilities and externally competitive benchmarks. Payout of the target award is based on the achievement of the performance targets described above, including the relative weightings of the performance targets noted in the table below. A participant would need to achieve at least 80% of the Segment EBITDA target to earn 30% of the allocated target award for the EBITDA component, and may earn up to 200% of his or her target award for the achievement of 120% or more of the Segment EBITDA target. The payment range for achieving the performance targets for EH&S, Cash Flow and Synergies components was 50% (minimum), 100% (target) and 200% (maximum) of the allocated target award for each component. These achievement and payout metrics are similar to those in prior year plan designs, which the Committee has found effective in accomplishing the purpose of the plan.

The following table summarizes the target awards, performance measures, weightings, achievements and payouts for the 2012 ICP awards granted to our Named Executive Officers. Because Mr. Dandolph held more than one position with the Company during the year, Mr. Dandolph’s target awards, performance measures and weightings were pro-rated based on the time spent in each position. The 2012 ICP awards will be paid in April 2013.

Name	Incentive Target (% of Base Salary)	Target Award ($)	Performance Criteria / Weighting %	Performance Achieved (%)	2012 Payout ($)
C. Morrison	100%	1,050,000	Momentive Segment EBITDA /50%	—	—
			EH&S Goal / 10%	167%	175,035
			Momentive Cash Flow /30%	—	—
			Synergies / 10%	100%	105,000
W. Carter	80%	593,245	Momentive Segment EBITDA /50%	—	—
			EH&S Goal / 10%	167%	98,894
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100%	59,324
J. Dandolph	70% following	250,000	Momentive Segment EBITDA /10%	—	—
	his promotion;		Division Segment EBITDA /40%	—	—
	62.5% blended		Division EH&S Goals /10%	175%	43,750
	rate for 2012		Division Cash Flow /30%	—	—
			Synergies / 10%	100%	25,000
S. Delarge	—	—	—	—	—
D. Johns	60%	274,560	Momentive Segment EBITDA /50%	—	—
			EH&S Goal / 10%	167%	45,769
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100%	27,456
J. Sonnett	60%	249,600	Momentive Segment EBITDA /50%	—	—
			EH&S Goal / 10%	167%	41,608
			Momentive Cash Flow / 30%	—	—
			Synergies / 10%	100%	24,960

Discretionary Awards

Discretionary awards are used periodically by the CEO to reward exemplary efforts. Often, such efforts are required by atypical business conditions or are related to special projects impacting long-term business results. Discretionary awards are also used for retention purposes or in connection with a new hiring or promotion. Any discretionary award to an executive officer must be approved by the Committee.

In connection with his promotion to Executive Vice President and President of the Silicones and Quartz Division, Mr. Dandolph was awarded a sign-on bonus of $100,000, which was paid to him in July 2012. This bonus was awarded to Mr. Dandolph for his willingness to relocate quickly to the U.S. from Shanghai to assume the new role and simultaneously drive the realignment of the Company’s businesses. No other discretionary awards were made to our Named Executive Officers in 2012.

2. Long-Term Incentive Awards

Equity Awards

The Committee believes that equity awards play an important role in creating incentives to maximize Company performance, motivating and rewarding long-term value creation, and further aligning the interests of our executive officers with those of our shareholders. Our Named Executive Officers, as well as other members of the Senior Leadership Team and other eligible associates, participate in equity plans sponsored by Momentive Holdings, MSC Holdings or MPM Holdings. Awards under these plans are factored into the executive compensation program established by the Committee.

Our long-term strategy includes the use of periodic grants, rather than on-going annual grants of equity. We believe that periodic grants provide an incentive toward a long-term projected value. Our equity awards contain both time and service vesting requirements, as well as performance and service vesting requirements. Awards that are conditioned on time and service vesting requirements function as a retention incentive, while awards that are conditioned on performance and service vesting requirements are linked to the attainment of specific long-term objectives.

The type of equity awards we have historically used are (i) options to purchase common units and (ii) restricted deferred units. Prior to the Momentive Combination, Messrs. Morrison and Carter received awards under the 2004 Stock Incentive Plan (the “MSC 2004 Stock Plan”) and the 2004 Deferred Compensation Plan (the “MSC 2004 DC Plan”), and Ms. Sonnett received an award under the 2007 Long-Term Incentive Plan (the “MSC 2007 Long-Term Plan”), which plans are administered by MSC Holdings or MSC. Prior to the Momentive Combination, Messrs. Dandolph, Delarge and Johns received awards under the 2007 Long-Term Incentive Plan administered by MPM Holdings (the “MPM 2007 Plan”). At the time of the Momentive Combination, all outstanding equity awards that covered common units of MSC Holdings and shares of MPM Holdings were converted to cover units of Momentive Holdings. In February 2011, the Momentive Holdings Committee approved and granted awards under a new long-term equity incentive plan for key leaders and directors of the Company and MSC (the “2011 Equity Plan”). Each of these equity plans are described in the “Narrative to Outstanding Equity Awards Table” and/or the “Narrative to the Nonqualified Deferred Compensation Table,” below.

There were no new equity awards granted to our Named Executive Officers in 2012 but, due to the continued illiquidity of previous equity awards, outstanding options that were set to expire in 2013, 2014 and 2015, including those held by our Named Executive Officers, were modified to extend the option expiration dates to December 31, 2017. In connection with Mr. Delarge’s termination of employment, certain options held by Mr. Delarge we also modified to eliminate as a vesting requirement his continued service to the Company. These option modifications are described in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Long-Term Cash Awards

The Committee may, from time to time, approve long-term cash awards or plans for our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. These awards are designed to pay over extended performance periods subject to the achievement of specified, measurable performance goals, and are further conditioned upon continued employment. As such, these awards are useful in providing a defined value for achievement of our financial targets, as well as leadership stability. In addition, long-term cash awards help complement equity awards.

Retaining key talent during difficult business cycles has been a critical focus for the Company, as well as MSC, in recent years. In 2009, key associates of MSC, including Messrs. Morrison and Carter and Ms. Sonnett, received awards under a long-term cash plan (the “2009 LTIP”), which awards were subject to 2010 performance goals as well as continued service conditions through 2011 and 2012. The relevant performance targets of the 2009 LTIP were achieved as of December 31, 2010, and thus each of Messrs. Morrison and Carter and Ms. Sonnett earned his or her target 2009 LTIP award, equal to approximately 300% of his or her 2009 base salary. The full amount of the target awards was reported as compensation earned for 2010 in the Summary Compensation Table included in MSC’s 2010 Annual Report on Form 10-K. One-half of the award vested and was paid during the first quarter of 2011. The remaining one-half vested on January 1, 2012 and was paid in

April of 2012, except that, as previously reported, Mr. Morrison elected to forgo his payment (equal to $1,312,500) in light of the challenging business environment in the fourth quarter of 2011. Because the awards under the MSC 2009 LTIP arise solely from services provided to MSC, the costs of such awards are not allocated in any manner to MPM under the Shared Services Agreement.

To further help retain key talent, the MSC Committee, MPM Committee and the Momentive Holdings Committee determined to award long-term cash awards to key associates, including our Named Executive Officers, in 2012. The awards were also intended to complement outstanding equity awards which are not yet liquid. Thus, in November 2012, the Momentive Holdings Committee approved the Momentive Holdings LLC 2012 Long-Term Cash Incentive Plan (which we refer to as the “2012 LTIP”). Awards under the 2012 LTIP are subject to time and service requirements, as well as the achievement of key performance objectives supporting the long-term health of the business. The terms of this new plan are described in the narrative to the Grants of Plan Based Awards Table.

The target level of the 2012 LTIP awards granted to our Named Executive Officers are based on a percentage of base salary. In determining the target level, the Committee intended the awards to deliver externally competitive long-term executive compensation, as well as internal equity among Senior Leadership Team members given the scope and complexity of their roles. Particularly for Mr. Morrison, the Committee considered his important role in the organization since the Momentive Combination. Our Named Executive Officers’ target 2012 LTIP awards are as follows:

	2012 LTIP Target Award ($)	Approximate Percentage of 2012 Base Salary
Craig O. Morrison	5,250,000	500%
William H. Carter	2,224,668	300%
John C. Dandolph	1,200,000	300%
Steven P. Delarge	—	—
Douglas A. Johns	1,372,800	300%
Judith A. Sonnett	1,248,000	300%

3. Benefits

The Company provides a comprehensive group of benefits to eligible associates. These include health and welfare benefits as well as retirement benefits. Our benefit programs are designed to provide market competitive benefits for associates and their covered dependents.

Each of our Named Executive Officers participates in qualified defined benefit and defined contribution retirement plans on substantially the same terms as other participating employees of MPM and MSC, as applicable. In addition, because individuals are subject to U.S. tax limitations on contributions to qualified retirement plans, in January 2012, MPM adopted a defined contribution Supplemental Executive Retirement, a non-qualified plan, to provide these associates with an incremental benefit on eligible earnings above the U.S. tax limits for qualified plans. The new benefit platform provides benefits to our applicable Named Executive Officers that are substantially the same as those provided by MSC. Our Named Executive Officers are eligible to participate in the non-qualified plans of MPM and MSC, as applicable, on the same basis as our other highly compensated salaried associates.

While we believe that retirement benefits are important compensation and retention tools, in recognition of the market shift from defined benefit plans to defined contribution plans, we implemented a change in MPM’s retirement strategy during 2012 to move to a defined contribution retirement platform. As a result, the Company froze benefits for U.S. salaried exempt employees under its U.S. qualified defined benefit pension plan effective August 31, 2012 and added new elements to the Company’s U.S. defined contribution plan for this segment of its workforce effective September 1, 2012, which are described below. MSC implemented a similar change in its retirement strategy and froze benefits for the non-bargaining participants of its U.S. qualified defined benefit pension plan in 2009 while also adding similar elements to its U.S. defined contribution plan for non-bargaining participants.

The MPM savings plan, which is a defined contribution plan (the “MPM 401(k) Plan”), covers our U.S. employees. This plan allows eligible employees to make pre-tax contributions from 1% to 15% of eligible earnings for highly compensated salaried exempt employees, including our applicable Named Executive Officers, and 30% for all other employees up to the IRS prescribed limits for qualified plans. In connection with the freezing of benefits under the Company’s U.S. qualified defined benefit pension plan described above, effective September 1, 2012, salaried exempt employees became eligible to receive matching contributions from the Company at 100% on contributions of up to 5% of eligible earnings. All other employees (including salaried exempt employees for the period prior to September 1, 2012) are eligible to receive matching contributions from the the Company at 50% on contributions of up to either 7% or 8%, depending on the date of hire. In addition, effective September 1, 2012, we adopted an annual retirement contribution to be paid by the Company ranging from 3% to 7% of eligible compensation depending on years of benefit service for salaried exempt associates actively employed on the last day of the year. An additional company contribution may also be made for salaried exempt employees if we achieve specified annual financial goals established at the beginning of each plan year. Messrs. Morrison and Carter and Ms. Sonnett participate in MSC’s defined contribution plan (the “MSC 401(k) Plan”), which provides substantially the same benefits as those the Company provides to its U.S. salaried exempt employees.

There is additional information on retirement plans in the Narrative to the Pension Benefits Table and Narrative to the Nonqualified Deferred Compensation Table below.

4. Other

International Assignment Compensation

The Company may provide certain additional benefits to an executive officer if he or she is on an international assignment. These benefits are externally competitive and a means to compensate the executive officer for financial expenses that would not exist if the executive remained in his or her home country. For example, the Company may provide a disturbance allowance, family travel and housing allowances, tax equalization payments, and reimbursements or payments for relocation to the executive officer’s home country. We believe that, as a growing global company, it is necessary to offer this compensation to encourage key employees and executives to temporarily relocate for strategic business reasons. Mr. Dandolph received international assignment compensation related to his prior position with the Company during the beginning of 2012, which is described in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Change-in-Control and Severance Benefits

Our Named Executive Officers are generally entitled to change-in-control and severance protections. We believe that appropriate change-in-control and severance protections accomplish two objectives. First, they create an environment where key executives can act on behalf of the best interests of the Company without incurring undue personal risk. Second, they foster management stability during periods of potential uncertainty. We are also cognizant that excessive pay in the way of change-in-control and severance protection would not be in the best interest of the Company because such pay may encourage undue risk-taking. In an attempt to balance the delicate equation, the Committee has determined to provide these benefits very selectively. We also recognize that severance benefits above contractual commitments may be appropriate in limited cases due to an executive’s significant contributions to the Company, and in 2012, we approved severance benefits for our former executive, Mr. Delarge, above the level set forth in a prior agreement in light of his long and distinguished service to the Company and its predecessor business, including in connection with the GE Advanced Materials Acquisition and the Momentive Combination. The change-in-control and severance benefits payable to our Named Executive Officers are discussed in the Narrative to the Summary Compensation Table and in the discussion on Potential Payments Upon Termination of Employment, below.

Summary Compensation Table—Fiscal 2012

The following table provides information about the compensation of our Chief Executive Officer, Chief Financial Officer, our three next most highly compensated executive officers at December 31, 2012 and one other executive employed by us in the beginning of 2012 who would have been among the three next most highly compensated if he had remained an executive officer of the Company as of December 31, 2012, whom we collectively refer to as our Named Executive Officers, for the years ended December 31, 2012, 2011 and 2010. The compensation for those Named Executive Officers who also provide services to us and MSC on a shared basis is shown regardless of the source of compensation or the cost allocations of any compensation amounts under the Shared Services Agreement.

SUMMARY COMPENSATION TABLE—FISCAL 2012

Name and Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (e)	Options Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (h)	All Other Compensation ($) (5) (i)	Total ($) (j)
Craig O. Morrison President and Chief Executive Officer	2012	1,024,039	—	—	72,364	280,035	69,981	56,563	1,502,982
	2011	986,538	—	911,687	1,311,610	106,000	23,721	119,818	3,459,374
	2010	255,769	—	—	—	—	—	354,288	610,057

William H. Carter Executive Vice President and Chief Financial Officer	2012	726,747	—	—	57,890	158,218	92,415	39,410	1,074,680
	2011	705,651	—	729,352	1,049,288	60,465	28,301	72,166	2,645,223
	2010	184,587	—	—	—	—	—	206,552	391,139

John C. Dandolph Executive Vice President and President, Silicones and Quartz Division	2012	371,343	100,000	—	—	68,750	97,074	136,759	773,926
	2011	295,000	—	63,551	91,429	—	88,716	363,146	901,842
	2010	268,750	—	—	337,510	220,000	95,623	222,265	1,144,148

Steven P. Delarge Former Executive Vice President and President, Silicones and Quartz Division	2012	77,636	—	—	—	—	292,673	679,845	1,050,154
	2011	448,562	—	38,592	55,519	37,620	553,260	17,413	1,150,966
	2010	394,888	—	—	276,077	437,145	537,945	10,737	1,656,792

Douglas A. Johns Executive Vice President and General Counsel	2012	445,661	—	—	—	73,225	195,968	25,664	740,518
	2011	418,658	—	189,806	273,067	22,260	322,615	15,686	1,242,092
	2010	355,208	—	—	77,345	319,650	305,856	5,658	1,063,717

Judith S. Sonnett Executive Vice President, Human Resources (6)	2012	407,692	—	—	720	66,568	31,800	31,712	538,492
	2011	400,000	—	721,636	1,038,192	25,440	11,283	46,650	2,243,201

(1)	The bonus shown in column (d) for Mr. Dandolph was a sign-on bonus paid to him in connection with his promotion to Executive Vice President and President of the Silicones and Quartz Division.
(2)	The amounts shown in column (f) for 2012 reflect the incremental fair value of modifications to previously issued option awards in accordance with ASC Topic 718, which are further described in the narrative below. For discussion of the assumptions used in computing the incremental fair value of option modifications for Messrs. Morrison and Carter and Ms. Sonnett, refer to Footnote 15 to the audited financial statements included in Item II of the MSC 2012 Annual Report.
(3)	The amounts shown in column (g) for 2012 reflect the amounts earned under the 2012 ICP, our annual incentive compensation plan, based on performance achieved for 2012. The material terms of the 2012 ICP are described in the Compensation Discussion & Analysis above. The 2012 ICP awards will be paid in April 2013.
(4)	The amounts shown in column (h) reflect the actuarial increase in the present value of benefits under the MPM U.S. Pension Plan and MPM Supplemental Plan for Messrs. Dandolph, Delarge and Johns, and under the MSC U.S. Pension Plan and MSC Supplemental Plan for Messrs. Morrison and Carter and Ms. Sonnett. See the Pension Benefits Table below for additional information regarding our pension calculations, including the assumptions used for these calculations. There were no above-market earnings on nonqualified deferred compensation plans for our Named Executive Officers for 2012.
(5)	The amount shown for 2012 in column (i) for Mr. Morrison includes $12,500 in MSC matching contributions to the MSC 401(k) Plan, and an accrued future contribution of $44,002 by MSC to the MSC SERP. For Mr. Carter the amount shown for 2012 in column (i) includes $12,500 in MSC matching contributions to the MSC 401(k) Plan, and an accrued future contribution of $26,861 by MSC to the MSC SERP. For Mr. Dandolph the amount shown for 2012 in column (i) includes benefits primarily related to his international assignment, including a disturbance allowance, a goods and services and housing allowance and a family travel allowance, of $48,979 and payment of taxes of $47,080 on Mr. Dandolph’s compensation. Mr. Dandolph also received tax gross-ups totaling $21,289. The amount shown for 2012 in column (i) for Mr. Delarge includes the following payments and benefits he received or will receive in connection with the terms of his separation agreement following his termination of employment: (i) $595,207 in aggregate cash severance payments, representing his regular salary for the period from February 27, 2012 through May 22, 2013 plus paid vacation, payable on a bi-weekly basis (minus all applicable taxes and previously authorized payroll deductions), (ii) $9,342 representing the full cost of medical, prescription, vision, dental insurance premiums paid by us for Mr. Delarge for the period from March 1, 2012 through August 31, 2012, and a tax gross up of $4,931 related thereto, (iii) $14,000 representing the fee paid by us for outplacement services for Mr. Delarge and (iv) $53,647 representing the fair value of modifications to certain options held by Mr. Delarge determined in the same manner as described under footnote (6) above. For Ms. Sonnett the amount shown for 2012 in column (i) includes $12,500 in MSC matching contributions to the MSC 401(k) Plan and an accrued future MSC annual retirement contribution to the MSC 401(k) Plan of $10,000.
(6)	For Ms. Sonnett, compensation is not shown for 2010 because she was not a Named Executive Officer during such year.

Grants of Plan-Based Awards—Fiscal 2012

The following table presents information about grants or modifications of awards during the year ended December 31, 2012 under our 2012 ICP, 2012 LTIP, MSC 2004 Stock Plan, MPM 2007 Plan and MSC 2007 Long-Term Plan.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)(1)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)(2)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Target (#) (g) (1)
Craig O. Morrison
2012 ICP	—	52,500	1,050,000	2,100,000	—	—	—	—	—
2012 LTIP	—	2,625,000	5,250,000	5,250,000	—	—	—	—	—
MSC 2004 Stock Plan:
Tranche A Option Modification	11/9/2012	—	—	—	—	—	301,514	6.22	36,182
Tranche B Option Modification	11/9/2012	—	—	—	—	—	301,514	6.22	36,182

William H. Carter
2012 ICP	—	29,662	593,245	1,186,489	—	—	—	—	—
2012 LTIP	—	1,112,334	2,224,668	2,224,668	—	—	—	—	—
MSC 2004 Stock Plan:
Tranche A Option Modification	11/9/2012	—	—	—	—	—	241,211	6.22	28,945
Tranche B Option Modification	11/9/2012	—	—	—	—	—	241,211	6.22	28,945

John C. Dandolph
2012 ICP	—	12,500	250,000	500,000	—	—	—	—	—
2012 LTIP	—	600,000	1,200,000	1,200,000	—	—	—	—	—

Steven P. Delarge
MPM 2007 Plan
Tranche A Option Modification	2/27/2012	—	—	—	—	—	20,895	2.59	17,503
Tranche A Option Modification	2/27/2012	—	—	—	—	—	41,790	2.59	36,144

Douglas A. Johns
2012 ICP	—	13,728	274,560	549,120	—	—	—	—	—
2012 LTIP	—	686,400	1,372,800	1,372,800	—	—	—	—	—
Judith A. Sonnett
2012 ICP	—	12,480	249,600	499,200	—	—	—	—	—
2012 LTIP	—	624,000	1,248,000	1,248,000	—	—	—	—	—
MSC 2007 Long-Term Plan Option Modification	4/30/2007	—	—	—	18,000	—	—	10.81	720

(1)	The amounts shown in columns (j) for Messrs. Morrison and Carter reflect the number of options to purchase units of Momentive Holdings that were modified during 2012 to extend the expiration date to December 31, 2017. The amounts shown in column (j) for Mr. Delarge reflect the number of options to purchase units of Momentive Holdings that were modified during 2012 in connection with his separation agreement.
(2)	The amounts shown in column (l) reflect the incremental fair value of the option modification, calculated as of the applicable grant date, in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company or MSC has employment agreements or employment letters with certain of our Named Executive Officers, which provide for their terms of compensation and benefits, severance, and certain restrictive covenants. Further details regarding the severance and restrictive covenant provisions are described below under “Potential Payments upon a Termination of Change in Control.”

We entered into a letter agreement with Mr. Dandolph in 2010, which provided him with expatriate benefits relating to his prior international assignment in China, which began in February 2010 and ended in March 2012. The additional benefits that he received were directly related to the additional expenses Mr. Dandolph incurred as a result of his international assignment. His benefits included payments for housing, cost of living and personal income tax differentials (which reflected an employee contribution for housing, utilities and personal income taxes), transportation benefits subject to country guidelines and an employee contribution, participation in our global health plan, reimbursement of home-leave expenses and tax preparation assistance. In addition, under the terms of the letter agreement, we agreed to pay for any necessary and reasonable expenses (as determined under the expatriate policy) to relocate Mr. Dandolph back to the U.S upon the completion of his international assignment.

We entered into a separation agreement with Mr. Delarge, whose employment was terminated without cause in February 2012. Under the terms of the separation agreement, we agreed to provide Mr. Delarge with the following benefits: (i) current base salary, on a bi-weekly basis (minus all applicable taxes, deductions and withholdings) from February 27, 2012 through May 22, 2013, (ii) medical, prescription, vision and dental insurance benefits under our plans at no cost to Mr. Delarge until February 2013, (iii) Mr. Delarge’s earned 2011 cash bonus outlined in our 2011 Annual Incentive Compensation Plan, payable concurrent with scheduled payments to our eligible employees, (iv) executive outplacement services at no cost to Mr. Delarge for up to twelve months and (v) modifications to Mr. Delarge’s existing options granted under the MPM 2007 Plan providing for continued vesting of all time-based stock options in accordance with its terms (determined without regard to the continued service requirement) and for his performance based-options to remain outstanding until the expiration of the scheduled option term (determined without regarding to the continued service requirement) and to vest if the applicable performance goals are achieved.

In addition, we also agreed that on a date between his termination date and May 22, 2012, Mr. Delarge had the option to sell us or our affiliate (as designated by us) a portion or all of the equity securities originally purchased by him under the MPM 2007 Plan at his original cost. Mr. Delarge, however, did not exercise this right. Mr. Delarge also agreed to a release of claims against us and our affiliates and reaffirmed that he shall continue to be bound by the non-solicitation and non-compete provisions under the MPM Holdings’ Amended and Restated Securityholders Agreement, dated March 5, 2007, according to its terms and agreed to certain other non-solicitation, non-compete and non-disparagement provisions.

The benefits provided to Mr. Delarge under the separation agreement were in lieu of, and greater than, the benefits he was entitled to receive under the definitive and binding term sheet we entered into with Mr. Delarge, which provided him with severance benefits that were no less favorable than those to which he was entitled to under the policies and practices of GE (his former employer) in effect as of December 3, 2006.

2012 Annual Incentive Compensation Plan (2012 ICP)

Information on the 2012 ICP targets, performance components, weightings, and payouts for each of our Named Executive Officers can be found in the “Compensation Discussion and Analysis” section of this prospectus.

2012 Long-Term Cash Incentive Plan (2012 LTIP)

The 2012 LTIP provides a performance-based incentive program to motivate key associates to drive the achievement of long-term business success. Under the terms of this plan, 50% of the target award will be paid in

April 2015 if the grantee is still actively employed at that time. Payment of the remaining 50% of the target award, which is payable in 25% increments, is conditioned upon the achievement by Momentive Holdings of certain annual EBITDA targets as well as continued employment. These amounts will be paid, if earned, no earlier than the first quarter of 2016. The measurement period for the achievement of the annual EBITDA targets begins January 1, 2013 and runs through fiscal year-end 2020. The Plan will terminate if the EBITDA targets have not been achieved by fiscal year-end 2020.

Option Modifications

In November 2012, due to the continued illiquidity of previous equity awards, the Board of Directors of MSC approved the extension of the terms of certain stock options scheduled to expire on various dates over the next three years, including options held by certain of our Named Executive Officers. The stock options involved included those granted under the MSC 2004 Stock Plan and the MSC 2007 Long-Term Plan, which are now exercisable for common units in Momentive Holdings. The new expiration date for all the extended options is December 31, 2017. In February 2012, in connection with his seperation agreeement, we agreed to modify certain options granted to Mr. Delarge under the MPM 2007 Plan as described above.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table presents information about outstanding and unexercised options and outstanding and unvested stock awards held by our Named Executive Officers at December 31, 2012. The securities underlying the awards are common units of Momentive Holdings and were granted under the MSC 2004 Stock Plan, the MSC 2007 Long-Term Plan, the MPM 2007 Plan and the 2011 Equity Plan. See the Narrative to the Outstanding Equity Awards Table below for a discussion of these plans and the vesting conditions applicable to the awards.

OUTSTANDING EQUITY AWARDS TABLE—2012 FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j) (1)
Craig O. Morrison
MSC 2004 Stock Plan:
Tranche A Options (6)	301,514	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options (6)	301,514	—	—	6.22	12/31/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	145,250	145,251	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	145,250	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	48,416	68,751	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	48,417	68,752
Tranche C RDUs (4)	—	—	—	—	—	—	—	48,417	68,752

William H. Carter
MSC 2004 Stock Plan:
Tranche A Options (6)	241,211	—	—	6.22	12/31/2017	—	—	—	—
Tranche B Options (6)	241,211	—	—	6.22	12/31/2017	—	—	—	—

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j) (1)
2011 Equity Plan:
Tranche A Options (2)	116,200	116,201	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	116,200	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	38,734	55,002	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	38,733	55,001
Tranche C RDUs (4)	—	—	—	—	—	—	—	38,733	55,001

John C. Dandolph
MPM 2007 Plan:
Tranche A Options	16,076	—	—	2.59	3/30/2017	—	—	—	—
Tranche A Options (7)	40,170	40,171	—	2.59	5/19/2020	—	—	—	—
Tranche B Options (8)	—	—	16,076	2.59	3/30/2017	—	—	—	—
Tranche B Options (8)	—	—	80,303	2.59	5/19/2020	—	—	—	—
Tranche C Options (9)	—	—	16,037	2.59	3/30/2017	—	—	—	—
Tranche C Options (9)	—	—	80,303	2.59	5/19/2020	—	—	—	—
2011 Equity Plan:				2.59	3/30/2017	—	—	—	—
Tranche A Options (2)	10,125	10,125	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	10,125	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	10,125	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	3,375	4,793	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	3,375	4,793
Tranche C RDUs (4)	—	—	—	—	—	—	—	3,375	4,793

Steven P. Delarge
MPM 2007 Plan
Tranche A Options	104,436	—	—	2.59	3/30/2017	—	—	—	—
Tranche A Options (10)	15,671	5,224	—	2.59	12/28/2019	—	—	—	—
Tranche A Options (11)	20,895	20,895	—	2.59	4/30/2020	—	—	—	—
Tranche B Options (8)	—	—	104,398	2.59	3/30/2017	—	—	—	—
Tranche B Options (8)	—	—	20,895	2.59	12/28/2019	—	—	—	—
Tranche B Options (8)	—	—	41,751	2.59	4/30/2020	—	—	—	—
Tranche C Options (9)	—	—	104,398	2.59	3/30/2017	—	—	—	—
Tranche C Options (9)	—	—	20,856	2.59	12/28/2019	—	—	—	—
Tranche C Options (9)	—	—	41,751	2.59	4/30/2020	—	—	—	—

Douglas A. Johns
MPM 2007 Plan:
Tranche A Options	89,979	—	—	2.59	3/30/2017	—	—	—	—
Tranche B Options (8)	—	—	89,941	2.59	3/30/2017	—	—	—	—
Tranche C Options (9)	—	—	89,941	2.59	3/30/2017	—	—	—	—
2011 Equity Plan:
Tranche A Options (2)	30,240	30,240	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	30,240	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	30,240	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	10,080	14,314	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	10,080	14,314
Tranche C RDUs (4)	—	—	—	—	—	—	—	10,080	14,314

Judith A. Sonnett
MSC 2007 Long-Term Plan Options (6), (12)	—	—	18,000	10.81	12/31/2017	—	—	—	—

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j) (1)
2011 Equity Plan:
Tranche A Options (2)	114,972	114,972	—	4.85	2/23/2021	—	—	—	—
Tranche B Options (3)	—	—	114,971	4.85	2/23/2021	—	—	—	—
Tranche C Options (4)	—	—	114,971	4.85	2/23/2021	—	—	—	—
Tranche A RDUs (5)	—	—	—	—	—	38,323	54,419	—	—
Tranche B RDUs (3)	—	—	—	—	—	—	—	38,324	54,420
Tranche C RDUs (4)	—	—	—	—	—	—	—	38,324	54,420

(1)	Because equity interests in our ultimate parent, Momentive Holdings, are not publicly traded, there is no closing market price at the completion of the fiscal year. The market values shown in columns (h) and (j) are based on the value of a unit of Momentive Holdings as of December 31, 2012, as determined by Momentive Holdings board of managers for management equity transaction purposes. In light of differences between the companies, including differences in capitalization, a value of a unit in Momentive Holdings does not necessarily equal the value of a share of the Company’s common stock.
(2)	This award vests in four equal annual installments on each December 31, beginning in 2011. The amount shown in column (b) is the vested amount at December 31, 2012. The amount shown in column (c) will vest ratably on December 31, 2013 and December 31, 2014, subject to accelerated vesting six months following certain change-in-control transactions.
(3)	This award vests on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions.
(4)	This award vests on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions.
(5)	This award vests in four equal annual installments on each December 31 of 2011 through 2014. Vested RDUs are shown in the Non-qualified Deferred Compensation Table because delivery was deferred until February 28, 2013, pursuant to the terms of the award agreement. The amount shown in column (g) will vest ratably on December 31, 2013 and December 31, 2014, subject to accelerated vesting six months following certain change-in-control transactions.
(6)	The expiration date of these options was extended to December 31, 2017, as discussed in the Compensation Discussion & Analysis and the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table, above.
(7)	This award vests in four equal annual installments on each May 19, beginning in 2011. The amount shown in column (b) is the vested amount at December 31, 2012. The amount shown in column (c) will vest ratably on May 19, 2013 and May 19, 2014, subject to accelerated vesting twelve months following certain change-in-control transactions (or earlier upon termination without cause).
(8)	This award vests on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 20% on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 1.75 times its original investment in MPM Holdings.
(9)	This award vests on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 25% on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 2.25 times its original investment in MPM Holdings.
(10)	This award vests in four equal annual installments on each December 28, beginning in 2010. The amount shown in column (b) is the vested amount at December 31, 2012. The amount shown in column (c) will vest on December 28, 2013, subject to accelerated vesting twelve months following certain change-in-control transactions.
(11)	This award vests in four equal annual installments on each April 30, beginning in 2011. The amount shown in column (b) is the vested amount at December 31, 2012. The amount shown in column (c) will vest ratably on April 30, 2013 and April 30, 2014, subject to accelerated vesting twelve months following certain change-in-control transactions.
(12)	This award vests in percentages, depending upon the internal rate of return realized by Apollo on its original investment in MSC Holdings following the occurrence of certain corporate transactions.

Narrative to Outstanding Equity Awards Table

2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units (RDUs) and unit options in Momentive Holdings under the 2011 Equity Plan, which awards are shown in the table above. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs and options granted in 2011, approximately 50% are “Tranche A” RDUs and options with time-based vesting (subject to acceleration in the event of certain change-of-control transactions) and approximately 50% are “Tranche B and C” RDUs and options with performance-based vesting.

For our Named Executive Officers, the Tranche A RDUs and options vest and become exercisable in four equal annual installments on December 31 of each year from 2011 to 2014. However, in the event of certain change-in-control transactions, the remaining unvested Tranche A RDUs and options vest six months following the date of such transaction. The Tranche A RDUs that vested on December 31, 2011 and December 31, 2012 were delivered on February 28, 2013. With respect to the Tranche A RDUs that vest on December 31, 2013 and December 31, 2014, such units will be delivered within 60 days of January 1, 2015.

With respect to the performance-vesting RDUs and options, 50% are designated Tranche B and 50% are designated Tranche C. The Tranche B RDUs and options vest on the earliest to occur of (i) the two-year anniversary of the date that the common unit value is at least $10 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $10 following certain change-in-control transactions. The Tranche C RDUs and options vest on the earliest to occur of (i) the one-year anniversary of the date that the common unit value is at least $15 following certain corporate transactions, and (ii) six months following the date that the common unit value is at least $15 following certain change-in-control transactions. The vesting terms of the RDUs and options described above in each case are conditioned on the executive’s continued employment through the vesting dates mentioned above, subject to certain exceptions. With respect to any RDUs that vest as a result of a corporate or change-in-control transaction, such RDUs will be delivered promptly following the vesting date, or a cash payment will be delivered in settlement thereof, depending on the type of transaction. The RDUs and options contain restrictions on transferability and other customary terms and conditions. For information on the vested RDU awards, see the Narrative to the Nonqualified Deferred Compensation Table.

MSC 2004 Stock Incentive Plan

Messrs. Morrison and Carter were granted options under the MSC 2004 Stock Incentive Plan (the “MSC 2004 Stock Plan”) which originally covered the equity securities of Hexion LLC, now known as MSC Holdings. These options were subsequently converted into options to purchase common units of Momentive Holdings, pursuant to the terms of the Combination Agreement. The “Tranche A” options under the MSC 2004 Stock Plan reported in the table above vested over five years and were fully vested as of December 31, 2011. The “Tranche B” options under the MSC 2004 Stock Plan reported in the table vested as of August 12, 2014, the eighth anniversary of the grant date.

In addition to the RDUs and options shown above, Messrs. Morrison and Carter have deferred compensation which is held in the form of fully-vested deferred stock units in Momentive Holdings: Mr. Morrison holds 241,211 of such units and Mr. Carter holds 192,969 of such units. These deferred stock units will be distributed upon termination of employment or retirement, and are shown in the Nonqualified Deferred Compensation Table. For information on the deferred stock units, see the Narrative to the Nonqualified Deferred Compensation Table.

In 2005 and 2006, Hexion LLC, now known as MSC Holdings, declared extraordinary dividends to its unit holders. To preserve the value of the then-outstanding Hexion LLC options, dividend equivalent payments were designated for the holders of the Hexion LLC options based on the dividends paid by Hexion LLC. Payment of these dividend equivalents was deferred until two years after the dividend payment date (or, if later, until the date the underlying option vests). Mr. Morrison was entitled to a dividend equivalent payment of $3,858,217 in October 2012 for options that vested in August 2012. Due to business conditions at the time, Mr. Morrison declined receipt of and waived any right to this payment. He received a distribution of membership interests in Borden Holdings LLC valued at $43,787. Mr. Carter received dividend equivalent payments in October of 2012 for options that vested in August 2012 in the amount of $3,086,574 and received distributions of membership interests in Borden Holdings LLC valued at $35,030.

MSC 2007 Long-Term Plan

The outstanding options held by Ms. Sonnett under the MSC 2007 Long-Term Plan originally covered the equity securities of Hexion LLC and were subsequently converted into awards covering equity securities of Momentive Holdings, pursuant to the terms of the Combination Agreement. The option awards vest only if Apollo realizes certain internal rates of return on its original investment in MSC Holdings following the occurrence of certain corporate transactions.

MPM 2007 Plan

The outstanding options held by Messrs. Dandolph, Delarge and Johns under the MPM 2007 Plan originally covered the equity securities of MPM Holdings and were subsequently converted into awards covering equity securities of Momentive Holdings, pursuant to the terms of the Combination Agreement. The Tranche A options under the MPM 2007 Plan reported in the table above vest over four or five years. depending upon the year of grant. The unvested Tranche B and C options vest on the earlier of (i) the date that Apollo realizes an internal rate of return of at least 20% and 25%, respectively, on its original investment in MPM Holdings and (ii) the date that Apollo achieves a minimum cash-on-cash return of 1.75 and 2.25, respectively, on its original investment in MPM Holdings. Vesting of the above awards is conditioned on the executive’s continued employment through the applicable vesting dates, except for Delarge. Pursuant to the terms of his separation agreement, options granted to Mr. Delarge under the MPM 2007 Plan will vest according to their terms without regard to his continued employment. In addition, if a change of control of MPM Holdings occurs and Apollo realizes the above internal rates of return on its original investment in MPM Holdings or Apollo achieves the above minimum cash-on-cash returns on its original investment in MPM Holdings, 50% or 100%, respectively, of the remaining time-based stock options granted under the 2007 MPM Long-Term Plan to Messrs. Delarge and Dandolph will vest.

Option Exercises and Stock Vested – Fiscal 2012

The following table presents information on vesting of certain awards of common units of Momentive Holdings during the year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED TABLE—FISCAL 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e) (2)
Craig O. Morrison
2011 Equity Plan Tranche A RDUs	—	—	24,209	34,377
William H. Carter
2011 Equity Plan Tranche A RDUs	—	—	19,367	27,501
John C. Dandolph
2011 Equity Plan Tranche A RDUs	—	—	1,687	2,396
Steven P. Delarge
2011 Equity Plan Tranche A RDUs	—	—	—	—
Douglas A. Johns
2011 Equity Plan Tranche A RDUs	—	—	5,040	7,157
Judith A. Sonnett
2011 Equity Plan Tranche A RDUs	—	—	19,162	27,210

(1)	The amount shown in column (d) for this award represents the number of restricted deferred units that vested on December 31, 2012. Delivery of these restricted units occurred on February 28, 2013.
(2)	The amount shown in column (e) is based upon the value of a unit of Momentive Holdings on the vesting date as determined by the Momentive Holdings Board of Managers for management equity transaction purposes.

Pension Benefits—Fiscal 2012

The following table presents information regarding the benefits payable to each of our Named Executive Officers at, following, or in connection with their retirement under the qualified and non-qualified defined benefit pension plans of MPM and MSC as of December 31, 2012. The table does not provide information regarding the defined contribution plans of MPM or MSC. The amounts shown in the table for each participant represent the present value of the annuitized benefit and does not represent the actual cash balance of a participant’s account. Because the MSC U.S. Pension Plan and the MSC Supplemental Plan were frozen prior to the Momentive Combination and the benefits under such plans arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement.

PENSION BENEFITS TABLE—FISCAL 2012

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)(1)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last Fiscal Year ($) (e)
Craig O. Morrison	MSC U.S. Pension Plan	7.27	118,230	—
	MSC Supplemental Plan	6.78	475,955	—
William H. Carter	MSC U.S. Pension Plan	14.25	226,267	—
	MSC Supplemental Plan	13.76	616,253	—
John C. Dandolph	MPM U.S. Pension Plan	5.59	82,835	—
	MPM Supplemental Plan	4.92	264,973	—
Steven P. Delarge	MPM U.S. Pension Plan	5.08	157,768	—
	MPM Supplemental Plan	4.92	1,635,837	—
Douglas A. Johns	MPM U.S. Pension Plan	5.59	193,105	—
	MPM Supplemental Plan	4.92	889,820	—
Judith A. Sonnett	MSC U.S. Pension Plan	10.67	160,902	—
	MSC Supplemental Plan	10.17	94,944	—

(1)	The number of years of credit service set forth in column (c) reflects benefit service years which are used to determine benefit accrual under the applicable plan, and do not necessarily reflect the Named Executive Officer’s years of vested service.
(2)

The accumulated benefit for the MPM plans is based on service and earnings (base salary and bonus, as described below) that are considered for the period from January 29, 2007 to August 31, 2012. The present value of accumulated benefits under the MPM plans has been calculated assuming (i) the participating Named Executive Officers will remain in service with us until the age at which retirement could occur without any reduction in benefits under the MPM Supplemental Pension Plan (age 60 for Messrs. Dandolph and Johns) except for Mr. Delarge whose present value of accumulated benefits reflect service through the date of his termination of employment (February 27, 2012) and (ii) that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 15 to our Consolidated and Combined Financial Statements. As described in such note, the discount rate is 4.2% for the MPM U.S. Pension Plan and 4.15% for the MPM Supplemental Plan. If the assumed retirement age were changed to age 65, the normal retirement age on or after April 1, 2008 for exempt employees as defined in the plans, the present value for the MPM U.S. Pension Plan and MPM Supplemental Plan would instead be $76,941 and

$193,580; $148,776 and $1,195,087; and $177,959 and $650,071 for each of Messrs. Dandolph, Delarge and Johns, respectively. The post-retirement mortality assumption is based on the 2012 static mortality tables as defined in the Pension Protection Act of 2006. Mr. Delarge is the only Named Executive Officer vested in the MPM Supplemental Plan as of December 31, 2012.

Narrative to Pension Benefits Table

MSC U.S. Pension Plan and MSC Supplemental Plan

The benefits associated with the MSC U.S. Pension Plan and MSC Supplemental Plan were frozen June 30, 2009 and January 1, 2009, respectively. Although participants will continue to receive interest credits under the plans from MSC, no additional benefit credits will be provided. Prior to the freeze, the MSC U.S. Pension Plan provided benefit credits equal to 3% of earnings to the extent that this credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the social security wage base to covered U.S. associates subject to the IRS-prescribed limit applicable to tax-qualified plans.

The MSC Supplemental Plan provided non-qualified pension benefits in excess of allowable limits for the qualified pension plans. The benefit formula mirrored the qualified MSC U.S. Pension Plan but applied only to eligible compensation above the federal limits for qualified plans. The accrued benefits are unfunded and are paid from MSC’s general assets upon the participant’s termination of employment with MSC.

Under both the MSC U.S. Pension Plan and MSC Supplemental Plan, eligible earnings included annual incentive awards that were paid currently, but excluded any long-term incentive awards. Historically, the accrued benefits earned interest credits based on one-year Treasury bill rates until the participant begins to receive benefit payments. Effective January 1, 2012, the plans were amended to provide a minimum interest crediting rate of 300 basis points. The interest rate that was determined under the plan for fiscal 2012 was 3%. Participants vest after the completion of three years of service.

The net present value of the MSC pension benefits was determined based on a discount rate of 3.5% and the RP-2000 mortality tables for combined active and healthy annuitants projected to 2018.

MPM U.S. Pension Plan and MPM Supplemental Plan

Benefits for U.S. salaried exempt employees under the MPM U.S. Pension Plan were frozen as of August 31, 2012. Benefits under the MPM Supplemental Plan were frozen as of December 31, 2011. Although affected participants will continue to earn vesting credits under the plans, no additional benefit service will be credited following the dates of the freeze.

Prior to the freeze, the MPM U.S. Pension Plan provided benefits based primarily on a formula that took into account the participant’s highest 60-month average compensation earned during the final 120 months of service times years of credited benefit service. Eligible compensation under this formula includes base salary and one-half of the eligible annual incentive payments, subject to the IRS-prescribed limit applicable to tax-qualified plans.

U.S. employees who are classified as exempt employees, including the participating Named Executive Officers, are generally eligible to retire under the MPM U.S. Pension Plan with unreduced benefits at age 65 (or at age 62 with 25 years of vesting service if hired before January 1, 2005). U.S. employees who are classified as non-exempt employees are generally eligible to retire under this plan with unreduced benefits at age 60. Employees vest in this plan at the earlier of five years of qualifying service or age 60. In addition, the plan provides for Social Security supplements until the participant attains age 63 or reaches the age at which he is eligible for 80% Social Security benefit, if earlier, if the employee was hired prior to January 1, 2005. These supplements are not available for salaried exempt associates who commence their pension benefit after December 2012.

The MPM Supplemental Plan provides non-qualified pension benefits in excess of IRS-prescribed limits for the qualified pension plans. The MPM Supplemental Plan is unfunded and is not qualified for tax purposes. An employee’s annual supplement pension, when combined with certain amounts payable under the Company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of the employee’s “earnings credited for retirement benefits” multiplied by the number of the employee’s years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the employee’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Participants are generally not eligible for benefits under the MPM Supplemental Pension Plan if they leave the Company prior to reaching age 60, except in the event that the Company terminates the participant’s employment without cause following five years of service. The normal retirement age as defined in this Plan is 65; however, early unreduced retirement is permitted at age 60, and benefits must commence the January 1 following the later of termination of employment and attainment of age 60. These supplemental benefits are paid in the form of an annuity with joint and survivor benefits.

For a discussion of the assumptions applied in calculating the present value of benefits reported in the table above for Messrs. Dandolph, Delarge and Johns, please see note 15 to the consolidated financial statements included elsewhere in this prospectus.

Nonqualified Deferred Compensation—Fiscal 2012

The following table presents information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Because the benefits under the MSC Supplemental Plan and the MSC 2004 DC Plan arise solely from services provided to MSC, the costs of such plans are not allocated in any manner to MPM under the Shared Services Agreement.

NONQUALIFIED DEFERRED COMPENSATION TABLE—FISCAL 2012

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Loss) in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Craig O. Morrison
MSC Supplemental Plan	—	—	17,179	—	890,505
MSC SERP (1)	—	107,567	1,423	—	108,990
MSC 2004 DC Plan (2)	—	—	(318,398)	—	342,520
2011 Equity Plan Tranche A RDUs (3)	—	34,377	(31,955)	—	68,752
William H. Carter
MSC Supplemental Plan	—	—	32,909	—	1,705,834
MSC SERP (1)	—	59,915	792	—	60,707
MSC 2004 DC Plan (2)	—	—	(254,719)	—	274,016
2011 Equity Plan Tranche A RDUs (3)	—	27,501	(25,564)	—	55,002
John C. Dandolph
2011 Equity Plan Tranche A RDUs (3)	—	2,396	(2,228)	—	4,793
Steven P. Delarge
2011 Equity Plan Tranche A RDUs (3)	—	—	(1,353)	—	1,456
Douglas A. Johns
2011 Equity Plan Tranche A RDUs (3)	—	7,157	(6,653)	—	14,314
Judith A. Sonnett
MSC Supplemental Plan	—	—	1,539	—	79,774
MSC SERP (1)	—	24,599	325	—	24,924
2011 Equity Plan Tranche A RDUs (3)	—	27,210	(25,294)	—	54,420
2007 Long-Term Plan RSUs	—	—	(7,920)	—	8,520

(1)	The amount shown in column (c) for the MSC SERP is included in the All Other Compensation column of the Summary Compensation Table for 2011. These amounts were earned in 2011 and credited to the accounts by MSC in 2012
(2)	The amount shown in column (f) is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. In the Summary Compensation Table in the MSC Annual Report on Form 10-K for the year ended December 31, 2004, MSC reported the amount of a bonus for Mr. Carter and restricted stock payments for Mr. Morrison, a portion of which were deferred in the form of stock units.
(3)	The amount shown in column (c) reflects the value of restricted deferred units that vested during the fiscal year but, pursuant to the terms of the award agreement, delivery is deferred until early 2013. The value of these restricted deferred units is based on the number of vested units multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value of these units is included in the “Stock Awards” column of the Summary Compensation Table in 2011. The amount shown in column (f) is based on the number of restricted deferred units that vested on December 31, 2011 and December 31, 2012, but were subject to deferred delivery until early 2013, multiplied by the value of a common unit of Momentive Holdings on December 31, 2012, as determined by Momentive Holdings’ Board of Managers for management equity purposes. The grant date fair value was reported in our Summary Compensation Table for 2011 as compensation. The number of vested restricted deferred units held by our Named Executive Officers are as follows: Mr. Morrison, 48,417; Mr. Carter, 38,734; Mr. Dandolph, 3,375; Mr. Delarge, 1,025; Mr. Johns, 10,080; and Ms. Sonnett, 38,324.

Narrative to the Nonqualified Deferred Compensation Table

MSC Supplemental Plan

Effective January 1, 2009, the benefits associated with this plan were frozen. This plan provided supplemental retirement benefits in the form of voluntary employee deferral opportunities and employer match on compensation earned above the IRS limit on qualified plans. The MSC Supplemental Plan benefits are unfunded and paid from MSC’s general assets upon the associate’s termination of employment. Interest credits are made to the participants’ accounts at an interest rate determined by MSC, which has been defined as the rate equivalent to the fixed income fund of the MSC 401(k) Plan.

MSC 2004 DC Plan

In 2004, in connection with Apollo’s acquisition of MSC, Messrs. Morrison and Carter deferred the receipt of compensation and were credited with a number of deferred stock units in Hexion LLC equal in value to the amount of compensation deferred. Mr. Morrison holds 241,211 of such units and Mr. Carter holds 192,969 of such units. At the time of the Momentive Combination, the deferred stock units were converted to units of Momentive Holdings. These deferred stock units are held pursuant to the MSC 2004 DC Plan, which is an unfunded plan, and will be distributed upon termination of employment or retirement. In certain instances, MSC may distribute a cash equivalent rather than stock units.

MSC SERP

MSC adopted the MSC SERP in 2011 to provide certain of its executives and other highly compensated employees, including Messrs. Morrison and Carter and Ms. Sonnett, an annual contribution of 5% of eligible earnings above the maximum limitations set by the IRS for contributions to a qualified pension plan. The MSC SERP is an unfunded non-qualified plan. Account credits are made to the plan during the second quarter of each year. Interest credits are provided in the participant’s SERP accounts at an interest rate determined by MSC, which has been defined as the rate equivalent to the fixed income fund of the MSC 401(k) Plan. This deferred compensation is paid six months following termination of employment.

2011 Equity Plan

On February 23, 2011, our Named Executive Officers received awards of restricted deferred units, or “RDUs,” in Momentive Holdings under the 2011 Equity Plan. The RDUs are non-voting units of measurement which are deemed for bookkeeping purposes to be equivalent to one common unit of Momentive Holdings. Of the RDUs granted in 2011, approximately 50% are Tranche A RDUs with time-based vesting (subject to acceleration in the event of certain corporate or change-in-control transactions). On December 31, 2012, an additional 25% of the Tranche A RDUs vested: Mr. Morrison—24,209 RDUs, Mr. Carter—19,367 RDUs, Mr. Dandolph—1,687 RDUs, Mr. Johns—5,040 RDUs, and Ms. Sonnett—19,162 RDUs. In accordance with the terms of the 2011 Equity Plan, delivery of the RDUs that vested on December 31, 2011 and December 31, 2012 was deferred until February 28, 2013. For additional information on the awards under the 2011 Equity Plan, including the vesting and delivery terms, see the Narrative to the Outstanding Equity Awards Table.

Potential Payments Upon Termination or Change-in-Control

Termination Payments

As described above, the Company or MSC has employment agreements or employment letters with certain of our Named Executive Officers which provide for severance under certain circumstances as well as restrictive covenants. MSC has employment agreements with Messrs. Morrison and Carter which provide that if the executive’s employment is terminated by MSC without cause or the executive resigns for good reason (as defined in their employment agreements), MSC will provide them with continued base salary through their severance period (18 months in the case of Mr. Morrison and 24 months in the case of Mr. Carter) and a lump sum payment equal to the estimated cost for the executive to continue COBRA coverage for 18 months. In addition, any accrued but unpaid compensation through the termination dated (such as accrued but unpaid base salary, earned but unpaid bonus, and accrued and unused vacation) will be paid in a lump sum payment at the time of termination. The employment agreements also contain the following restrictive covenants:

•	a confidentiality agreement,

•

an agreement not to compete with MSC for (i) eighteen months following termination of employment, in the case of Mr. Morrison, and (ii) two years following termination of employment, in the case of Mr. Carter, and

•	a non-solicitation agreement for an additional year beyond their severance periods.

Under Mr. Johns’ employment letter with MPM, upon termination of his employment without cause, Mr. Johns would be entitled to stay on payroll at his salary then in effect including benefits, for up to one year or until he began full-time employment with another employer, whichever event occurs first, subject to his execution of a separation agreement and general release of claims. In connection with Mr. Johns’ promotion in 2010, Mr. Johns’ severance benefits were extended to a period of 18 months. Pursuant to his employment letter, Mr. Johns is also subject to certain non-competition and non-solicitation restrictions during the term of his employment and for one year following the termination of his employment, as well as ongoing confidentiality obligations.

Mr. Dandolph and Ms. Sonnett are also entitled to cash severance payments under applicable corporate severance guidelines based on the executive’s position and length of service in the event their employment is terminated without cause. Severance payments under such guidelines are conditioned on the executive’s compliance with non-competition and non-solicitation covenants.

The following table describes payments our Named Executive Officers other than Mr. Delarge would have received had the individual been terminated at December 31, 2012. The amounts shown for Mr. Delarge in the table below reflect the benefits he received or will receive under his separation agreement described in footnote (5) to the Summary Compensation Table.

Name	Cash Severance ($) (1)	Estimated Value of Non-Cash Benefits ($)(2)	2012 ICP ($) (3)	MSC 2004 DC Plan ($) (4)
Craig O. Morrison	1,575,000	48,697	280,035	342,520
William H. Carter	1,483,112	26,037	158,218	274,016
John C. Dandolph	400,000	14,278	68,750	—
Steven P. Delarge	595,207	81,920	—	—
Douglas A. Johns	686,400	29,302	73,225	—
Judith A. Sonnett	416,000	9,250	66,568	—

(1)	This column reflects cash severance payments due under the Named Executive Officer’s employment agreement or under applicable MSC or MPM severance guidelines, as described above, based on salary as of December 31, 2012.
(2)	This column reflects the estimated value of health care benefits and outplacement services for Named Executive Officers and for Mr. Delarge also reflects the incremental fair value of modifications made to certain options held by Mr. Delarge in connection with his separation from the Company in February 2012. The values are based upon the cost of such benefit at December 31, 2012 or with respect to Mr. Delarge, the cost at the time the benefit was provided in 2012.
(3)	This column reflects the amount earned by each executive under the 2012 ICP, which would be paid if he or she was employed by MSC or MPM on December 31, 2012, but incurred a termination of employment by MSC or MPM, as applicable, without cause prior to payment. The incentive payment is forfeited if the executive resigns or incurs a termination of employment by MSC or MPM, as applicable, for cause prior to payment.
(4)	This column reflects the value of the common units or cash that would be distributed under the MSC 2004 DC Plan, and the value of vested options granted under the MSC 2004 Stock Plan, which would be distributed upon termination of employment for any reason.

In addition to these benefits, our Named Executive Officers would also generally be entitled to receive the benefits set forth above in the Pension Benefits Table and Nonqualified Deferred Compensation Table following a termination of employment for any reason. Under the terms of the MPM Holdings Securityholders Agreement, in the event of a termination of Mr. Johns’ employment without “cause” or he resigns for “good reason” (as such terms are defined in the Securityholders Agreement), he may exercise a put right within 90 days of his termination of employment entitling him to sell all (but not less than all) of his original equity investment in MPM Holdings (converted into 89,979 common units of Momentive Holdings) to MPM Holdings at a price equal to his original cost of $250,000.

Change-in-Control Payments

As noted above in the Narrative to the Outstanding Equity Awards Table, our Named Executive Officers will also be entitled to accelerated vesting of their outstanding unvested equity awards under the 2011 Equity Plan, MPM 2007 Plan and MSC 2007 Long-Term Plan in connection with certain corporate transactions or change-of-control transactions. There was no value in any of the options held by our Named Executive Officers at December 31, 2012 as the option exercise prices all exceeded the year-end unit value as determined by the Momentive Holdings Board of Managers for management equity purposes.

Upon a “Complete Change in Control” as defined in the 2011 Equity Plan, 50% of the target awards to our Named Executive Officers under the 2012 LTIP would vest and become payable. In such event, Messrs. Morrison, Carter, Dandolph and Johns and Ms. Sonnett would be entitled to payments of $2,625,000, $1,112,334, $600,000, $686,400 and $624,000, respectively.

Director Compensation—Fiscal 2012

We do not have a compensation program in effect for members of our Board of Directors. Each of our directors is a member of the Board of Managers of our ultimate parent, Momentive Holdings, and the non-employee directors receive director fees for their services to Momentive Holdings. During 2012, our non-employee directors earned the following compensation as directors of Momentive Holdings: Mr. Kleinman, $96,000; Mr. Sambur, $94,000; and Mr. Zaken, $99,000. The Company declared dividends to fund 49% of the total fees earned in 2012 by the directors of Momentive Holdings.

At December 31, 2012, Messrs. Kleinman, Sambur and Zaken held options to purchase 213,850, 50,000 and 78,141 common units, respectively, in Momentive Holdings. All of the options held by Mr. Sambur and Mr. Zaken are fully vested. Of the options held by Mr. Kleinman, 185,709 are fully vested. The remainder of Mr. Kleinman’s options vest upon an initial public offering of MSC or its parent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Zaken and Sambur, who are the members of the Compensation Committee and whose names appear in “—Executive Officers and Directors” above, are employed by Apollo Management, L.P., our indirect controlling shareholder. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Momentive Holdings is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth information regarding the beneficial ownership of Momentive Holdings common units, as of May 1, 2013, and shows the number of common units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Momentive Holdings;

•	each of our Named Executive Officers;

•	each member of our Board of Directors; and

•	all of our executive officers and members of the Board of Directors as a group.

As of May 1, 2013, Momentive Holdings had 308,081,120 common units issued and outstanding. The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units and has not pledged any such units.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Funds (1)	278,426,128	90.4%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.1%
Scott Kleinman (3)(4)	185,709	*
Jordan C. Zaken (3)(4)	78,141	*
David B. Sambur (3)(4)	50,000	*
Craig O. Morrison (5)(11)	796,695	*
William H. Carter (6)(11)	637,356	*
John C. Dandolph (7)(11)	205,486	*
Steven P. Delarge (8)(12)	306,681	*
Douglas A. Johns (9)(11)	226,679	*
Judith A. Sonnett (10)(11)	153,296	*
Executive Officers and Directors as a group (13)	3,250,586	1%

*	Less than 1%
(1)	Represents (i) 102,454,557 common units held of record by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 94,365,980 common units held of record by AP Momentive Holdings LLC (“AP Momentive Holdings”); (iii) 75,154,788 common units held of record by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings”); and (iv) 6,450,803 common units held of record by AIF Hexion Holdings II, L.P. (“AIF Hexion Holdings II,” and together with AIF VI, AP Momentive Holdings and AIF Hexion Holdings, the “Apollo Funds”). The amount reported as beneficially owned does not include common units held or beneficially owned by certain of the directors, executive officers and other members of our management or of Momentive Holdings, for which the Apollo Funds and their affiliates have voting power and the power to cause the sale of such shares under certain circumstances.

Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. AIF IV Hexion GP, LLC (“AIF

IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. AIF Hexion Holdings II GP, LLC (“Hexion Holdings II GP”) is the general partner of AIF Hexion Holdings II. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, the “AIF IV Funds”) are the members of AIF IV Hexion GP. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of the AIF IV Funds, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, the “AIF V Funds”) are the members of AIF V Hexion GP and of Hexion Holdings II GP. Apollo Advisors V, L.P. (“Advisors V”) is the general partner, managing general partner or managing limited partner of each of the AIF V Funds, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole stockholder or sole member, as applicable, of each of ACM IV, ACM V and ACM VI. Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I.

Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management IV, L.P. (“Management IV”) is the manager of each of the AIF IV Funds. Apollo Management V, L.P. (“Management V”) is the manager of each of the AIF V Funds, and AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V. Apollo Management, L.P. (“Apollo Management”) is the managing general partner of Management IV and the sole member and manager of AIF V LLC and AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP, as well as principal executive officers of Management Holdings GP and as such may be deemed to have voting and dispositive control of the common units held of record by the Apollo Funds. The address of each of the Apollo Funds, AIF IV Hexion GP, AIF V Hexion GP, the AIF IV Funds, Advisors IV, ACM IV, the AIF V Funds, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I and Principal Holdings I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management IV, Management V, AIF V LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes 6,003,363 common units issuable upon exercise of that certain warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Avenue, New York, New York 10171.

(3)	The address of each of Messrs. Kleinman, Zaken and Sambur is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(4)	Represents common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013.

(5)	Includes 748,278 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013. Does not include 241,211 vested deferred units credited to Mr. Morrison’s account.

(6)	Includes 598,622 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013. Does not include 192,969 vested deferred units credited to Mr. Carter’s account.

(7)	Includes 86,456 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013.

(8)	Includes 151,449 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013.

(9)	Includes 120,219 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013.

(10)	Includes 114,972 common units issuable upon the exercise of options that are currently exercisable, or exercisable by June 30, 2013. Does not include 6,000 vested restricted units credited to Ms. Sonnett’s account.

(11)	The address for Messrs. Morrison, Carter, Dandolph, Johns and Ms. Sonnett is c/o Momentive Performance Materials Inc., 260 Hudson River Road, Waterford, NY 12188.

(12)	The address for Mr. Delarge is One Centennial Avenue, Piscataway, NJ 08854.

(13)	Includes 2,616,710 common units issuable upon the exercise of options granted to our directors and executive officers that are currently exercisable, or exercisable by June 30, 2013. Does not include 536,719 vested deferred compensation and restricted common stock units.

Equity Compensation Plans

We have no compensation plans that authorize issuing our common stock to employees or non-employees. However, our direct and indirect parent companies have issued (and may issue from time to time) equity awards to our employees and other service providers that are denominated in (or based upon) their common equity. As the awards were granted in exchange for service to us these awards are included in our consolidated financial statements. For a discussion of these equity plans see note 12 to our consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The MPM Group has entered into various agreements with GE and Apollo and their affiliates on terms which management has concluded are fair to us. Agreements with GE and its affiliates were entered into primarily in connection with the GE Advanced Materials Acquisition. Agreements with Apollo and its affiliates were entered into primarily in connection with the GE Advanced Materials Acquisition and the Momentive Combination.

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance to Apollo of $525.7 million of the Dollar Notes to Apollo, we entered into a registration rights agreement with an affiliate of Apollo. The registration rights agreement gives Apollo the right to make three requests by written notice to us specifying the maximum aggregate principal amount of Dollar Notes to be registered. The agreement requires us to file a registration statement with respect to the Dollar Notes held by Apollo as promptly as possible following receipt of each such notice. There are no cash or additional penalties under the registration rights agreement resulting from delays in registering the Dollar Notes.

In 2011, we filed a registration statement on Form S-1 with the SEC to register the resale of the Second Lien Notes held by Apollo. The registration statement was subsequently declared effective on May 7, 2012 and a post-effective amendment for the registration statement was declared effective on April 17, 2013.

Shared Services Agreement and Other Agreements with MSC and its Subsidiaries

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC. Under this agreement, as amended on March 17, 2011, we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and us. Service costs in 2012, 2011 and the fourth quarter of 2010 (the period we provided services to each other in 2010) were allocated 51% to MSC and 49% to us, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost was allocated to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MSC or we may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. Pursuant to this agreement, during the year ended December 31, 2012 we incurred approximately $148 million of net costs for shared services and MSC incurred approximately $155 million of net costs for shared services. Included in the net costs incurred during the year ended December 31, 2012, were net billings from MSC to us of approximately $22 million. These net billings were made to bring the percentage of total net incurred costs for shared services under the Shared Services Agreement to 51% for MSC and 49% for us, as well as to reflect costs allocated 100% to one party. Pursuant to this agreement, during the years ended December 31, 2011 and 2010, we incurred approximately $151 million and $43 million, respectively, of costs for shared services and MSC incurred approximately $170 million and $42 million, respectively, of costs for shared services (excluding, in each case, costs allocated 100% to one party), including shared service true-up billings in 2011. In the fourth quarter of 2011, MSC billed us approximately $7 million which represents a true-up payment to bring the percentage of total net incurred costs for shared services for the year ended December 31, 2011 under the Shared Services Agreement to 49% for us and 51% for MSC as well as costs allocated 100% to one party. The true-up amount is included in Selling, general and administrative expense in the Consolidated Statements of Operations. We had accounts receivable of less than $1 million, $3 million and $1 million as of December 31, 2012, 2011 and 2010, respectively, and accounts payable to MSC of less than $1 million, $15 million and $0 at December 31, 2012, 2011 and 2010, respectively.

On March 17, 2011, we amended the Shared Services Agreement with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MSC and us entered into on the same date.

This amendment incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information; (ii) any research and development (“R&D”) collaborations agreed to be pursued by MSC and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MSC and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

We also sell products to, and purchase products from, MSC pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. The standard terms and conditions of the seller in the applicable jurisdiction apply to transactions under the Master Buy/Sell Agreement. One of our subsidiaries also acts as a non-exclusive distributor in India for certain subsidiaries of MSC pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, we sold $3 million of products to MSC during 2012, and we purchased less than $1 million of products from MSC. As of December 31, 2012, we had less than $1 million of accounts receivable from, and less than $1 million of accounts payable to, MSC related to these agreements.

Trademark License Agreement

We and GE are parties to a trademark license agreement with respect to the GE mark and monogram and certain product specifications containing the letters “GE” for use in connection with certain of the MPM Group’s products. GE has quality control rights with respect to products using the GE mark and monogram. The initial term of the license expires on December 3, 2013 and is royalty-free, with a five-year renewal option that would require payment of royalties.

Intellectual Property Cross License Agreement

We and GE are parties to an intellectual property cross-licensing agreement to ensure that the MPM Group owns or has the right to use all intellectual property necessary to conduct its business as was conducted at the time of the GE Advanced Materials Acquisition. The agreement provides for four different categories of ownership and licensing terms (including the scope, duration and exclusivity of the license) based on the use of the intellectual property by the MPM Group or by GE prior to closing of the GE Advanced Materials Acquisition. All licenses of intellectual property by GE to the MPM Group or by the MPM Group to GE are perpetual and royalty-free.

Siloxane Off-Take, Long-Term Siloxane Supply and Technology License Agreement

One of our subsidiaries, Momentive Performance Materials (Thailand) Ltd., or MPM Thailand, is presently a party to an off-take agreement that provides for ASM, which is owned 50% by GE Monomer (Holdings) Pte. Ltd. and its affiliates, to supply siloxane and certain related products to us through 2014 (or until certain ASM financing obligations are satisfied) at a cost-plus pricing formula. At the closing of the GE Advanced Materials Acquisition, GE, GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., MPM Holdings and MPM Thailand, formerly known as GE Toshiba Silicones (Thailand) Limited, entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, for the period through December 2026, GE and GE Monomer (Holdings) Pte. Ltd. will ensure MPM Thailand a minimum annual supply of siloxane and certain related products equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve-month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, MPM Thailand will pay approximately $113 million in 2013 for off-take product, and it is expected it will pay approximately $1 billion over the remaining term of the agreement, assuming current volumes, without taking account inflation and changes in foreign exchange rates. Pursuant to the off-take agreement, MPM Thailand purchased approximately $92 million, $109 million and $103 million of off-take product in 2012, 2011 and 2010, respectively. For as long as the current off-take agreement is in effect, MPM Thailand will continue to pay the pricing specified in that agreement. After expiration of the off-take agreement, MPM Thailand will pay the same price at which ASM sells product to GE Monomer (Holdings) Pte. Ltd.

At the closing of the GE Advanced Materials Acquisition, pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to MPM Thailand and MPM Thailand assumed all of the obligations of GE Monomer (Holdings) Pte. Ltd. under such agreement. Pursuant to the Technology License Agreement, which terminates in 2039, MPM Thailand received royalties from ASM of approximately $2 million in each of 2012, 2011 and 2010. Over the remaining term of the Technology License Agreement with ASM, we estimate that MPM Thailand will receive royalties of approximately $50 million from ASM.

Product Supply and Distribution Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into several product supply agreements with GE pursuant to which we agreed to supply certain silicones and quartz products to GE’s Plastics, Aviation, Energy and Lighting divisions and entered into a distribution agreement pursuant to which we agreed to distribute silicones products through GE’s Polymershapes division. The agreements with GE’s Plastics and Polymershapes divisions were subsequently assigned by GE to unaffiliated third parties in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also agreed to supply certain silicone products to various other GE divisions and other affiliates. The agreements with GE or its affiliates have remaining terms of one year with the exception of a small aviation contract which has a remaining term of twelve years. These agreements in certain cases obligate us to supply, and GE to purchase, minimum volumes of product or require GE to purchase a specified percentage of its requirements of certain products from us. Pursuant to these agreements and other purchase orders, we sold GE and its affiliates approximately $20 million, $21 million and $21 million of products in 2012, 2011 and 2010, respectively. We do not expect material sales under the remaining terms of these agreements.

Service and Product Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into four other commercial agreements with GE pursuant to which GE or its affiliates provide us with certain services, raw materials and products, including materials testing services, acetone supply and production and refurbishment of certain equipment. The agreement regarding the supply of acetone was subsequently assigned by GE to an unaffiliated third party in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also entered into a variety of lease and service agreements with GE or its affiliates, pursuant to which we lease real estate and various assets, including passenger vehicles and heavy equipment, and GE or its affiliates provide us with various services, including fleet and outsourcing services. The commercial agreements and the lease and service agreements with GE and its affiliates have remaining terms of one to two years. Pursuant to these agreements and other purchase orders, we purchased approximately $11 million, $19 million and $17 million of goods and services in 2012, 2011 and 2010, respectively. We do not expect material purchases under the remaining terms of these agreements.

Product and Service Purchases and Sales with Affiliates of Apollo Other than MSC

We supply products to, and purchase products and services from, various affiliates of Apollo other than MSC. We sold these other Apollo affiliates approximately $0 million, $2 million and $0.1 million of products in 2012, 2011 and 2010, respectively. We purchased from these other Apollo affiliates approximately $6 million, $6 million and $1 million of products and services in 2012, 2011 and 2010, respectively.

Development Agreement

We were party to a research and development agreement with GE’s Global Research Center that provided for the continuation of certain of our research development activities undertaken by GE Global Research. We paid GE for costs incurred in connection with the research and development services provided by GE and reimbursed GE for expenses related to projects under the agreement. The extent of each party’s intellectual property rights for each project depended on the classification assigned to the project by the parties. The agreement expired on December 31, 2010. Pursuant to this agreement, we incurred fees of approximately $3 million in 2010.

Other Transactions and Arrangements

Momentive Holdings purchases insurance policies which also cover us and MSC. Amounts are billed to us based on our relative share of the insurance premiums. Amounts billed to us from Momentive Holdings were $9 million and $7 million for the years ended December 31, 2012 and 2011, respectively. We had accounts payable of $3 million and $1 million to Momentive Holdings under these arrangements at December 31, 2012 and 2011, respectively.

Warrants

At the closing of the GE Advanced Materials Acquisition, MPM Holdings issued to GE warrants to purchase up to 155,722 shares of MPM Holdings’ common stock at $100 per share. The warrants have since been transferred to GE Capital Equity Investments, Inc. with our consent. The warrants will expire on June 4, 2017. As a result of the Momentive Combination, these warrants are now exercisable for 6,003,363 common units of Momentive Holdings at a price per unit of $2.59.

Apollo Management Agreement

We are subject to a management consulting and advisory services agreement with Apollo (the “Management Agreement”), for the provision of management and advisory services with an initial term extending through December 31, 2018. The annual fees under the Management Agreement are $3.5 million. We paid annual fees of

$3.5 million in each of 2012, 2011 and 2010 and also reimbursed Apollo for expenses totaling less than $1 million, including certain third-party consulting fees, in each of 2012, 2011 and 2010. Due to the economic downturn, Apollo elected to waive payment of the 2009 annual fee in its entirety. The Management Agreement provides for indemnification to Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. In the event that Apollo exercises its right to terminate the Management Agreement prior to the end of its term, Apollo is entitled to receive a lump-sum settlement equal to the net present value of the sum of the remaining annual management fees payable under the agreement at the time of the termination and any previously deferred fees.

Participation of Apollo Global Securities in Refinancing Transactions

In 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received less than $1 million and approximately $1 million in connection with the sales of the Senior Secured Notes and the First Lien Notes, respectively. AGS also received less than $1 million in connection with arranging the issuance of the Senior Secured Notes and approximately $1 million in connection with arranging the issuance of the First Lien Notes and the commitments for the ABL Facility.

Cash Flow Facility with GE Affiliate

On April 24, 2013, we entered into the Cash Flow Facility in which an affiliate of GE is a lender as further described in “Description of Other Indebtedness—First-Priority Lien Obligations—Cash Flow Facility” elsewhere in this prospectus.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter requires that the Audit Committee review and approve all transactions between related persons required to be reported under the provisions of Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

The types of transactions that are covered by the policy include all transactions required to be so reported, including financial and other transactions, arrangements or relationships in which we or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $120,000. There were no transactions required to be reported under the provisions of Item 404 of Regulation S-K since the beginning of the last year where the above procedures did not require review, approval or ratification or where such procedures were not followed.

Related persons include directors and director nominees, executive officers, stockholders beneficially owning more than 5% of our voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% stockholder is an employee, general partner or 5% stockholder.

Director Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of our Board of Directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the Notes, the Company has the following secured indebtedness outstanding:

•	the ABL Facility;

•	the Cash Flow Facility;

•	the First Lien Notes;

•	the Springing Lien Notes; and

•	the Senior Secured Notes.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the ABL Facility and the Cash Flow Facility and subject to other customary exceptions for the senior secured notes.

First-Priority Lien Obligations

ABL Facility

Our senior secured asset-based revolving credit facility (the “ABL Facility”) provides borrowing availability equal to the lesser of (a) $270 million and (b) the borrowing base described below. The ABL Facility has a five-year term unless, on the date that is 91 days prior to the scheduled maturity of the 11½% Senior Subordinated Notes due 2016, more than $50 million aggregate principal amount of the 11½% Senior Subordinated Notes due 2016 is outstanding, in which case the ABL Facility will mature on such earlier date.

In addition, the ABL Facility requires us to maintain a minimum fixed charge coverage ratio at any time when the average availability is less than the greater of (a) 12.5% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time, and (b) $27 million. In that event (the “Availability Triggering Event”), we must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0. We do not currently satisfy this fixed charge coverage ratio. The ABL Facility also contains certain other customary affirmative covenants and events of default.

In addition, we may request one or more incremental revolving commitments under the ABL Facility in an aggregate principal amount up to the greater of (a) $50 million and (b) the excess of the borrowing base over the amount of the then-effective commitments under the ABL Facility at the time of such increase (to the extent we can identify lenders willing to make such an increase available to us).

The borrowing base will be, at any time of determination, an amount (net of reserves) equal to the sum of

•	90% of the amount of eligible accounts receivable (including trade receivables), plus

•	the lesser of (i) 70% of the amount of eligible inventory and (ii) 90% of the net orderly liquidation value of eligible inventory, plus

•

in the case of the Borrowing Base for MPM GmbH and our Canadian subsidiary, the lesser of (i) 80% of the net orderly liquidation value in place of eligible machinery and equipment of the German loan parties and Canadian loan parties appraised on an orderly liquidation basis and (ii) $50 million.

The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

The borrowings under the ABL Facility bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (the “ABR Rate”) determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the administrative agent or one of its affiliates or one of its affiliates, as administrative agent, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00%, and (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the ABL Facility is 2.25%. The initial applicable margin for ABR Rate borrowings under the ABL Facility is 1.25%. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the applicable margin for such borrowings will be adjusted depending on the availability under the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at an initial rate equal to 0.50% per annum. From and after the date of delivery of our financial statements for the first fiscal quarter ended after the effective date of the ABL Facility, the commitment fee will be adjusted depending on the usage. We will also pay a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

We may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend our organizational documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

All obligations under the ABL Facility are unconditionally guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent, us, and, subject to certain exceptions, each of our existing and future direct and indirect U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of MPM GmbH and MPM Canada under the ABL Facility are guaranteed by MPM USA, the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries of the Company, which we collectively refer to as the “Foreign Guarantors.” The obligations of MPM USA under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by MPM USA and the U.S. Guarantors, other than the intercompany note issued to the Company by Japan Acquisition Co. and subject to certain other exceptions. The obligations of MPM GmbH and MPM Canada under the ABL Facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured by substantially all of the assets and stock owned by MPM USA, the U.S. Guarantors, MPM GmbH, MPM Canada and certain of the Foreign Guarantors, subject to certain exceptions. Such security interest will consist, (1) with respect to the assets of MPM USA and the U.S. Guarantors constituting collateral, of a first-priority lien with respect to the ABL Priority Collateral and a second-priority lien with respect to the Notes Priority Collateral and (2) with respect to the assets of MPM GmbH, MPM Canada and the Foreign Guarantors constituting collateral, of a first-priority lien with respect to the assets of such foreign entities that constitute ABL Priority Collateral and a second-priority lien with respect to assets of such foreign entities that constitute Notes Priority Collateral.

Cash Flow Facility

Our senior secured revolving credit facility (the “Cash Flow Facility”) provides availability of $75 million. We intend to use the Cash Flow Facility as a source of additional liquidity to supplement the ABL Facility. Our Cash Flow Facility amended and restated our previous senior secured credit facility and, along with the ABL Facility, effectively replaced such senior secured credit facility.

Voluntary Prepayments and Reduction and Termination of Commitments

We are able to voluntarily prepay loans and permanently reduce the loan commitments under our Cash Flow Facility at any time without premium or penalty, subject to the payment of customary LIBOR or Euro LIBOR breakage costs, if any. The revolving loan commitment may not be reduced to less than the outstanding balance of loans under such commitment on the date of such reduction. In addition, we are able to terminate our Cash Flow Facility without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our Cash Flow Facility.

Maturity and Utilization

The Cash Flow Facility matures on December 3, 2014. The amount committed under the Cash Flow Facility is $75 million, which may not be borrowed if the borrowing of such amount (or any portion thereof) could be borrowed under the ABL Facility without violating a utilization test under the Cash Flow Facility (the “ABL Utilization Test”). The ABL Utilization Test would be violated if, after giving effect to the incurrence of a loan under the ABL Facility in such amount, the utilization under the ABL Facility would exceed 80% of the amount that may be utilized under the ABL Facility at that time without triggering an Availability Triggering Event. The borrowers under the Cash Flow Facility are MPM USA, MPM GmbH and Momentive Performance Materials Nova Scotia ULC.

Interest and Fees

The Cash Flow Facility bears interest at a floating rate based on LIBOR plus a margin of 6.00%. In addition to paying interest on outstanding principal under the Cash Flow Facility, we are required to pay an undrawn fee of 3.00% in respect of the unutilized commitments.

Rankings

The security arrangements for the Cash Flow Facility include a first-priority lien on the Notes Priority Collateral owned by the Company and its domestic subsidiaries that is pari passu with the First Lien Notes, a second-priority lien on the ABL Priority Collateral owned by the Company and its domestic subsidiaries that is junior to the ABL Facility and pari passu with the First Lien Notes, a first-priority lien on Notes Priority

Collateral owned by certain foreign subsidiaries of the Company, which is senior to the ABL Facility, and a second-priority lien on the ABL Priority Collateral owned by such foreign subsidiaries of the Company, which is junior to the ABL Facility.

Certain Covenants and Events of Default

Our Cash Flow Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments. In addition, our Cash Flow Facility requires that we do not exceed a maximum Senior Secured Leverage Ratio of 5.25:1.0 at any time borrowings are outstanding thereunder, although this covenant will not begin to apply until the third quarter of 2014. Our Cash Flow Facility also contains certain customary affirmative covenants and events of default. The negative covenants in the Cash Flow Facility include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness, except that we may incur indebtedness so long as our senior secured leverage ratio is not greater than 3.75:1.0;

•

grant liens, except that we may grant liens in connection with permitted incurred indebtedness, or so long as our Senior Secured Leverage Ratio is less than or equal to 3.75:1.0 and we comply with certain other limitations;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;
•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell assets; and

•	enter into transactions with affiliates.

The events of default under our Cash Flow Facility include, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the Cash Flow Facility) and cross-defaults.

First Lien Notes

General

The First Lien Notes consist of $1,100 million original aggregate principal amount.

Rankings

The First Lien Notes rank equally in right of payment to all of the Company’s existing and future senior indebtedness, including debt under the ABL Facility and the Cash Flow Facility, rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness and be structurally subordinated to all existing and future indebtedness and other liabilities of any subsidiaries that do not guarantee the First Lien

Notes. The First Lien Notes rank (i) senior to the ABL Facility, to the extent of the value of the Domestic Notes Priority Collateral, (ii) junior to the ABL Facility, to the extent of the value of the Domestic ABL Priority Collateral, (ii) pari passu with all Other First Priority Lien Obligations, including the Cash Flow Facility and any future senior secured credit facilities, to the extent of the value of the Collateral securing the First Lien Notes and any such Other First Priority Lien Obligations, (iv) senior to all existing and future Junior Lien Obligations, and (v) senior to all unsecured indebtedness, to the extent of the value of the Collateral.

Optional Redemption

The First Lien Notes may be redeemed prior to October 15, 2015 at a price equal to 100% of the principal amount of the First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, the First Lien Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the First Lien Notes.

Change of Control

In the event of a Change in Control, a holder has the right to require us to buy such holder’s First Lien Notes at 101% of their principal amount, plus accrued and unpaid interest.

Covenants

Under the terms of the indenture governing the First Lien Notes, the Company is subject to covenants that, among other things, restrict its ability to incur additional debt or issue certain disqualified stock or preferred shares, pay dividends or make other distributions in respect of its capital stock or make other restricted payments, sell certain assets, create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of its asset and enter into certain transactions with affiliates.

Events of Default

The First Lien Notes specify events of default including failure to pay principal and interest on the First Lien Notes, a failure to comply with the merger covenant, and certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Senior Secured Notes

General

The Senior Secured Notes consist of $250 million original aggregate principal amount.

Rankings

The Senior Secured Notes rank equally in right of payment to all of the Company’s existing and future senior indebtedness and rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Senior Secured Notes rank junior in priority as to collateral with respect to the First Lien Notes, our ABL Facility and the Cash Flow Facility and holders of certain other obligations secured pari passu with the First Lien Notes, and the ABL Facility and the Cash Flow Facility, including other first-priority obligations (to the extent of the value of such collateral) and senior in priority as to collateral with respect to all of the Company’s existing and future obligations secured by a junior lien on the collateral (including the Notes).

Optional Redemption

The Senior Secured Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Secured Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: upon the Company becoming aware of the acquisition by any person or group, other than any of the permitted holders, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the voting stock of the Company; or upon the sale, lease or transfer of substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person other than any of the permitted holders.

Covenants

Under the terms of the indenture governing the Senior Secured Notes, the Company is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt, incur debt at its subsidiaries, pay dividends, issue disqualified and preferred stock or enter into sale leaseback transactions.

Events of Default

The Senior Secured Notes specify events of default including failure to pay principal and interest on the Senior Secured Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Second-Priority Springing Lien Notes

General

We issued $1,100 million aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021 (the “Dollar Notes”) and €150,000,000 aggregate principal amount of 9.5% Second-Priority Springing Lien Notes due 2021 (the “Euro Notes,” and together with the Dollar Notes, the “Second Lien Springing Notes”).

Rankings

The Second Lien Springing Notes rank equal in right of payment with all existing and future senior indebtedness of the Company, senior in right of payment to all existing and future subordinated indebtedness of the Company and structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not secure the Second Lien Springing Notes. The Second Lien Springing Notes will have the benefit of a security interest in the collateral securing the Second Lien Springing Notes, and rank as to collateral effectively junior in priority with respect to the rights of holders of the Company’s obligations under our ABL Facility, the Cash Flow Facility, the notes offered hereby and holders of certain other obligations secured pari passu with other such indebtedness including Other First-Priority Obligations (to the extent of the value of such collateral), effectively pari passu with other second lien obligations and effectively senior to any unsecured obligations (to the extent of the value of such collateral). The Second Lien Springing Notes rank senior as to right of payment to the Company’s existing and future subordinated debt, including our existing subordinated notes.

Optional Redemption

The Second Lien Springing Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Springing Notes.

Change of Control

In the event of a Change in Control (as defined in the applicable indenture), a holder has the right to require us to buy such holder’s Second Lien Springing Notes at 101% of their principal amount, plus accrued and unpaid interest.

Covenants

Under the terms of the indenture governing the Second Lien Springing Notes, the Company is subject to covenants that, among other things, restrict its ability to incur or guarantee additional indebtedness or issue preferred stock, pay dividends or make distributions to stockholders, repurchase or redeem capital stock, make investments or acquisitions, enter into affiliate transactions, grant liens on assets and transfer and sell assets.

Events of Default

The Second Lien Springing Notes specify events of default including failure to pay principal and interest on the Second Lien Springing Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Other Indebtedness

International Credit Agreements

We also have additional international secured and unsecured credit agreements providing for borrowings to our subsidiaries outside the United States, in countries including China. As of December 31, 2012, we had $44 million of indebtedness outstanding under these agreements, based on exchange rates as of such date.

DESCRIPTION OF NOTES

On December 4, 2006, $500,000,000 aggregate principal amount of 11 1/2 % Senior Subordinated Notes due 2016 (the “Notes”) were issued under an indenture (the “Indenture”) by and among Momentive Performance Materials Inc. (the “Issuer”), the Note Guarantors and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. Copies of the Indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Senior Subordinated Notes are referred to in this “Description of Notes” as the “Notes,” and the Senior Subordinated Note Indenture is referred to in this “Description of Notes” as the “Indenture.”

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from the Issuer upon request when available. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

We may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Notes of a series and any additional notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, in each case including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

Terms of the Notes

The Notes, which are unsecured senior subordinated obligations of the Issuer mature on December 1, 2016. Each Note bears interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2007.

Optional Redemption

On or after December 1, 2011, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2012	103.833%
2013	101.917%
2014 and thereafter	100.000%

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the dollar notes is the Trustee. The Issuer maintains a registrar with co-registrars in London and the United Kingdom in respect of the Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer. The initial registrar for the dollar notes is the Trustee. The initial co-registrar in London is The Bank of New York Mellon.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

The indebtedness evidenced by the Notes which is unsecured senior subordinated Indebtedness of the Issuer, is subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including the Senior Notes, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuer and is senior in right of payment to all existing and future Indebtedness of the Issuer that is by its terms subordinated to the Notes. The Notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the Indenture.

The indebtedness evidenced by the Note Guarantees is unsecured senior subordinated Indebtedness of the applicable Note Guarantor, is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including such Note Guarantor’s Senior Note Guarantee, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of such Note Guarantor and is senior in right of payment to all existing and future Indebtedness of such Note Guarantor that is by its terms subordinated to such Note Guarantee. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

As of December 31, 2012, the Issuer and its Subsidiaries had

(1) approximately $1,100 million of Secured Indebtedness, of which approximately $1,100 million constituted First Priority Obligations consisting of the First Lien Notes. In addition, as of such date, the Issuer and its Subsidiaries had $48 million of letters of credit outstanding under its $300 million revolving credit facility, all of which is secured by a First Priority Lien on the Collateral securing the Notes, leaving $252 million of borrowing capacity;

(2) approximately $250 million of Secured Indebtedness constituting First Priority Obligations, consisting of the Senior Secured Notes;

(3) approximately $1,336 million of Senior Secured Indebtedness outstanding, including the Notes; and

(4) approximately $380 million ($382 million principal amount) of Subordinated Indebtedness outstanding, consisting of the Old Subordinated Notes.

In addition, of the $3,112 million in aggregate principal amount of Indebtedness that was outstanding at December 31, 2012, the Issuer’s Subsidiaries that are not Note Guarantors had total Indebtedness of approximately $44 million (excluding intercompany liabilities of Subsidiaries that are not Note Guarantors), which will rank effectively senior to the Notes and the Note Guarantees with respect to the assets of such Subsidiaries.

Although the Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Senior Indebtedness” with respect to the Issuer or any of the Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Issuer or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1) any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer,

(2) any liability for federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4) any Indebtedness or obligation of the Issuer or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5) any obligations with respect to any Capital Stock, or

(6) any Indebtedness Incurred in violation of the Indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior to the Notes or the relevant Note Guarantee in accordance with the provisions of the Indenture. The Notes and each Note Guarantee in all respects rank pari passu with all other Senior Subordinated Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the Notes”) if:

(1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the Note Indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of Notes may receive and retain (1) Permitted Junior Securities and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Issuer who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The Indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Note Guarantee.

See “—Risk Factors—Risks Related to the Notes.”

Liabilities of Subsidiaries other than Note Guarantors

All of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors.

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries and that Incur or guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis (in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

As of and for the year ended December 31, 2012, the Issuer and the Note Guarantors collectively represented 30.7% of our total assets and 31.5% of our consolidated net sales after intercompany eliminations. For condensed consolidating financial information with respect to the Note Guarantors, see Note 17 to the Issuer’s audited consolidated financial statements for the year ended December 31, 2012.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received.” After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same senior subordinated basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor is automatically released upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the applicable Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the applicable Indenture in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes of a series pursuant to the covenant described under “—Certain Covenants— Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee such series of Notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture; and

(2) in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary.

A Note Guarantee is also automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof, or if such Subsidiary is released from its obligations under any Indebtedness (or any guarantee of any Indebtedness) of the Issuer or any Restricted Subsidiary (other than the Credit Agreement) which resulted in the obligation to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness, restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness and such other Senior Indebtedness, or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and/or such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or such other Senior Indebtedness, of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness and such Senior Indebtedness, to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Notes—The Company may not be able to repurchase the Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

The Issuer shall cause to be published in a leading newspaper having a general circulation in London (which is expected to be The Financial Times), and in New York (which is expected to be The Wall Street Journal), through the newswire service of Bloomberg (or if Bloomberg does not then operate, any similar agency) the notice described above.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness or other Senior Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness or Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness or Senior

Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—The Company may not be able to repurchase the Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control may be waived or modified with respect to that series with the written consent of the holders of a majority in principal amount of the Notes of that series.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. Following the first day (the “Suspension Date”) that (i) the Notes of a series have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the applicable Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will no longer be applicable to such series of Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Note Guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the applicable Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the applicable Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the

Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. Each Indenture provides that:

(1) the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of the Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to the greater of (1) an aggregate principal amount of $1,500 million and (2) an aggregate principal amount of Secured Indebtedness (with all Indebtedness Incurred under this clause (a) being deemed Secured Indebtedness for purposes of making the determination hereunder) outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes and the Note Guarantees;

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $150.0 million and 4.5% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the Acquisition or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the applicable Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $75.0 million and 2.25% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by (x) the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries or (y) a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary, in each case so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (1)(y) does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness.

(o) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the applicable Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be (x) greater than immediately prior to such acquisition, merger or amalgamation and (y) equal to or greater than 1.75 to 1.00;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the applicable Indenture, without reliance upon this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(w) Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and the other provisions of the applicable Indenture; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of the Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) in the case of any Restricted Payment set forth in clauses (1) and (2) above (“Equity Restricted Payments”), immediately after giving effect to such transaction on a pro forma basis, the Consolidated Leverage Ratio of the Issuer will not exceed 6.00 to 1.00 determined on a pro forma basis (including pro forma for such Restricted Payment); and

(d) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the

Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause(s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer); plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause(s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(a) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph);

(b) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary; or

(c) a distribution or dividend from an Unrestricted Subsidiary; plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1) in the case of property with a Fair Market Value in excess of $15.0 million, shall be set forth in an Officer’s Certificate or

(2) in the case of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer and subject to written confirmation thereof by an Independent Financial Advisor.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith);

(b) such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Notes; and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that, in the case of this subclause (d)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(4) a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $30.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date; provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date, and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made; provided, however, that in the case of any Restricted Payment made pursuant to this clause (10) that is an Equity Restricted Payment, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Leverage Ratio of the Issuer will not exceed 6.00 to 1.00 determined on a pro forma basis (including pro forma for such Restricted Payment);

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or the Restricted Subsidiaries are members);

(13) the payment of any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness, the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14) Restricted Payments used to fund the Acquisition and the payment of fees and expenses incurred in connection with the Acquisition or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Acquisition or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(20) cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10) or (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer is prohibited from permitting any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2) the Indentures and the Notes (and any exchange Notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Noncash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $70.0 million at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay Secured Indebtedness, including Indebtedness under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary and Senior Indebtedness or Senior Subordinated Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Senior Subordinated Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Subordinated Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the applicable Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness), that is at least $2,000 (in the case of Dollar Notes) or €50,000 (in the case of Euro Notes) and an integral multiple of $1,000 (in the case of Dollar Notes) or €1,000 (in the case of Euro Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the applicable Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

If more Notes (and Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 (in the case of Dollar Notes) or €50,000 (in the case of Euro Notes) or less shall be purchased in part. Selection of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreement provides that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the applicable Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Issuer delivers to the Trustee an opinion of an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer and any applicable Restricted Subsidiary.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of the Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the applicable Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the applicable Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 1.5% of EBITDA of the Issuer and the Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to certain agreements with between the Issuer and the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any Registration Rights Agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in this prospectus under the heading “Certain Relationships and Related Party Transactions,” and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Acquisition and the payment of all fees and expenses related to the Acquisition, including fees to the Sponsors;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the applicable Indenture.

Liens. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Notes or such Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The Indenture provides that the Issuer will not, and does not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the Notes or such Note Guarantor’s Note Guarantee, as the case may be, or

(2) subordinate in right of payment to the Notes or such Note Guarantor’s Note Guarantee, as the case may be.

Reports and Other Information. Each Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were subject to Section 13 or 15(d) of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2) as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were subject to Section 13 or 15(d) of the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form); and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) any direct or indirect parent of the Issuer becomes a guarantor of the Notes,

the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors, if any, and the other Subsidiaries on a stand-alone basis, on the other hand.

In addition, the Issuer has agreed that, for so long as any Notes of a series remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes of such series and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer covered by this prospectus by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreements, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the description of this covenant.

Future Note Guarantors. Each Indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a) guarantees any Indebtedness of the Issuer or any of the Restricted Subsidiaries, or

(b) Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the applicable Indenture described under “—Note Guarantees.”

Limitation on Actions with Respect to Intercompany Note. Unless Momentive Performance Materials Japan LLC shall have executed and delivered to the Trustee a supplemental indenture pursuant to which it guarantees payment of the Notes:

(a) the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) may not sell, assign or otherwise transfer (other than any sale, assignment or transfer to the Issuer or a Note Guarantor), or forgive or waive any principal amount of, the Japan Note, and the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) and Momentive Performance Materials Japan LLC may not amend the Japan Note in a manner adverse in any material respect (as determined in good faith by the Issuer) to the holders of the Notes (other than any amendment to the interest terms, including the interest rate, payable thereunder; provided that a portion of such interest remains payable in cash) or expressly subordinate Momentive Performance Materials Japan LLC’s obligations in respect of the Japan Note to any other obligations of Momentive Performance Materials Japan LLC (other than obligations owing to the Issuer or a Note Guarantor); provided, however, that nothing in this covenant shall compel the Issuer or any such Note Guarantor to demand payment under the Japan Note;

(b) the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) may not, directly or indirectly, create, Incur or suffer to exist any consensual Lien on the Japan Note; and

(c) any proceeds received by the Issuer or any Note Guarantor in respect of the Japan Note prior to its maturity (other than regularly scheduled payments of interest due under the Japan Note) shall be either

(i) applied as set forth in clause (1) of the second paragraph of the covenant described under “—Asset Sales” or (2) deemed to constitute Excess Proceeds and shall be applied as such in accordance with such covenant.

Notwithstanding the foregoing, the Japan Note may be cancelled, forgiven or otherwise repaid, released or discharged upon the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock of Momentive Performance Materials Japan LLC, or the transfer of all or substantially all of the assets of Momentive Performance Materials Japan LLC, to a Person that is not an Affiliate of the Issuer or any Restricted Subsidiary if such sale, disposition or other transfer is made in compliance with the applicable Indenture.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the applicable Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the applicable Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the applicable Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the applicable Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under such Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Each Indenture further provides that, subject to certain provisions in such Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Acquisition described in this prospectus) unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under such Indenture and such Note Guarantor’s applicable Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in the Indenture as:

(1) a default in any payment of interest (including any additional interest) on any Note when due (whether or not prohibited by the provisions described under “—Ranking” above), continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not prohibited by the provisions described under “—Ranking” above);

(3) the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or such Indenture;

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under such Indenture or any Note Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable; provided, however, that, so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to a series of Notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the applicable Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under an Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes of such series notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in such Note;

(6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions; or

(9) except as expressly permitted by the applicable Indenture, modify any Note Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuer and the Trustee may amend each Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under such Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor under such Indenture and its applicable Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(b) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of such Indenture under the TIA to effect any provision of such Indenture or to make certain changes to such Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Notes, the Indentures or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the applicable Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

An Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in such Indenture) as to all outstanding Notes of a series when:

(1) either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Note Guarantors have paid all other sums payable under the applicable Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes of a series and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its applicable Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option with respect to a series of Notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof, in the case of the Dollar Notes, and cash in euro, euro-denominated Government Obligations or a combination thereof, in the case of the Euro Notes, in each case for the payment of principal, premium (if any) and interest on the applicable series of Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes of the applicable series not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the Trustee under each of the Indentures and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the dollar notes.

Governing Law

Each of the Indentures provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of the silicone and quartz businesses of General Electric pursuant to the Acquisition Documents.

“Acquisition Documents” means the Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $12.5 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) in the ordinary course of business, any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales;”

(m) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the applicable Indenture;

(n) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(p) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(r) the sale of any intellectual property and other assets primarily related to the production of gallium nitride, including any interests in joint ventures relating thereto.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bund Rate” means (i) the rate borne by direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) having a constant maturity most nearly equal to the period from the redemption date to December 1, 2011, and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Federal Republic of Germany maturing closest to, but straddling such date, in each case, as published in the Financial Times.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in Luxembourg, London or New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions

(including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration costs, (ii) up to $30.0 million in the aggregate of transition expenses attributable to the Issuer becoming an independent operating company in connection with the Transactions, (iii) expenses or charges in connection with the Transactions related to curtailments or modifications to pension or other post-employment benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the applicable Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time noncash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any noncash impairment charges and amortization of intangibles in each case arising pursuant to the application of GAAP;

(11) any noncash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time noncash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted, in each case as a result of the Transactions within 12 months after the Issue Date, and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Transactions, shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and the Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i) the noncash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) noncash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Statement of Financial Accounting Standards No. 52 shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Noncash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other noncash expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among an indirect wholly owned subsidiary of the Issuer organized under the laws of Germany that will consummate a portion of the Acquisition and Momentive Performance Materials USA Inc., a Delaware corporation and a direct wholly owned subsidiary of the Issuer, as borrowers, and the guarantors named therein, the financial institutions named therein, and JP Morgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1) the Bank Indebtedness;

(2) the Senior Notes; and

(3) any other Senior Indebtedness of the Issuer or such Note Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Noncash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date;

less, without duplication,

(6) noncash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such

Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of each Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“General Electric” means General Electric Company, a New York corporation.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America or a member of the European Union, for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of the Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indentures but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indentures.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Japan Note” means the note, to be dated on or about the Issue Date, issued by Momentive Performance Materials Japan LLC to the Issuer in exchange for the Loan to Momentive Performance Materials Japan LLC by the Issuer of $800 million of the proceeds if the issuance of the Notes, as such note is amended, supplemented or otherwise modified from time to time in compliance with the covenant described under “—Certain Covenants—Limitation on Actions With Respect to Intercompany Note.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Momentive Performance Materials Japan LLC” means the indirect wholly owned subsidiary of the Issuer organized under the laws of Japan for the purpose of consummating a portion of the Acquisition, and any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means a Note Guarantee

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to a series of Notes in accordance with the applicable Indenture, such Person ceases to be a Note Guarantor with respect to such series of Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the applicable Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Paying Agent” means an office or agency maintained by the Issuer where the notes may be presented for payment.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) General Electric and its controlled Affiliates and (iii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) advances to directors, officers or employees not in excess of $25.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) additional Investments in joint ventures of the Issuer or any of the Restricted Subsidiaries existing on the Issue Date not to exceed $50.0 million at any one time; and

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” means unsecured debt or equity securities of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) (i) in the case of the Senior Notes, Liens securing an aggregate principal amount of Senior Pari Passu Indebtedness not to exceed the aggregate amount of Senior Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (ii) Liens securing Senior Indebtedness, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the applicable Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B)(i), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B)(i), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the applicable Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(27) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of September 14, 2006, between General Electric and Momentive Performance Materials Holdings Inc., a Delaware corporation, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Purchase Agreement as in effect on the Issue Date).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registrar” means an office or agency maintained by the Issuer where the notes may be presented for registration of transfer or for exchange.

“Registration Rights Agreements” means the Registration Rights Agreement in respect of the Dollar Notes (the “Registration Rights Agreement”), dated the Issue Date, among the initial purchasers, the Issuer and the Note Guarantors.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Secured Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be the creation or Incurrence of a Lien at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Note Indentures and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indentures.

“Senior Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Senior Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Notes; and

(2) with respect to any Note Guarantor, its Senior Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Senior Note Guarantee.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Senior Subordinated Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, in the case of the Indenture, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee, in the case of the Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indentures.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of Notes being offered hereby and borrowings made pursuant to the Credit Agreement on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2011; provided, however, that if the period from such redemption date to December 1, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the applicable Indenture.

“Trustee” means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. Federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and collectively referred to as “Holders”) of owning and disposing of the Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. Federal income tax consequences with respect to the Notes that are held as capital assets within the meaning of Section 1221 of the Code. This summary assumes that the Notes will be treated as debt instruments for U.S. Federal income tax purposes. This summary does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular Holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular Holders (including, for example, financial institutions, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, personal holding companies, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, certain former citizens or residents of the United States, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. Federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If an entity treated as a partnership for U.S. Federal income tax purposes holds Notes, the tax treatment of an owner of such entity will depend upon the status of the owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. Federal income tax purposes that holds Notes, you should consult your tax advisor.

HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. Federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. Federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

For purposes of the following summary, a “Non-U.S. Holder” is a beneficial owner of Notes that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

The terms of the Notes provide for payments by us in excess of stated interest or principal under certain circumstances. According to the Regulations, the possibility that certain payments in excess of stated interest or principal will be made will not affect the amount of income a Holder recognizes in advance of the payment of such excess amounts if there is only a remote chance as of the date the Notes were issued that such payments will be made. We intend to take the position that any payment of such excess amounts should not affect the tax treatment of the Notes prior to a change in circumstances relating to these contingencies. This position and this discussion are based on the assumption that, as of the date of the issuance of the Notes, the likelihood that we will pay such excess amounts is remote. Our position that these contingencies are remote is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, a Holder might be required to include income on its Notes in excess of stated interest calculated without regard to such contingencies and might be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency occurs, it would affect the amount, timing and character of the income or loss recognized by a Holder.

U.S. Federal Income Taxation of U.S. Holders

Payments of Stated Interest. Absent an election to the contrary (see “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below), the amount of stated interest on a Note will be treated as qualified stated interest (“QSI”) for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Election to Treat All Interest as Original Issue Discount (Constant Yield Method). A U.S. Holder may elect to include in gross income all “interest” (as defined below) that accrues on its Note using the constant-yield method described below. For purposes of this election, “interest” will include stated interest, de minimis original issue discount, market discount and de minimis market discount, as reduced by any amortizable bond premium (described in “—Bond Premium,” below). A U.S. Holder that makes this election will be required to include interest in gross income for U.S. federal income tax purposes as it accrues (regardless of its method of tax accounting), which may be in advance of receipt of the cash attributable to that income.

Although this election applies only to the Note for which a U.S. Holder makes it, an electing U.S. Holder will be deemed to have made the election described in “—Bond Premium,” below, to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that it holds at the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if a U.S. Holders makes this election for a market discount note, such holder will be treated as having made the election discussed below under “—Market Discount” to include market discount in income currently over the life of all debt instruments that the U.S. Holder holds at the time of the election or acquire thereafter. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on a Note without the consent of the IRS.

If a U.S. Holder makes this election for its Note, then no payments on the Note will be treated as payments of QSI, and the annual amounts of interest includible in income by the U.S. Holder will equal the sum of the “daily portions” of the interest with respect to the Note for each day on which the U.S. Holder owns the Note during the taxable year. The U.S. Holder determines the daily portions of interest by allocating to each day in an “accrual period” a pro rata portion of the interest that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of interest is measured and which may vary in length over the term of a Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. For purposes of this election, the “issue date” of the Note is the date the U.S. Holder purchases the Note.

The amount of interest allocable to an accrual period will equal the product of the “adjusted issue price” of the Note at the beginning of the accrual period and its “yield to maturity.” The adjusted issue price of a Note at the beginning of the first accrual period is the purchase price, and, on any day thereafter, it is the sum of the issue price and the amount of interest previously included in gross income, reduced by the amount of any payment previously made on the Note. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, the U.S. Holder can compute the amount of interest allocable to the initial period using any reasonable method; however, the interest allocable to the final accrual period will always be the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period.

Market Discount. If a U.S. Holder purchased a Note for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the Note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of a Note equals the issue price of the Note. Although the Code does not expressly so provide, the revised issue price of the Note is decreased by the amount of any payments previously made on the Note (other than payments of QSI). The rules described below do not apply to a U.S. Holder if such holder purchased a Note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a Note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. Holder will be required to include any accrued market discount as ordinary income as if the U.S. Holder had sold the Note at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note.

Market discount accrues ratably during the period from the date on which the U.S. Holder acquired the Note through the maturity date of the Note, unless the U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. The U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If the U.S. Holder elects to include market discount in income currently, the U.S. Holder’s adjusted basis in a Note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a U.S. Holder makes the election described above in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method)” for a market discount note, the U.S. Holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Bond Premium. If a U.S. Holder purchased a Note for an amount in excess of the sum of all amounts payable on the Note (other than QSI), the excess will be treated as bond premium. A U.S. Holder may elect to reduce the amount required to be included in income each year with respect to interest on its Note by the amount of amortizable bond premium allocable to that year, based on the Note’s yield to maturity. If a U.S. Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS. See also “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above.

Medicare Contribution Tax on Unearned Income. For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of U.S. Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income and net gain not derived from the conduct of a nonpassive trade or business. Payments of interest (or, in the event a U.S. Holder makes the election described in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above, accruals of “interest” (as that term in used in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above) on the Notes and capital gain from the disposition of the Notes are expected to constitute net investment income.

Disposition of the Notes. Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above in “—Payments of Stated Interest”) and (ii) such U.S. Holder’s adjusted tax basis in the Note.

A U.S. Holder’s adjusted tax basis in a Note will be the price such U.S. Holder paid for the Note, increased by any market discount previously included in gross income and reduced (but not below zero) by (i) the amount of any amortizable bond premium taken into account with respect to the Note and (ii) other payments, if any, such holder previously received other than stated interest payments. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to U.S. Federal withholding tax under the “portfolio interest exemption,” provided that:

•

such payments are not effectively connected with the conduct of a U.S. trade or business, or, in the case of an income tax treaty resident, a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for U.S. Federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (i) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a U.S. person (within the meaning of the Code) and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Notes on behalf of the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. Federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, U.S. Federal withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to U.S. Federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a U.S. trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the U.S. Federal withholding tax described above, will be subject to U.S. Federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. Subject to the discussion of backup withholding below, no withholding of U.S. Federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other disposition of a Note.

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to U.S. Federal income tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange, redemption or other disposition of a Note will not be subject to U.S. Federal income tax, provided the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” and such interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base), in each case as discussed above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Backup Withholding and Information Reporting

U.S. Holders. For each calendar year in which the Notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to backup withhold tax on each payment on the Notes and on the proceeds from a sale or other disposition (including a redemption) of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. Federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Non-U.S. Holders. Backup withholding tax will not apply to payments of interest on a Note or proceeds from the sale or other disposition (including a redemption) of a Note payable to a Non-U.S. Holder if the certification described above in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person (within the meaning of the Code) or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to payments of interest even if an exemption from backup withholding is established.

Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. Federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

SELLING SECURITY HOLDER

The Notes were originally issued on December 4, 2006 in transactions exempt from registration under Section 4(2) of the Securities Act and in reliance on Regulation S thereunder. The selling security holder has provided us with the information specified below and such selling security holder may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all Notes held by such selling security holder.

The following table sets forth information with respect to the selling security holder and the principal amount of Notes beneficially owned by the selling security holder that may be offered under this prospectus. This information is based on information provided by, or on behalf of, the selling security holder. The information regarding the principal amount of Notes owned after the offering assumes the sale of all Notes offered by the selling security holder.

The selling security holder may offer all, some or none of the Notes.

Name	Principal Amount of Notes Owned Prior to the Offering	Principal Amount of Notes to be Offered	Principal Amount of Notes to be Owned After the Offering
Euro VI (BC) S.à.r.l.	$123,611,000	$123,611,000	—
AAA Co-Invest VI (EHS-BC), LLC	$712,000	$712,000	—

Euro VI (BC) S.à.r.l. (the “Euro Fund”), a selling security holder, is an investment vehicle whose sole shareholder is AIF VI Euro Holdings, L.P. Apollo Management VI, L.P. is the manager of AIF VI Euro Holdings, L.P. Apollo Management VI, L.P. is indirectly controlled by Apollo Global Management, LLC. Apollo Global Management, LLC is managed by AGM Management, LLC. Decisions by AGM Management, LLC are made by its executive committee, which includes Apollo’s three managing partners, Leon Black, Joshua Harris and Marc Rowan.

AAA Co-Invest VI (EHS-BC), LLC (the “AAA Fund”), a selling security holder, is an investment vehicle whose sole member is AAA Guarantor Co-Invest VI (B), L.P. AAA Guarantor Co-Invest VI (B), L.P. is in turn wholly owned by AAA Investments (Co-Invest VI), L.P. Apollo Alternative Assets, L.P. is the investment manager of AAA Investments (Co-Invest VI), L.P. Apollo Alternative Assets, L.P. is indirectly controlled by Apollo Global Management, LLC. Apollo Global Management, LLC is managed by AGM Management, LLC. Decisions by AGM Management, LLC are made by its executive committee, which includes Apollo’s three managing partners, Leon Black, Joshua Harris and Marc Rowan.

The selling security holders are affiliates of Apollo Global Securities LLC and Morgan Joseph Triartisan LLC, each of which is a registered broker-dealer. The selling security holders acquired the Notes being offered pursuant to this prospectus with investment intent in the ordinary course of business (such business being the investment in and development of companies). At the time of the issuance of the Notes, neither the selling security holders nor the registered broker-dealers affiliated with the selling security holder had any agreements or understandings, directly or indirectly, with any person to distribute the Notes.

Momentive Holdings is controlled by investment funds managed by affiliates of Apollo and we have a number of material relationships with Apollo and its affiliates. Among other things, we have entered into a management consulting and advisory services agreement with Apollo for the provision of management and advisory services with an initial term extending through December 31, 2018. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” “Certain Relationships and Related Transactions, and Director Independence—Apollo Notes Registration Rights Agreement” and “—Apollo Management Agreement.”

PLAN OF DISTRIBUTION

The selling security holders and their respective successors, which term includes their respective transferees, pledgees and donees and their successors, may sell the Notes from time to time in one or more transactions directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	in the over-the-counter market;

•	otherwise than in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the Notes, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. The selling security holders may also sell the Notes short and deliver these securities to close out such short positions, or loan or pledge the Notes to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders from the sale of the Notes offered by them hereby will be the purchase price of the Notes less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

We do not intend to list the Notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the Notes. In order to comply with the securities laws of some states, if applicable, the Notes may be sold in such jurisdictions only through registered or licensed brokers or dealers.

Broker-dealers or agents who participate in the sale of the Notes are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. The selling security holders who participate in the sale of the Notes may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the Notes and the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If any selling security holder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. To the extent any selling security holder is deemed to be an “underwriter,” it will be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. Each selling security holder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

The selling security holders may decide not to sell any Notes described in this prospectus. We cannot assure holders that the selling security holders will use this prospectus to sell any or all of the Notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling security holders may transfer, devise or gift the Notes by other means not described in this prospectus.

With respect to a particular offering of the Notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific Notes to be offered and sold;

•	the name of the selling security holder;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holder.

The maximum compensation the selling security holders will pay to underwriters in connection with any offering of the Notes will not exceed 8% of the maximum proceeds of such offering.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting fees, discounts or commissions or transfer taxes relating to the sale of the Notes.

LEGAL MATTERS

The validity of the Notes and the enforceability of obligations under the Notes and guarantees being issued were passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Momentive Performance Materials Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) as of December 31, 2012 included in this prospectus have been so included in reliance on the reports (which contain an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.momentive.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the Offering. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

MOMENTIVE PERFORMANCE MATERIALS INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Performance Materials Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Momentive Performance Materials Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to effective controls not being in place with respect to the preparation and review of the statement of cash flows existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Annual Report on Internal Control over Financial Reporting listed in the accompanying index. We considered the material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2012 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Annual Report on Internal Control over Financial Reporting referred to above. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Albany, New York

April 1, 2013

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Balance Sheets

(Dollar amounts in millions)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$110	$199
Accounts receivable (net of allowance for doubtful accounts of $3)	293	315
Due from affiliates (note 4)	6	8
Inventories (note 6)	374	394
Prepaid expenses	14	14
Income tax receivable (note 13)	3	—
Deferred income taxes (note 13)	6	10
Other current assets	41	49

Total current assets	847	989
Property and equipment, net (note 7)	1,016	1,084
Other long-term assets	108	89
Income tax receivable	1	—
Deferred income taxes (note 13)	27	25
Intangible assets, net (note 8)	493	542
Goodwill (note 8)	412	432

Total assets	$2,904	$3,161

Liabilities and Deficit
Current liabilities:
Trade payables	$254	$308
Short-term borrowings (note 9)	6	3
Accrued expenses and other liabilities (note 10)	157	166
Accrued interest	83	62
Due to affiliates (note 4)	3	15
Accrued income taxes (note 13)	6	2
Deferred income taxes (note 13)	19	19
Current installments of long-term debt (note 9)	29	36

Total current liabilities	557	611
Long-term debt (note 9)	3,081	2,895
Other liabilities	56	51
Pension liabilities (note 15)	311	288
Deferred income taxes (note 13)	47	52

Total liabilities	4,052	3,897

Commitments and contingencies (note 14)
Deficit:
Common stock—$0.01 par value; 100 shares authorized, issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	606	605
Accumulated deficit	(1,934)	(1,569)
Accumulated other comprehensive income	180	228

Total Momentive Performance Materials Inc.’s deficit	(1,148)	(736)
Noncontrolling interests (note 11)	—	—

Total deficit	(1,148)	(736)

Total liabilities and deficit	$2,904	$3,161

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Statements of Operations

(Dollar amounts in millions)

	For the years ended December 31,
	2012	2011	2010
Net sales	$2,357	$2,637	$2,588
Costs and expenses:
Cost of sales, excluding depreciation	1,705	1,798	1,645
Selling, general and administrative expenses	392	389	388
Depreciation and amortization expenses	187	197	197
Research and development expenses	69	78	73
Restructuring and other costs (note 3)	43	33	23

Operating (loss) income	(39)	142	262
Other income (expense):
Interest expense, net (notes 7 and 9)	(277)	(256)	(249)
Other income, net	11	—	—
(Loss) gain on extinguishment and exchange of debt (note 9)	(57)	7	(78)

Loss before income taxes (benefit) and earnings (losses) from unconsolidated entities	(362)	(107)	(65)
Income taxes (benefit) (note 13)	8	27	(2)

Loss before earnings (losses) from unconsolidated entities	(370)	(134)	(63)
Earnings (losses) from unconsolidated entities, net of taxes	5	(6)	—

Net loss	(365)	(140)	(63)
Net income attributable to noncontrolling interests (note 11)	—	(1)	(1)

Net loss attributable to Momentive Performance Materials Inc.	$(365)	$(141)	$(64)

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Statements of Comprehensive Income (Loss)

(Dollar amounts in millions)

	December 31, 2012	December 31, 2011	December 31, 2010
Net loss	$(365)	$(140)	$(63)
Other comprehensive income (loss), net of tax:
Foreign currency translation	(29)	26	77
Other comprehensive income adjustments, net	(19)	(15)	(40)

Other comprehensive loss	(413)	(129)	(26)
Comprehensive income attributable to the noncontrolling interest	—	(1)	(1)

Comprehensive loss attributable to Momentive Performance Materials Inc.	$(413)	$(130)	$(27)

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Statements of Cash Flows

(Dollar amounts in millions)

	Year ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(365)	$(140)	$(63)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	187	197	197
Loss (gain) on the extinguishment of debt	57	(7)	78
Amortization of debt discount and issuance costs	18	15	17
Deferred income taxes	(10)	9	(19)
(Earnings) losses from unconsolidated entities	(5)	6	—
Stock-based compensation expense	1	2	3
Noncash paid-in-kind interest election	—	—	11
Pension curtailment gain	(1)	(6)	—
Unrealized foreign currency losses	1	7	4
Other non-cash adjustments	2	(2)	(5)
Changes in operating assets and liabilities:
Accounts receivable	16	22	(7)
Inventories	13	(19)	(28)
Due to/from affiliates	(10)	10	4
Accrued income taxes	—	(5)	5
Prepaid expenses and other assets	5	(7)	1
Trade payables	(36)	1	25
Accrued expenses and other liabilities	21	12	13
Pension liabilities	11	11	17

Net cash (used in) provided by operating activities	(95)	106	253

Cash flows from investing activities:
Capital expenditures	(107)	(112)	(91)
Purchases of intangible assets	(2)	(2)	(4)
Proceeds from disposal of assets	7	—	—
Investment in joint venture	—	(6)	—

Net cash used in investing activities	(102)	(120)	(95)

Cash flows from financing activities:
Debt issuance costs	(33)	(5)	(18)
Increase in short-term borrowings	3	1	2
Proceeds from long-term debt	1,725	52	849
Payments of long-term debt	(1,533)	(88)	(890)
Payments of original issue discounts and tender premiums	(51)	—	(54)
Dividends paid to Parent	—	(1)	(1)

Net cash provided by (used in) financing activities	111	(41)	(112)

Decrease in cash and cash equivalents	(86)	(55)	46
Effect of exchange rate changes on cash	(3)	4	(3)
Cash and cash equivalents, beginning of period	199	250	207

Cash and cash equivalents, end of period	$110	$199	$250

Cash paid during the year for:
Interest	$237	$203	$208
Income taxes, net of refunds	$18	$22	$8
Supplemental information:
Capital expenditures included in trade payables	$17	$26	$22

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated Statements of Equity (Deficit)

(Dollar amounts in millions, except for per share amounts)

	Common Shares	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Equity attributable to noncontrolling interest	Total equity (deficit)
Balance December 31, 2009	100	$—	$602	$(1,364)	$180	$4	$(578)
Stock option activity and other	—	—	2	—	—	—	2
Dividends paid to noncontrolling interest	—	—	—	—	—	(1)	(1)
Dividends paid to parent, at $12,500 per share	—	—	(1)	—	—	—	(1)
Net loss	—	—	—	(64)	—	—	(64)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	1	1
Foreign currency translation adjustment—net	—	—	—	—	77	—	77
Other comprehensive income adjustments—net	—	—	—	—	(40)	—	(40)

Balance December 31, 2010	100	$—	$603	$(1,428)	$217	$4	$(604)
Stock option activity and other	—	—	3	—	—	—	3
Dividends paid to parent, at $7,500 per share	—	—	(1)	—	—	—	(1)
Net loss	—	—	—	(141)	—	—	(141)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	1	1
Foreign currency translation adjustment—net	—	—	—	—	26	—	26
Disposition of noncontrolling interest	—	—	—	—	—	(5)	(5)
Other comprehensive income adjustments—net	—	—	—	—	(15)	—	(15)

Balance December 31, 2011	100	$—	$605	$(1,569)	$228	$—	$(736)
Stock option activity and other	—	—	1	—	—	—	1
Net loss	—	—	—	(365)	—	—	(365)
Foreign currency translation adjustment—net	—	—	—	—	(29)	—	(29)
Other comprehensive income adjustments—net	—	—	—	—	(19)	—	(19)

Balance at December 31, 2012	100	$—	$606	$(1,934)	$180	$—	$(1,148)

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

(Dollar amounts in millions)

(1) Business and Basis of Presentation

Momentive Performance Materials Inc. (the “Company” or “MPM”) was incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (MPM Holdings and together with its subsidiaries, the MPM Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. The acquisition was completed on December 3, 2006 (the GE Advanced Materials Acquisition). GEAM was comprised of two businesses, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE. On October 1, 2010, the newly formed holding companies of MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), merged, with the surviving entity renamed Momentive Performance Materials Holdings LLC. The Company refers to this transaction as the “Momentive Combination”. As a result of the merger, Momentive Performance Materials Holdings LLC (Momentive Holdings) became the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, LP. (together with Apollo Global Management, LLC and subsidiaries, “Apollo”).

The Company is comprised of two businesses, Silicones and Quartz. Silicones is a global business engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. Quartz, also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Waterford, New York.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; Momentive Performance Materials China SPV Inc.; Juniper Bond Holdings I LLC; Juniper Bond Holdings II LLC; Juniper Bond Holdings III LLC; and Juniper Bond Holdings IV LLC.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; New Smyrna Beach, Florida; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the Americas in Leverkusen, Germany; Nantong, China; Ohta, Japan; Rayong, Thailand; Bergen op Zoom, Netherlands; Lostock, U.K.; Termoli, Italy; Antwerp, Belgium and Chennai, India. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan; Wuxi, China and Geesthacht, Germany. In Europe, employees at the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

The collective bargaining agreements that cover the Willoughby, Ohio, Waterford, New York and Sistersville, West Virginia facilities will expire in 2013. The Company does not have other significant collective bargaining agreements that will expire before the end of 2013.

The Company revised the Consolidated Balance Sheet as of December 31, 2011 and the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the error in the classification of certain outstanding checks that were originally classified as “Trade payables.” The amounts have now been properly classified as a reduction to “Cash and cash equivalents.” The Company also revised the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the error in the inclusion of capital expenditures that resided in trade payables. These amounts have now been properly excluded from operating and investing activities. Additionally, the Company also revised the Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 to correct for the error in the classification of certain currency translation adjustments within the “Effects of exchange rates on cash” line item. These amounts have now been properly reflected in operating activities. Management does not believe these errors were material to the Company’s prior years’ Consolidated Financial Statements. The impacts of correcting the financial statements for the specified periods are as follows:

Consolidated Balance Sheets:	As Previously Reported	Adjustments	As Revised
As of December 31, 2011
Cash and cash equivalents	$203	$(4)	$199
Trade payables	312	(4)	308

Consolidated Statements of Cash Flows:	As Previously Reported	Adjustments	As Revised
Year Ended December 31, 2011
Net cash provided by operating activities	$109	$(3)	$106
Net cash provided by investing activities	(119)	(1)	(120)
Effect of exchange rates on cash	—	4	4
Cash and cash equivalents at beginning of year	254	(4)	250
Cash and cash equivalents at end of year	203	(4)	199
Year Ended December 31, 2010
Net cash provided by operating activities	$262	$(9)	$253
Net cash used in investing activities	(99)	4	(95)
Effect of exchange rates on cash	(7)	4	(3)
Cash and cash equivalents at beginning of year	210	(3)	207
Cash and cash equivalents at end of year	254	(4)	250

Footnotes contained herein have been revised, where applicable, for the revisions discussed above.

The Company restated its financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2012, June 30, 2012 and September 30, 2012 due to errors in the condensed consolidated statements of cash flows for the fiscal three-month periods ended March 31, 2012 and April 3, 2011; the fiscal six-month periods ended June 30, 2012 and July 3, 2011 and the fiscal nine-month periods ended September 30 of 2012 and 2011, respectively.

(2) Summary of Significant Accounting Policies

(a) Accounting Principles

These consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Noncontrolling interests represent the noncontrolling shareholder’s proportionate share of the equity in a consolidated joint venture affiliate. During 2011, the Company disposed of its interest in this affiliate. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation.

The Company also has investments in nonconsolidated entities, primarily consisting of a subsidiary’s investments in a siloxane joint venture in China. During 2011, the Company’s subsidiary contributed $6 to the joint venture as a capital contribution. Prior to this contribution, the investments in the joint venture had no carrying value. Upon this capital contribution, the Company’s subsidiary, which has a 49% ownership interest in the joint venture, recognized 49% of the joint venture’s losses from its inception. During 2012, the Company recorded $5 in earnings from the joint venture. The Company is also committed to make additional capital contributions of $26 to this joint venture, which will likely occur in 2014.

In connection with the GE Advanced Materials Acquisition, MPM Holdings, the Company’s Parent, issued a Senior Discount PIK Note in an aggregate principal amount of $400. This note was subsequently split into separate notes with identical terms (Senior Discount Notes). The Senior Discount Notes mature on June 4, 2017. Interest accrues at 11% pay-in-kind per annum in the form of an increase in the accreted value of the notes and no cash interest is payable on the note until maturity. The Senior Discount Notes have a maximum principal sum of $1,231 on the maturity date. The Company has not reflected the Senior Discount Notes in its consolidated financial statements based on the absence of definitive cash requirements by the Company to support MPM Holdings’ debt service in the foreseeable future. In addition, the Company has not guaranteed the Senior Discount Notes or provided any other form of security interests in the assets of the Company for this obligation of MPM Holdings.

(c) Foreign Currency

Assets and liabilities of non-U.S. operations have been translated into United States dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of shareholder’s equity in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period. Aggregate realized and unrealized gains (losses) on foreign currency transactions for the years ended December 31, 2012, 2011 and 2010 were $0, $5, and $9, respectively. These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations. Upon the extinguishment of long-term debt, the inception to date unrealized gains (losses) on foreign currency that have been realized are recorded in (loss) gain on extinguishment and exchange of debt in the Consolidated Statements of Operations.

(d) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Cash Equivalents

Cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(f) Revenue Recognition

Revenues comprise the invoiced value for the sale of goods, net of value added tax, rebates and discounts, and after elimination of sales between the consolidated entities.

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(g) Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts has been established based upon the Company’s best estimate of probable credit losses related to these receivables. The allowance is based on the customers’ financial status and historical write-off experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h) Inventories

All inventories are stated at the lower of cost or net realizable values. The Company uses the first-in, first-out (FIFO) method of accounting for inventories.

(i) Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated economic useful lives. Depreciation expense on property and equipment is calculated using the straight-line method. Leasehold improvements and assets under capital leases are amortized over the shorter of the lease term or estimated useful life of the assets.

Property and equipment considers the allocation of fair values as of the date of the GE Advanced Materials Acquisition. Property and equipment includes costs related to the development of internal use software pursuant to the guidance in the Intangibles—Goodwill and Other Topic, ASC 350-40.

Maintenance costs, including expense related to planned major maintenance activities, are recognized in the Consolidated Statements of Operations in the periods during which the underlying costs are incurred.

(j) Investments in Nonconsolidated Affiliates

For those investments in affiliates that the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliates as they occur rather than as dividends or as other distributions are received. The Company’s share of net income or loss of affiliates also includes other than temporary declines in fair value recognized during the period, if any.

(k) Goodwill

The Company does not amortize goodwill, but tests it annually (based on financial information as of the fiscal third quarter of each year) for impairment using a fair value approach at the reporting unit level. The Company also tests goodwill for impairment when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. This assessment requires the Company to estimate the fair market value of its reporting units. If the Company determines that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, the Company must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in the consolidated financial statements. Based on the guidance provided by the Goodwill and other Topic, ASC 350-20-35, the Company has determined that the Silicones and Quartz businesses represent the two reporting units for the purposes of the annual goodwill impairment evaluation.

The Company performs an annual assessment of qualitative factors to determine whether the existence of any events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets. If, after assessing all events and circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount of the reporting unit’s net assets, goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topic, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be performed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for the reporting units, the Company uses a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, the Company believes that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which the Company is exposed.

Due to the numerous variables associated with judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, the Company may change its estimates.

(l) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and Intangible Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped at the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. The Company amortizes the cost of other intangibles over their estimated useful lives on a straight-line basis.

(m) Advertising

Advertising costs are expensed as incurred and were $7, $7 and $9 for the years ended December 31, 2012, 2011 and 2010, respectively. Advertising costs are recorded in selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

(n) Deferred Financing Costs

Deferred financing costs were recorded by the Company in connection with the long-term financing arrangements associated with the GE Advanced Materials Acquisition and with the subsequent debt refinancings and private exchange offers, as described in Note 9. Deferred financing costs, net of accumulated amortization, of $78 and $67 are included in other long-term assets in the accompanying Consolidated Balance Sheets at December 31, 2012 and 2011, respectively. These costs are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified as interest expense in the Consolidated Statements of Operations, was $9, $8, and $10 for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, $14 and $12 of deferred financing costs were written off in conjunction with the debt refinancing transactions in 2012 and November of 2010, respectively.

(o) Pension Liabilities

Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions – discount rate and expected return on assets – are important elements of plan expense and asset/liability measurement. The Company evaluates these critical assumptions at least annually on a plan and country-specific basis. The Company periodically evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and updates them to reflect the Company’s experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, the Company considers current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for the principal benefit plans’ assets, the Company evaluates general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized. Discrete items are recorded in the period in which they are incurred.

The majority of the Company’s non-U.S. operations have been treated as branches of the U.S. Company and are included in the MPM Group’s U.S. consolidated income tax return. For the purpose of the consolidated financial statements, for the years ended December 31, 2012, 2011 and 2010, the tax provision for all operations has been prepared on a consolidated basis.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. The Company also applies the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(q) Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Stock Compensation Topic, ASC 718. ASC 718 requires companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options and employee stock purchase plans. The expense is measured based on the fair value of the award at its grant date based on the estimated number of awards that are expected to vest, and recorded over the applicable requisite service period. In the absence of an observable market price for a share-based award, the fair value is based upon a valuation methodology that takes into consideration various factors, including the exercise price of the award, the expected term of the award, the current price of the underlying shares, the expected volatility of the underlying share price based on peer companies, the expected dividends on the underlying shares and the risk-free interest rate.

A portion of the Company’s option awards vest over time, while some have a vesting contingent upon attainment of a specified performance measure. For expense recognition related to awards with graded vesting, the Company has adopted a policy of recognizing expense over the requisite service period of each separately vesting portion of the award as if each vesting tranche was a separate grant. For awards with vesting contingent upon attainment of a specific performance measure, expense is measured but not recorded until the actual occurrence of the condition being met, at which time the total remaining expense would be recognized.

(r) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, trade payables, short-term borrowings and accrued expenses and other liabilities. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in note 5.

(s) Derivative Instruments and Hedging Activities

The Company conducts business activities in diverse markets around the world. The Company is exposed to market fluctuations in the price of platinum, natural gas and electricity, as well as currency exchange risks in its business operations. The Company manages its exposure to these risks using derivative instruments. The Company applies strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities.

The Company accounts for its derivatives and hedging activities in accordance with the Derivatives and Hedging Topic, ASC 815, which requires that all derivative instruments be recorded on the Consolidated Balance Sheets at their respective fair values and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. The Company uses internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities. Gains and losses on derivatives designated as hedges, when recognized, are included in cost of sales, excluding depreciation; selling, general and administrative expenses; or interest expense in the Company’s Consolidated Statement of Operations. Specific line item classification is determined based on the nature of the risk underlying individual hedge strategies. Gains and losses on derivatives not designated as hedges are included in other income (expense), net.

On March 10, 2008, the Company entered into an interest rate swap agreement, whereby the Company received one-month LIBOR and paid a fixed rate of 2.48% on a notional value of $185. The interest rate swap expired on March 31, 2010. The Company designated the interest rate swap as a cash flow hedge of variable interest rate risk associated with the first $185 of its U.S. dollar denominated term loan (tranche B-1). The Company recorded the change in fair value of the interest rate swap in accumulated other comprehensive income as a pre-tax unrealized gain of $1 for the year ended December 31, 2010.

(t) Commitments and Contingencies

The Company records liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

(u) Recently Issued Accounting Standards

Newly Adopted Accounting Standards

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amended existing fair value measurement guidance and is intended to align U.S. GAAP and International Financial Reporting Standards. The guidance requires several new disclosures, including additional quantitative information about significant unobservable inputs used in Level 3 fair value measurements and a qualitative description of the valuation process for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. ASU 2011-04 also requires the disclosure of all fair value measurements by fair value hierarchy level, amongst other requirements. The adoption of ASU 2011-04 did not have a material impact on the Company’s Consolidated Financial Statements.

On January 1, 2012, the Company adopted the provisions of Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”), which was issued by the FASB in June 2011 and amended by Accounting Standards Update No. 2011-12: Comprehensive Income (“ASU 2011-12”) issued in December 2011. ASU 2011-05 amended presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statements of changes in stockholders’ equity and required presentation of comprehensive income in a single continuous financial statement or two separate consecutive financial statements. ASU 2011-12 deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU 2011-05. The amendments in ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of comprehensive income must be reclassified to net income. The Company has presented comprehensive income in a separate and consecutive statement entitled, “Consolidated Statements of Comprehensive Income (Loss)”.

Newly Issued Accounting Standards

There were no newly issued accounting standards in 2012 applicable to the Company’s Consolidated Financial Statements.

(v) Shipping and Handling Costs

Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales, excluding depreciation in the Consolidated Statements of Operations.

(w) Reclassifications

Certain prior period balances have been reclassified to conform to the current year presentation. Certain prior period non-trade accounts receivable balances were reclassed to other current assets in the current period. In addition, certain prior period pension liabilities were reclassed to accrued expenses and other liabilities in the current period.

(x) Liquidity

The financial maintenance covenant in the credit agreement governing the Company’s senior secured credit facility provides that at any time loans or letters of credit are outstanding and not cash collateralized under its revolving credit facility, which is part of its senior secured credit facility, the Company is required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of the Company’s “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1 as of the last day of any fiscal quarter. As of December 31, 2012, the Company had a Senior Secured Leverage Ratio of 4.43 to 1 and was in compliance with the leverage ratio covenant set forth in its credit agreement. If business conditions remain weak or further deteriorate beyond current expectations, the Company may not comply with its leverage ratio covenant for future periods. If the Company is at risk of failing to comply with its leverage ratio covenant, it would pursue additional cost saving actions, restructuring initiatives and/or other business or capital/debt structure optimization measures available to remain in compliance with this covenant, but any such measures may be unsuccessful or may be insufficient to maintain compliance with its leverage ratio covenant. Potential capital/debt structure optimization measures include, but are not limited to, the redesignation of a certain unrestricted subsidiary as a restricted subsidiary under the credit agreement thereby allowing the Adjusted EBITDA of such subsidiary to be included in the calculation of the Senior Secured Leverage Ratio.

A failure to comply with the leverage ratio covenant or the other covenants contained in the credit agreement could result in an event of default under such agreement. If the event of default is not cured or waived, the lenders under the revolving credit facility would be able to exercise their rights and remedies as defined under the credit agreement, including their right to declare all borrowings outstanding under the revolving credit facility, together with accrued interest and fees, immediately due and payable and demand cash collateral for all letters of credit issued thereunder. Such an acceleration of obligations under the revolving credit facility could in turn result in a cross default under the indentures governing the notes and an acceleration of the amounts due thereunder. Any such event of default that is not cured or waived would have a material adverse effect on the Company’s business, financial condition and results of operations.

In the year ended December 31, 2012, the Company’s cash flow from operations was insufficient to cover its interest payments, and the Company may continue to experience such shortfalls in the future. The Company’s ability to make scheduled payments of principal, to pay interest on, or to refinance its indebtedness, including the notes, or to fund operations and capital expenditures, will depend on its ability to generate cash in the future. To the extent that the Company’s cash flow from operations is insufficient to fund its debt service obligations, the Company would be dependent on its existing liquidity, made up of cash balances and borrowing availability under its senior secured credit facility, to meet its debt service obligations and to fund operations and capital expenditures. The Company’s ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond its control.

Based on the Company’s current assessment of its operating plan and the general economic outlook, the Company believes that cash flow from operations and available cash and cash equivalents, including available borrowings under its senior secured credit facility, will be adequate to meet its liquidity needs for at least the next twelve months.

(3) Restructuring and Other Costs

Included in restructuring and other costs are costs related to restructuring (primarily severance payments associated with workforce reductions) and services and other expenses associated with transformation savings activities.

In the second quarter of 2012, in response to the uncertain economic outlook, the Company initiated significant restructuring programs with the intent to optimize its cost structure. Prior to the second quarter of

2012, the Company had recognized significant restructuring costs primarily related to the Momentive Combination. The Company estimates that these restructuring cost activities will occur over the next 9 to 15 months. As of December 31, 2012, the costs expected to be incurred on restructuring activities are estimated at $14, consisting mainly of workforce reductions.

The following table summarizes restructuring information by type of cost:

	Workforce reductions	Site closure costs	Other projects	Total
Future restructuring costs expected to be incurred	$14	$—	$—	$14

Cumulative restructuring costs incurred through December 31, 2012	$35	$—	$—	$35

Accrued liability at December 31, 2010	3	—	—	3
Restructuring charges	9	—	—	9
Payments	(4)	—	—	(4)

Accrued liability at December 31, 2011	8	—	—	8
Restructuring charges	23	—	—	23
Payments	(14)	$—	$—	(14)

Balance as of December 31, 2012	$17	$—	$—	$17

Workforce reduction costs primarily relate to non-voluntary employee termination benefits and are accounted for under the guidance for nonretirement postemployment benefits or as exit and disposal costs, as applicable. During the years ended December 31, 2012, 2011 and 2010, charges of $23, $9 and $3, respectively, were recorded in “Restructuring and other costs” in the Consolidated Statements of Operations. At December 31, 2012 and 2011, the Company had accrued $17 and $8, respectively, for restructuring liabilities in “Accrued expenses and other liabilities” in the Consolidated Balance Sheets. All of the restructuring activity related to the Silicones business.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized other costs of $20, $24 and $20, respectively. These costs are primarily comprised of one-time payments for services and integration expenses.

(4) Related Party Transactions

On October 1, 2010 in connection with the closing of the Momentive Combination, the Company entered into a shared services agreement with MSC. Under this agreement, as amended on March 17, 2011 (the “Shared Services Agreement”), the Company provides to MSC, and MSC provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and the Company. Pursuant to this agreement, during the years ended December 31, 2012, 2011 and 2010, the Company incurred approximately $148, $158 and $42, respectively, of net costs for shared services and MSC incurred approximately $155, $163 and $45, respectively, of net costs for shared services. Included in the net costs incurred for shared services under the Shared Services Agreement during the years ended December 31, 2012 and 2011, were net billings from MSC to the Company of $22 and $11, respectively. Included in the net costs incurred during the year ended December 31, 2010, were net billings from the Company to MSC of $1. These net billings were made to bring the percentage of total net incurred costs for shared services under the Shared Services agreement to 49% for the Company and 51% for MSC, as well as to reflect costs allocated 100% to one party. During the years ended December 31, 2012, 2011 and 2010, the Company realized approximately $31, $23 and $1, respectively, in cost savings as a result of the Shared Services Agreement. The Company had accounts receivable of less than $1 and $3 as of December 31, 2012 and 2011, respectively, and accounts payable to MSC of less than $1 and $15 at December 31, 2012 and 2011, respectively.

Momentive Holdings purchases insurance policies which also cover the Company and MSC. Amounts are billed to the Company based on the Company’s relative share of the insurance premiums. The Company had accounts payable to Momentive Holdings of approximately $3 and $1 under these arrangements at December 31, 2012 and 2011, respectively.

On March 17, 2011, the Company entered into an amendment to the Shared Services Agreement with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement by and between MSC and the Company entered into on the same date.

In connection with the GE Advanced Materials Acquisition, MPM Holdings entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of management and advisory services for an initial term of up to twelve years. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $3.5 plus out of pocket expenses, payable in one lump sum annually, and provide for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale or initial public offering by the Company. These fees are included within Selling, general and administrative expenses in the Company’s Consolidated Statements of Operations.

The Company sells products to various affiliated businesses (affiliates). For the year ended December 31, 2012, sales to affiliates amounted to $23. Receivables from affiliates were $5 at December 31, 2012.

The Company purchases products and services from various affiliates. Purchases under these agreements amounted to $17, $27 and $21 for the years ended December 31, 2012, 2011 and 2010, respectively. Payables to affiliates as of December 31, 2012, 2011 and 2010, resulting from procurement activity and services was less than $1, $1 and $2, respectively.

The Company is presently a party to an off-take agreement that provides for Asia Silicones Monomer Limited (“ASM”), which is owned 50% by GE Monomer (Holdings) Pte Ltd. and its affiliates to supply siloxane and certain related products to the Company through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the GE Advanced Materials Acquisition, the Company entered into a long-term supply agreement with GE and GE Monomer (Holdings) Pte. Ltd. regarding the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement for the period through December 2026, GE and GE Monomer (Holdings) Pte. Ltd. will ensure the Company a minimum annual supply of siloxane and certain related products at least equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, the Company is committed to purchase approximately $113 for 2013 and $113 each year thereafter of off-take product, assuming total ASM production is equal to current volumes, without taking into account inflation and changes in foreign exchange rates. The Company purchased approximately $92 , $109 and $103 of supply from ASM for the years ended December 31, 2012, 2011 and 2010, respectively. Pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to the Company. Under this Technology License Agreement, which terminates in 2039, the Company received royalties from ASM of approximately $2 in each of the years ended December 31, 2012, 2011 and 2010.

In 2012, Apollo Global Securities, LLC (“AGS”), an affiliate of Apollo, acted as one of the initial purchasers and received less than $1 and $1 in connection with the Company’s sales of the Senior Secured Notes and the First Lien Notes as described in note 9, respectively. AGS also received less than $1 in connection with arranging the issuance of the Senior Secured Notes and $1 in connection with arranging the issuance of the First Lien Notes and the commitments for the ABL Facility as described in note 9.

An affiliate of GE is one of the lenders under the Company’s revolving credit facility representing approximately $160 of the lenders’ $300 revolving credit facility commitment.

On March 15, 2013, an affiliate of GE entered into a letter agreement with the Company, pursuant to which it has committed to provide the Company with a new $75 million revolving credit facility (the Cash Flow Facility), as further described in Note 9 below. The Cash Flow Facility is subject to a number of conditions, including the entry of the ABL Facility, and there can be no assurance that the Company will enter into the ABL Facility and the Cash Flow Facility.

The Company declared dividends of less than $1 in each of 2012 and 2011 to fund the compensation of the Board of Managers of Momentive Holdings.

(5) Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy exists, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date.

Level 3	Unobservable inputs, that are supported by little or no market activity and are developed based on the best information available in the circumstances. For example, inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

At December 31, 2012 and December 31, 2011, the Company had less than $1 of natural gas derivative contracts included in level 2. The fair value of the natural gas derivative contracts generally reflects the estimated amounts that the Company would receive or pay, on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades in the year ended December 31, 2012 that would reduce the fair value receivable amount owed, if any, to the Company.

The following table summarizes the carrying amount and fair value of the Company’s non-derivative financial instruments at December 31, 2012:

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3
First Lien Notes	$1,100	$—	$1,108	$—
Springing Lien Notes	1,336	—	969	—
Senior Subordinated Notes	380	—	214	—
Senior Secured Notes	250	—	246	—

Total	$3,066	$—	$2,537	$—

In addition, the fair values of the $2 outstanding medium term loan, the $23 outstanding fixed asset loan and the $19 of outstanding working capital loans were approximately the same as their outstanding balances. Fair values of debt classified as Level 2 are determined based on other similar financial instruments, or based upon interest rates that are currently available to the Company for the issuance of debt with similar terms and maturities. The carrying amounts of cash and cash equivalents, short term investments, accounts receivable, trade payables and accrued expenses and other liabilities are considered reasonable estimates of their fair values due to the short-term maturity of these financial instruments.

(6) Inventories

Inventories consisted of the following at December 31, 2012 and December 31, 2011:

	December 31, 2012	December 31, 2011
Raw materials and work in process	$107	$135
Finished goods	267	259

Total inventories	$374	$394

(7) Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	Life	2012	2011
Land and improvements	Indefinite	$82	$88
Buildings, structures and related improvements	3-40	359	390
Machinery and equipment	8-20	1,288	1,229
Office equipment, vehicle and tooling	3-10	111	100
Software	5	45	48
Construction-in-process		59	54

		1,944	1,909
Less accumulated depreciation and amortization		(928)	(825)

Total property and equipment, net		$1,016	$1,084

Leasehold improvements and assets under capital leases, which are included in Buildings, structures and related improvements, are amortized over the shorter of the lease term (3-12 years) or estimated useful life of the assets.

Total depreciation and amortization expense for the years ended December 31, 2012, 2011 and 2010 was $144, $153, and $154, respectively.

Interest costs of $1, $1, and $1 were capitalized for the years ended December 31, 2012, 2011 and 2010, respectively.

(8) Goodwill and other Intangible Assets, Net

The goodwill set forth below resulted from the GE Advanced Materials Acquisition further discussed in Note 1.

The following table sets forth the changes in goodwill:

	Silicones	Quartz	Total
Balance as of December 31, 2010	$425	$—	$425
Foreign exchange translation	7	—	7

Balance as of December 31, 2011	432	—	432
Foreign exchange translation	(20)	—	(20)

Balance as of December 31, 2012	$412	—	$412

At December 31, 2012, accumulated goodwill impairment losses recognized by the Company since the adoption of ASC Topic 350 were $700 and $158 for the Silicones and Quartz reporting units, respectively. The Quartz reporting unit’s goodwill was fully impaired.

Intangible assets as of December 31, 2012 and 2011 consisted of the following:

	Amortization period	Gross amount	Accumulated amortization	Net carrying amount
2012
Amortizing intangible assets:
Customer relationships	15-20 years	$426	$(146)	$280
Trademarks	7-20 years	142	(53)	89
Unpatented technology	20 years	144	(44)	100
Patents and other	10-20 years	38	(14)	24

Total		$750	$(257)	$493

2011
Amortizing intangible assets:
Customer relationships	15-20 years	$429	$(124)	$305
Trademarks	7-20 years	146	(45)	101
Unpatented technology	20 years	149	(38)	111
Patents and other	10-20 years	37	(12)	25

Total		$761	$(219)	$542

Amortization expense for amortizing intangible assets was $43, $45 and $43 for the years ended December 31, 2012, 2011, and 2010, respectively. There were no significant additions to intangible assets for the years ended December 31, 2012 and 2011. The change in the net carrying balances was primarily a result of fluctuations in foreign currency translation and amortization expense. The estimated amortization expense for the next five years is as follows:

Year ending December 31:
2013	$44
2014	44
2015	41
2016	41
2017	41

(9) Debt Obligations

(a) Short-Term Borrowings

At December 31, 2012, the Company’s short-term borrowings consisted of bank borrowings of $6 with a weighted average interest rate of 9.78%. At December 31, 2011, the Company’s short-term borrowings consisted of bank borrowings of $3 with a weighted average interest rate of 9.90%.

(b) Long-Term Debt

A summary of long-term debt as of December 31, 2012 and 2011 is as follows:

	2012	2011
JPMorgan Chase Bank, N.A. term loan tranche B-1-A. Repaid in 2012. Interest was payable monthly and 1% per annum principal payments were payable quarterly. Interest varied at LIBOR plus 2.25%. The interest rate as of December 31, 2011 was 2.563%.	$—	$66
JPMorgan Chase Bank, N.A. term loan tranche B-1-B. Repaid in 2012. Interest was payable monthly and 1% per annum principal payments were payable quarterly. Interest varied at LIBOR plus 3.50%. The interest rate as of December 31, 2011 was 3.813%.	—	433
JPMorgan Chase Bank, N.A. term loan tranche B-2-A denominated in Euros. Repaid in 2012. Interest was payable monthly and 1% per annum principal payments were payable quarterly. Interest varied at Euro LIBOR plus 2.25%. The interest rate as of December 31, 2011 was 3.447%.	—	110
JPMorgan Chase Bank, N.A. term loan tranche B-2-B denominated in Euros. Repaid in 2012. Interest was payable monthly and 1% per annum principal payments were payable quarterly. Interest varied at Euro LIBOR plus 3.50%. The interest rate as of December 31, 2011 was 4.697%.	—	382
First Lien Notes. Matures on October 15, 2020. Interest is payable semi-annually at 8.875%.	1,100	—
Senior Secured Notes. Matures on October 15, 2020. Interest is payable semi-annually at 10.0%.	250	—
Springing Lien Dollar Notes. Matures on January 15, 2021. Interest is payable semi-annually at 9.0%.	1,161	1,161
Springing Lien Euro Notes. Matures January 15, 2021. Interest is payable semi-annually at 9.5%.	175	171
Senior Subordinated Notes. Matures December 1, 2016. Interest is payable semi-annually at a coupon rate of 11.5%, with a yield-to-maturity of 11.68% as the notes were issued at a discount of $7, of which less than $1 was amortized during the years ended December 31, 2012 and 2011.	380	379
Second-Lien Senior Secured Notes. Repaid in 2012. Interest was payable semi-annually in cash at 12.5%.	—	179
Agricultural Bank of China Fixed Asset Loan denominated in RMB. Matures June 30, 2015. Interest on borrowings is based on 101% of the People’s Bank of China reference rate. The weighted average interest rate at December 31, 2012 and 2011 was 6.51%. Interest is payable quarterly.	23	30
Agricultural Bank of China Revolving Working Capital Loan denominated in RMB. Matures June 30, 2013. Interest on borrowings is based on 105% of the People’s Bank of China reference rate. The weighted average interest rate at December 31, 2012 and 2011 was 6.89% and 6.88%, respectively. Interest is payable quarterly.	16	16
JiangSu Bank of China Revolving Working Capital Loan denominated in RMB. Matures November 13, 2013. Interest is payable quarterly at 6.00%	3	—
India Bank Medium Term Loan denominated in INR. Matures June 20, 2015. Interest on borrowings is set annually and is based on 99.5% of India Bank’s Benchmark Prime Lending Rate plus a Tenor Fee of 0.5%. The interest rate at December 31, 2012 and 2011 was 14.75% and 15.00%, respectively. Interest is payable monthly.	2	4

Total long-term debt	3,110	2,931
Less current installments	29	36

Long-term debt, excluding current installments	$3,081	$2,895

Our senior secured credit facility at December 31, 2012 consisted of a $300 million revolving credit facility that includes borrowing capacity available for letters of credit of up to $100 million and a $33 million synthetic letter of credit facility.

As of December 31, 2012 and 2011, the Company had no borrowings under the revolving credit facility. The outstanding letters of credit under the revolving credit facility at December 31, 2012 were $48 leaving an unused borrowing capacity of $252. Outstanding letters of credit issued under the synthetic letter of credit facility at December 31, 2012 were $26, leaving an unused capacity of $7. The Company is in compliance with the covenants of all long-term debt arrangements at December 31, 2012.

On November 30, 2012, the Company entered into an incremental amendment to its senior secured credit facility whereby certain revolving facility lenders agreed to make approximately $300 of revolving facility commitments available for revolving facility loans under the Company’s senior secured credit agreement. The incremental amendment and the new revolving commitments became effective on November 30, 2012 following the termination of the existing revolving commitments. The new revolving commitments will mature on December 3, 2014. Revolving loans under the senior secured credit facility bear interest at an adjusted LIBOR rate plus an applicable margin of 6.00% as of January 15, 2013. The commitment fee on the unused portion of the revolving credit facility is 4.00% as of January 15, 2013.

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp. (Escrow Issuers), wholly owned special purpose subsidiaries of the Company, issued $1,100 principal amount of 8.875% first-priority senior secured notes due 2020 (First Lien Notes) in a private offering. The proceeds from the sale of First Lien Notes were initially placed in escrow and were released on November 16, 2012 following the Company’s assumption of all obligations of the Escrow Issuers under the First Lien Notes and the Company’s amendment of its credit agreement governing its senior secured credit facility as further described below. The proceeds from the sale of the First Lien Notes were used, on November 16, 2012, (i) to repay all amounts outstanding under the Company’s senior secured credit facility (without reducing the commitments under the revolving credit facility), (ii) to irrevocably deposit approximately $219 with the trustee for the 12 1/2% Second-Lien Senior Secured Notes due 2014 (Second Lien Notes) in order to satisfy and discharge all of the Company’s outstanding $200 aggregate principal amount of the Second Lien Notes, which were redeemed on December 16, 2012 at a redemption price equal to 103.125% plus accrued and unpaid interest to the redemption date, (iii) to pay related fees and expenses and (iv) for general corporate purposes. The Company recognized a loss of $51, including $12 of foreign currency exchange losses, on this extinguishment of debt. Included in the loss of $51 is an out of period credit of $4 related to an over expensing of debt discount interest on the Second Lien Notes that was not material to the prior years.

The First Lien Notes are guaranteed on a first-priority senior secured basis by the existing domestic subsidiaries that are guarantors under the Company’s senior secured credit facility and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the First Lien Notes. The First Lien Notes are secured by a security interest in certain assets of the Company and such U.S. subsidiaries, which interest is pari passu in priority to the liens on substantially the same collateral securing the Company’s existing senior secured credit facility and senior in priority to the liens on substantially the same collateral securing the Company’s Senior Secured Notes and Springing Lien Notes. If the Company enters into the ABL Facility as described below, the First Lien Notes and guarantees will instead be secured by first-priority liens on collateral that generally includes most of the Company’s and its domestic subsidiaries’ assets other than inventory and accounts receivable and related assets (the Notes Priority Collateral), and by second-priority liens on the domestic portion of the collateral for the ABL Facility (the ABL Priority Collateral), which generally includes most of the inventory and accounts receivable and related assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, in each case subject to certain exceptions and permitted liens. If we enter into the ABL Facility and the Cash Flow Facility as described below, the first-priority lien in the Notes Priority Collateral and the second-priority lien in the domestic ABL Priority Collateral securing the First Lien Notes will be shared pari passu with the lenders under the Cash Flow Facility, in each case subject to certain exceptions and permitted liens.

Effective as of November 16, 2012, the Company amended the credit agreement governing its senior secured credit facility (such amendment, the Credit Agreement Amendment) to, among other things, allow for the Company’s assumption of the First Lien Notes and the pari passu sharing of the collateral of the Company and its domestic subsidiaries currently securing the senior secured credit facility between the secured parties under such credit facility and the holders of the First Lien Notes. The Credit Agreement Amendment also (i) increased the maximum senior secured leverage ratio to which the Company is subject from 4.25 to 1.00 to 5.25 to 1.00, (ii) increased (a) the applicable margin with respect to revolving loans to 6.00% for Eurocurrency loans and (b) the commitment fee on the unused revolving credit facility to 4.00%, in each case effective as of 60 days after the effective date of the Credit Agreement Amendment and (iii) modified certain other provisions of the senior secured credit facility.

On October 25, 2012, the Company obtained commitments from financial institutions for a new $270 asset-based revolving loan facility (the ABL Facility), which is subject to a borrowing base. The borrowing base will be based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility will be secured by, among other things, first-priority liens on the ABL Priority Collateral, and by second-priority liens on the Notes Priority Collateral, in each case subject to certain exceptions and permitted liens.

On March 15, 2013, the Company obtained additional commitments from an affiliate of GE for a new $75 million revolving credit facility (the Cash Flow Facility). The Company intends to use the Cash Flow Facility as a source of additional liquidity to supplement the ABL Facility and to enter into the Cash Flow Facility only in the event that the Company enters into the ABL Facility. The amount committed under the Cash Flow Facility may not be borrowed if the borrowing of such amount (or any portion thereof) could be borrowed under the ABL Facility without violating a utilization test under the Cash Flow Facility. If the Company enters into the ABL Facility, either by itself or together with the Cash Flow Facility, it will replace the Company’s existing senior secured credit facility. The ABL Facility and Cash Flow Facility are subject to a number of conditions, and there can be no assurance that the Company will enter into the ABL Facility or the Cash Flow Facility.

In May 2012, the Company issued $250 in aggregate principal amount of 10% senior secured notes due October 2020 (Senior Secured Notes) at an issue price of 100%. The Company used the net proceeds to repay $240 in aggregate principal amount of existing term loans maturing May 2015 under its senior secured credit facilities, effectively extending its debt maturity profile. The Company recognized a loss of $6 on this extinguishment of debt. The Senior Secured Notes are guaranteed on a senior secured basis by the Company’s existing domestic subsidiaries that are guarantors under the senior secured credit facilities and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Senior Secured Notes. The Senior Secured Notes are secured by a security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing the existing senior secured credit facilities and First Lien Notes and senior in priority to the liens on substantially the same collateral securing the Springing Lien Notes due 2014.

In April 2012, the Company’s wholly-owned subsidiary Momentive Performance Materials GmbH, the German Borrower under the senior secured credit facilities, incurred incremental term loans due May 2015 under the senior secured credit facilities in an aggregate principal amount of $175 in the form of new tranche B-3 term loans denominated in U.S. dollars. Net consideration from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to extinguish approximately $178 of existing term loans maturing December 2013, effectively extending the Company’s debt maturity profile. The new tranche B-3 term loans, which were repaid later in 2012, yielded interest at an adjusted LIBOR rate plus an applicable margin of 3.50%.

The Company issued on November 5, 2010 approximately $848 U.S. dollar equivalent principal amount of USD second-priority 9.0% springing lien notes due 2021 (Springing Lien Dollar Notes) and EUR second-priority 9.5% springing lien notes due 2021 (Springing Lien Euro Notes and, together with the Springing Lien Dollar

Notes, the Springing Lien Notes) in a private offering (Springing Lien Note Offering). The Springing Lien Notes are guaranteed on a second-priority secured basis by the existing domestic subsidiaries that are guarantors under the Company’s senior secured credit facility and will be guaranteed on the same basis by any future domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Springing Lien Notes. The Springing Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing the Company’s existing senior secured credit facility, First Lien Notes and Senior Secured Notes. The Company used the net proceeds from the offering of Springing Lien Notes to, (i) pay the consideration with respect to the tender offers and redemption of the remaining series of Senior Notes and (ii) pay certain related transaction costs and expenses.

In connection with the closing of the Springing Lien Note Offering, investment funds affiliated with Apollo Global Management, LLC entered into an agreement to exchange the entire amount of their holdings of each series of the Senior Notes for the Springing Lien Dollar Notes at an exchange ratio determined based on the consideration offered to holders in the Tender Offers, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offers and used the proceeds thereof to invest in the Springing Lien Dollar Notes (Apollo Exchange). The Company issued approximately $526 of Springing Lien Dollar Notes to Apollo in the Apollo Exchange. Apollo owned approximately $234 principal amount of the 93/4% Senior Notes, €88 principal amount of the 9% Senior Notes and $139 principal amount of the Senior Toggle Notes.

The Company recognized a loss on the 2010 transactions of $78, including $25 of foreign currency exchange losses.

In October 2011, the Company repurchased approximately €17 in aggregate principal amount of the Euro Fixed-Rate Notes on the open market, reducing the aggregate principal amount of Springing Lien Euro Notes outstanding from €150 to €133. The total purchase excluding accrued interest paid by the Company was €12. The Company recognized a gain on the extinguishment of $7, including $1 of foreign currency exchange gains.

The credit agreement governing the senior secured credit facility and the indentures governing the First Lien Notes, Senior Secured Notes, Springing Lien Notes and Senior Subordinated Notes also limit the Company’s ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends or make other distributions or repurchase or redeem Company stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting the Company’s subsidiaries ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) enter into transactions outside the ordinary course of business with our affiliates; and, (viii) incur liens.

On March 17, 2009, Apollo Management VI, L.P. (“Apollo VI”) and the Company entered into a letter agreement enabling the Company to purchase some or all of certain debt securities of the Company acquired by Apollo VI or its affiliates for a period of 180 days after the date of purchase unless such securities are sold or transferred to an unaffiliated third party. As of the date of this filing, the Company has not exercised any purchase rights under this letter agreement.

Interest expense on long-term debt was $260, $241 and $232 for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization of debt discount and debt issuance costs amounted to $18, $15 and $17 for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in Interest expense in the Consolidated Statements of Operations.

As of December 31, 2012, the aggregate principal maturities for the next five years are as follows:

Year ending December 31:
2013	$29
2014	9
2015	6
2016	382
2017	—

(10) Accrued Expenses and Other Liabilities

The following represents a summary of accrued expenses and other liabilities at December 31:

	2012	2011
Employee compensation and benefits	$51	$49
Other accrued expenses	106	117

Total accrued expenses and other liabilities	$157	$166

(11) Deficit

(a) Common Stock and Additional Paid-in Capital

At December 31, 2012 and 2011, common stock consists of 100 shares issued and outstanding with a par value of one cent per share. At December 31, 2012 and 2011, MPM Holdings represented the sole shareholder of the Company as a result of its capital contribution of $904 to the Company on December 4, 2006. Additional paid-in capital primarily relates to the excess of paid-in-capital over the par value of the common shares from the capital contribution, net of $305 in deemed dividend to GE.

(b) Accumulated Other Comprehensive Income (Loss)

The accumulated balances for each classification of comprehensive income (loss) are as follows:

	Foreign currency translation	Pension and Postretirement liability adjustments	Derivative instruments	Accumulated other comprehensive income
Balance at December 31, 2009	$171	$11	$(2)	$180
Net current period change	77	(42)	2	37

Balance at December 31, 2010	248	(31)	—	217
Net current period change	26	(15)	—	11

Balance at December 31, 2011	274	(46)	—	228
Net current period change	(29)	(19)	—	(48)

Balance at December 31, 2012	$245	$(65)	$—	$180

The accumulated balances and corresponding tax effects for each component of other accumulated comprehensive income (loss) as of December 31, 2012, 2011 and 2010 are as follows:

	2012
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$245	$—	$245
Pension and postretirement liability adjustments	(56)	(9)	(65)

	$189	$(9)	$180

	2011
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$274	$—	$274
Pension and postretirement liability adjustments	(44)	(2)	(46)

	$230	$(2)	$228

	2010
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$248	$—	$248
Pension and postretirement liability adjustments	(36)	5	(31)

	$212	$5	$217

(c) Noncontrolling Interests

The following table presents the changes in the proportionate share of the equity of the noncontrolling interest shareholder balances:

	Years ended December 31,
	2012	2011	2010
Balance, beginning of period	$—	$4	$4
Currency translation adjustment	—	—	—
Dividends paid	—	—	(1)
Disposition of joint venture	—	(5)	—
Noncontrolling interests share of income (loss)	—	1	1

Balance, end of period	$—	$—	$4

(12) Stock-based Compensation

2011 Equity Plan

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Momentive Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are nonvoting units of measurement, which are deemed to be equivalent to one common unit of Momentive Holdings. The unit options are options to purchase common units of Momentive Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

The following is a summary of key terms of the stock-based awards granted to MPM employees under the 2011 Equity Plan on February 23, 2011:

Tranche	Momentive Holdings Units Granted	Vesting Terms	Option/Unit Term
Unit Options:			10 years
Tranche A Options	716,351	Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions

Tranche B Options	358,171	Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche C Options	358,171	Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions
Restricted Deferred Units (RDUs):			N/A
Tranche A RDUs	238,777	Time-vest ratably over 4 years; Accelerated vesting six months after certain change of control transactions

Tranche B RDUs	119,391	Performance-based: Vest upon the earlier of i) the two year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Tranche C RDUs	119,391	Performance-based: Vest upon the earlier of i) the one year anniversary from the date of the achievement of the targeted common unit value following certain corporate transactions or ii) the six month anniversary from the date the targeted common unit value is achieved following certain change of control transactions

Unit Options

The Tranche A Options were granted with a grant date fair value of approximately $2. The fair value was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.21% risk free interest rate, a 6.25 year expected life, a 37.4% expected volatility rate and a 0% dividend rate.

The Tranche B and Tranche C Options were granted with performance and market conditions with a grant date fair value of approximately $1 and $1, respectively. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates were 0.16% to 3.49%, expected volatility rates ranged from 34.5% to 41.5% and the dividend rate was 0%. The expected life is not used in the Monte Carlo valuation method, but the output of the model indicated a weighted average expected life of 9.2 years. Compensation cost has not been recognized for the Tranche B and Tranche C Options during the year ended December 31, 2012 or 2011, since it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Restricted Deferred Units

The Tranche A RDUs were granted with a grant date fair value of approximately $1. Compensation cost of less than $1 was recognized during the year ended December 31, 2012.

The Tranche B RDUs and Tranche C RDUs were granted with a grant date fair value of approximately $1 and $1, respectively. The fair value of each RDU was estimated at the grant date using the same Monte Carlo valuation method and assumptions as for the unit options. The RDU’s have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted average expected life of 21.4 years. Compensation cost has not been recognized for the Tranche B RDUs and Tranche C RDUs during the year ended December 31, 2011 because as of this date, it is not probable the related restricted deferred units will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan is issued by Momentive Holdings, the underlying compensation cost represents compensation costs paid for by Momentive Holdings on MPM’s behalf, as a result of the employees’ service to MPM. All compensation cost is recorded over the requisite service period on a graded-vesting basis and is included in Selling, general and administrative expense in the Consolidated Statements of Operations.

Awards available to be granted under the 2011 Equity Plan (including both options and RDUs) are 1,890,756 at December 31, 2012.

2007 Long-Term Incentive Plan

On March 30, 2007, the Board of Directors of MPM Holdings approved the 2007 Long-Term Incentive Plan of Holdings (the “Incentive Plan”). As a result of the October 1, 2010 transaction in which Momentive Holdings became the Company’s ultimate parent, the options issued under the Incentive Plan were converted to options to purchase units of Momentive Holdings. The exchange ratio was 38.5518 Momentive Holdings options for each 1 option of MPM Holdings outstanding. As a result, the prior period data has been recast to reflect this conversion. A maximum of 19,275,900 of Momentive Holdings units may be issued or transferred, including units issuable upon exercise of non-qualified stock options granted under the Incentive Plan.

Employee option grants with graded vesting vest over a four or five-year period. The performance based options vest upon the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings (now converted into Momentive Holdings common units) and (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings (now converted into Momentive Holdings common units). The cash-on-cash return vesting criteria was added in early 2010. 77,103 options were granted under the Incentive Plan to the Company’s directors in 2009. Director options vested and became exercisable immediately upon being granted and had a weighted average per share grant-date fair value of $1.14 for options granted in 2009. The fair value of each employee’s options with graded vesting and the director options was estimated using the Black-Scholes-Merton option pricing model. For the options associated with investor IRR and cash-on-cash return, an adaptation of the Black-Scholes-Merton, which took into consideration the internal rate of return thresholds, was used to estimate fair value. This model adaptation is essentially equivalent to the use of a path-dependent lattice model.

Expected volatility was based on the historical volatility of representative peer companies’ stocks. Expected term for graded and director options was based on the simplified method which allows a term equal to the period from grant date to the mid-point between vesting dates and contractual expiration of the options. For options associated with investor IRR or cash-on-cash returns, the expected term reflected an assumed date when the investor would reach its internal rate of return or cash-on-cash return threshold plus an estimated additional holding period until the option exercise. For these awards, expense is measured but not recorded until the actual occurrence of the market condition being met, at which time the total remaining expense would be recognized. Expected dividend yield was based on management’s expectation of no dividend payments. Risk free interest rates were based on the U.S. treasury yield curve in effect at the grant date for instruments with similar lives.

Financial Statement Impact

For the fiscal years ended December 31, 2012, 2011 and 2010, the Company recognized less than $1 in each period for director compensation, less than $1, $2 and $3 for employee compensation, respectively. The compensation expenses are included in Selling, general and administrative expenses on the Consolidated Statements of Operations. The Company recognized no tax benefits. As of December 31, 2012, there was $1 of unrecognized compensation costs related to unvested options. The unrecognized compensation costs are expected to be recognized over a weighted-average period of 1.3 years.

The following is a summary of the Company’s stock option plans activity as of and for the years ended December 31, 2012:

	Momentive Holdings Common Units	Weighted Average Exercise Price
Outstanding at December 31, 2011	10,830,238	$2.90
Granted	—
Forfeited	(480,165)	$3.40
Expired	—
Exercised	—

Outstanding at December 31, 2012	10,350,073	$2.88

Exercisable at December 31, 2012	4,511,080	$2.80

Expected to vest at December 31, 2012	5,058,938	$2.91

At December 31, 2012, the exercise prices for outstanding options ranged from $2.59 and $4.85 with a weighted average remaining contractual life of 5.4 years. The weighted average remaining contractual life for options exercisable and options expected to vest was 5 and 5.3 years, respectively. At December 31, 2012, the aggregate intrinsic value of both options exercisable and options expected to vest was less than $1. The total amount of cash received and total intrinsic value (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) of options exercised during the years ended December 31, 2012, 2011 and 2010 was $0 in each year.

Restricted Unit Activity

Following is a summary of the Company’s restricted unit plan activity for the year ended December 31, 2012:

	Momentive Holdings Common Units	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	413,600	$4.69
Restricted units granted	—	$—
Restricted units vested	(44,558)	$4.85
Restricted units forfeited	(60,054)	$4.85

Nonvested at December 31, 2012	308,988	$4.64

The weighted average remaining contractual life for restricted units granted and outstanding was 2.2 years.

Recent Developments

On March 8, 2013, the Compensation Committee of the Board of Managers of Momentive Holdings approved grants under the 2011 Equity Plan of restricted deferred units and unit options to certain of our key managers, including our named executive officers.

(13) Income Taxes

For the years ended December 31, 2012, 2011 and 2010, the Company’s tax provision was computed based on the legal entity structure, as described in note 1. Any tax benefit or valuation allowance related to net operating losses (NOL) was recognized and evaluated on a stand-alone basis.

The components of income (loss) before income taxes are as follows:

	Year ended December 31,
	2012	2011	2010
Income (loss) before income taxes:
U.S.	$(239)	$(101)	$(108)
Non U.S.	(123)	(6)	43

	$(362)	$(107)	$(65)

Income tax expense (benefit) attributable to income (loss) from operations consists of:

	Current	Deferred	Total
Year ended December 31, 2012:
United States federal	$—	$(7)	$(7)
State and local	(1)	—	(1)
Non U.S. jurisdictions	19	(3)	16

	$18	$(10)	$8

Year ended December 31, 2011:
United States federal	$—	$—	$—
State and local	—	—	—
Non U.S. jurisdictions	18	9	27

	$18	$9	$27

Year ended December 31, 2010:
United States federal	$—	$1	$1
State and local	1	—	1
Non U.S. jurisdictions	16	(20)	(4)

	$17	$(19)	$(2)

Income tax (benefit) expense attributable to income from operations was $8, $27 and ($2) for the years ended December 31, 2012, 2011 and 2010, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Year ended December 31,
	2012	2011	2010
Income tax expense (benefit):
Computed “expected” tax expense (benefit)	$(127)	$(37)	$(23)
State and local income taxes, net of Federal income tax benefit	(1)	—	—
Increase (reduction) in income taxes resulting from:
Tax rate changes	2	(2)	4
Non U.S. tax rate differential	(1)	2	(8)
Branch accounting effect	33	12	35
Withholding taxes	1	1	2
Valuation allowance	96	53	(14)
Permanent differences	1	(2)	2
Settlements	4	—	—

	$8	$27	$(2)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012, and 2011 are presented below.

	U.S.		Non U.S.
	2012	2011	2012	2011
Current deferred tax assets:
Inventory	$9	$9	$4	$5
Vacation	2	4	1	2
Provision for expenses related to timing	6	3	19	15
Other	7	12	2	2

Total current deferred tax assets	24	28	26	24

Noncurrent deferred tax assets:
Amortization	128	162	6	7
Depreciation	27	23	14	14
Pension	121	124	34	27
Net operating losses	375	307	122	84
Branch accounting future credits	12	13	—	—
Reserves	2	2	—	—
Deferred interest deductions	—	—	29	18
Other	6	7	1	2

Total noncurrent deferred tax assets	671	638	206	152

Total gross deferred tax assets	695	666	232	176
Less valuation allowance	(685)	(655)	(127)	(64)

Net deferred tax assets	10	11	105	112

Current deferred tax liabilities:
Inventory	—	—	9	8
Provision for expenses related to timing	—	—	2	3
Other	—	—	13	13

Total current deferred tax liabilities	—	—	24	24

Noncurrent deferred lax liabilities:
Amortization	—	—	67	75
Depreciation	—	—	42	45
Other	10	11	5	4

Total noncurrent deferred tax liabilities	10	11	114	124

Total deferred tax liabilities	10	11	138	148

Net deferred tax asset (liability)	$—	$—	$(33)	$(36)

NOL Schedule

Country	NOL value
United States	$1,049
Germany	193
Japan	120
Thailand	47
Other	19

Total	$1,428

At December 31, 2012, 2011 and 2010, the Company had available approximately $1,428, $1,111 and $956 of gross net operating loss carryforwards with expiration dates ranging from one year to indefinite that may be applied against future taxable income, respectively. $526 of the $1,049 U.S. net operating loss carryforwards are subject to dual consolidated loss rules and potentially could be recaptured, should certain triggering events occur within the certification period. The net operating losses for the United States, Japan and Thailand will begin to expire in 2026, 2014 and 2016, respectively. The net operating losses for Germany have no expiration date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net deferred tax assets are deductible, management believes it is more likely that the Company will not realize the benefit of most of their net deferred tax assets. As of December 31, 2012 and 2011, in some jurisdictions in which there is a net deferred tax asset, the Company has established a full valuation allowance. However, there are exceptions for certain non U.S. jurisdictions where, based on management’s assessment, it is more likely than not the net deferred tax asset will be realized. For the years ending December 31, 2012 and 2011, the Company established new valuation allowances of $9 and $28, respectively, in certain non-U.S. jurisdictions based on its assessment that the net deferred tax assets will likely not be realized.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2012 and is expecting that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings.

Under branch accounting, the inclusion of the non-U.S. operations in the U.S. income tax return requires the establishment of a deferred tax asset or liability to offset the foreign affiliates’ tax consequences; eliminating a duplicative deferred tax benefit or expense. The “branch accounting future credit” deferred tax asset of $12 and $13 at December 31, 2012 and 2011, respectively, principally represents the offset to the non-US affiliates deferred tax liabilities.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits, December 31, 2010	$20
Additions for tax positions of the current year	3
Additions for tax positions of prior years	1
Reductions for tax positions of prior years	(4)
Settlements	—
Statute of limitations expiration	(1)
Foreign currency translation	2

Balance at December 31, 2011	21
Additions for tax positions of the current year	3
Additions for tax positions of prior years	2
Reductions for tax positions of prior years	(1)
Settlements	—
Statute of limitations expiration	(1)
Foreign currency translation	(4)

Balance at December 31, 2012	$20

Liabilities for unrecognized tax benefits as of December 31, 2012 relate to various foreign jurisdictions. If recognized, all of the unrecognized tax benefits as of December 31, 2012 would reduce the Company’s effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2012 and 2011 the Company has recorded a liability of approximately $1 and $1, respectively, for interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world with examinations ongoing in a few of those jurisdictions including Germany, Malaysia and Italy. Such major jurisdictions with open tax years are as follows: United States 2006-2012, Germany 2007-2012, Italy 2003-2012, Switzerland 2009-2012, Singapore 2005-2012, Japan 2007-2012, Thailand 2010-2012, Hong Kong 2007-2012, Canada 2009-2012 and Brazil 2007-2012. Unrecognized tax benefits are not expected to change significantly over the next 12 months.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2012 and is expecting that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, the Company has certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $278, which could result in a tax obligation of $98, based on currency exchange rates as of December 31, 2012. Should the intercompany arrangement be settled or the Company changes its assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

(14) Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Purchase Commitments

The Company has signed multi-year agreements with vendors in order to obtain favorable pricing and terms on products that are necessary for the ongoing operation of its business. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in note 4. As of December 31, 2012, future contractual minimums are as follows:

Year ending December 31:
2013	$142
2014	142
2015	129
2016	129
2017	116
Thereafter	1,049

$1,707

To the extent that the Company does not purchase the contractual minimum amount, the Company must pay vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

(c) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of discounted future costs. As of December 31, 2012 and 2011, the Company had recognized obligations of $6 and $8, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in Other liabilities in the accompanying Consolidated Balance Sheets. The undiscounted obligations, which are expected to be paid over the next 100 years, are approximately $20.

(d) Lease Commitments

The Company has several noncancelable operating leases, primarily for manufacturing equipment, office equipment and office buildings. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Future minimum lease payments as of December 31, 2012 are as follows:

Year ending December 31:
2013	$12
2014	11
2015	8
2016	7
2017	6
Thereafter	15

Total future minimum lease payments	$59

The Company is also a lessee under various cancelable operating lease arrangements for industrial equipment, computer and office equipment. Rent expense for noncancelable and cancelable operating leases was $25, $23 and $22 for the years ended December 31, 2012, 2011 and 2010, respectively.

(15) Pension and Postretirement Benefits

Domestic Pension Plans

The Company’s U.S. defined benefit plan provides benefits to substantially all U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining with U.S. labor unions. In June 2012, the Company announced that benefits under the U.S. defined benefit plan would be frozen effective as of August 31, 2012 for all U.S. salaried exempt employees.

Eligible U.S. employees may also participate in the Company’s defined contribution plan. Under this plan, eligible employees may invest a portion of their earnings, with the Company matching up to a maximum of 4% of the employees’ annual earnings or nine thousand eight hundred dollars, in various program funds. Effective September 1, 2012, the Company enhanced its defined contribution plan by providing a Company match up to 5% of the eligible compensation for salaried exempt employees. The Company also instituted an annual retirement contribution, which is a contribution that will be deposited in the accounts of salaried exempt employees each year based on years of service. Lastly, the Company also instituted an achievement match, which is a contribution that will be deposited into the accounts of salaried exempt each year if global targets are achieved. The Company recognized expense of $6, $6 and $4 during 2012, 2011 and 2010, respectively, associated with this plan.

Foreign Pension Plans

Outside the U.S., the Company maintains its principal defined benefit pension plans in Germany, Japan and Switzerland (collectively, Foreign or Foreign Pension Plans). The Company maintains additional defined benefit pension plans in various other locations. These additional plans are not significant and are excluded from the disclosures presented below.

The Company’s defined benefit pension plans in Germany cover substantially all of its employees. These plans are not funded and benefits are paid from the Company to retirees directly. The benefits are based on years of service and the employee’s final pensionable salary, as defined by the plan. The benefits are not vested until the employee retires at a minimum eligible age of 60 years.

The Company’s defined benefit pension plan in Japan covers substantially all of its employees. The benefits of the Company’s Japanese pension plan are based on years of service and the employee’s three highest years of compensation during the last 10 years of employment. The pension plan assets are managed by a variety of Japanese financial institutions.

In Switzerland, the Company’s defined benefit plan provides pension, death and disability benefits to substantially all employees. Benefits are based on participants’ accumulated account balances plus an annuity conversion factor established by the Swiss government. The pension liability is administered through a collective foundation, together with benefits provided by GE to its employees.

Employees in the United Kingdom participate in GE pension plans along with GE employees. Prior to 2009, employees in the Netherlands also participated in GE pension plans along with GE employees. The Company’s pension expense associated with contributions to these multi-employer pension plans was less than $1 for the years ended December 31, 2012, 2011 and 2010, respectively.

Cost of Pension Plans

Net periodic pension cost for the years ended December 31, 2012, 2011 and 2010 includes the following (income) expense components:

	Domestic			Foreign
	Year ended December 31,			Year ended December 31,
	2012	2011	2010	2012	2011	2010
Expected return on plan assets	$(6)	$(5)	$(4)	$(1)	$(1)	$(1)
Service cost for benefits earned	18	19	15	6	7	6
Interest cost on benefit obligation	7	7	5	4	4	3
Prior service benefit	—	(1)	(1)	—	—	—
Net actuarial (gain) loss recognized	1	—	(1)	—	1	—
Curtailment gain	(1)	(6)	—	—	—	—

	$19	$14	$14	$9	$11	$8

The curtailment gain recognized on domestic pension benefits during the years ended December 31, 2012 and 2011 related to the U.S. defined benefit plan freeze previously discussed and the supplementary defined benefit pension plan freeze in 2011.

Actuarial Assumptions

The Company measures and records the expense of its pension plan obligations based on actuarially determined estimates, using a December 31 measurement date. Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Domestic			Foreign
	2012	2011	2010	2012	2011	2010
Discount rate	4.20%	5.02%	5.60%	2.38%	3.00%	2.58%
Compensation increases	3.50%	4.25%	4.38%	2.42%	2.25%	2.06%
Expected return on assets	7.50%	7.50%	8.00%	3.31%	2.72%	2.71%

The Company’s defined benefit pension plans in Germany also relied upon assumptions regarding pension benefit increases of 1.75% in 2012, 2011 and 2010. The discount rates at December 31 are used to measure the year-end benefit obligations and the earnings effects for the subsequent year. The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocation, as well as historical and expected returns on various categories of plan assets. The Company applies the expected rate of return to a market-related value of assets, which stabilizes variability in assets to which the expected return is applied. The Company amortizes experience gains and losses and effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Funding Policy

The funding policy for the various pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. In 2013, the Company expects to contribute approximately $4 and $3 to the Company’s Domestic and Foreign plans, respectively. The Company contributed $13 and $6 to its Domestic and Foreign plans, respectively, in 2012.

Benefit Obligations

Benefit obligations are described in the following tables. Accumulated Benefit Obligation (ABO) and Projected Benefit Obligation (PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO represents ABO increased to reflect expected future compensation.

Projected Benefit Obligation

	Total		Domestic		Foreign
	2012	2011	2012	2011	2012	2011
Balance at January 1	$285	$258	$153	$113	$132	$145
Service cost for benefits earned	24	26	18	19	6	7
Interest cost on benefit obligations	11	11	7	7	4	4
Participant contributions	—	—	—	—	—	—
Plan amendments	—	(4)	—	—	—	(4)
Actuarial loss (gain)	52	4	20	21	32	(17)
Benefits paid	(7)	(7)	(1)	(1)	(6)	(6)
Exchange rate adjustments	(6)	3	—	—	(6)	3
Plan curtailments	(19)	(6)	(19)	(6)	—	—

Balance at December 31	$340	$285	$178	$153	$162	$132

Actuarial gains and losses are principally associated with discount rate changes.

Accumulated Benefit Obligation

	Total		Domestic		Foreign
	2012	2011	2012	2011	2012	2011
Balance at December 31	$314	$241	$161	$118	$153	$123

The following table provides information about the Company’s pension plans with accumulated benefit obligations that exceed the fair value of plan assets

	Total		Domestic		Foreign
	2012	2011	2012	2011	2012	2011
Funded plans with assets less than ABO
Plan assets	$125	$103	$91	$70	$34	$33
Accumulated benefit obligations	218	184	140	102	78	82
Projected benefit obligations	242	227	157	137	85	90
Unfunded plans
Accumulated benefit obligations	96	57	21	16	75	41
Projected benefit obligations	98	58	21	16	77	42

Plan Assets

The following table sets forth the components of the change in plan assets for the year ended December 31:

	Total		Domestic		Foreign
	2012	2011	2012	2011	2012	2011
Balance at January 1	$103	$89	$70	$57	$33	$32
Actual gain (loss) on plan assets	12	(1)	9	—	3	(1)
Employer contributions	19	18	13	14	6	4
Participant contributions	—	—	—	—	—	—
Benefits paid	(7)	(4)	(1)	(1)	(6)	(3)
Terminations and other	—	—	—	—	—	—
Exchange rate adjustments	(2)	1	—	—	(2)	1

Balance at December 31	$125	$103	$91	$70	$34	$33

The following table sets forth the percentage of the fair value of total plan assets, by asset category, held as of December 31:

	Domestic		Foreign
	2012	2011	2012	2011
Equity securities	59%	—	37%	17%
Corporate Bonds	41%	—	38%	25%
Cash, short-term investments and other	—	100%	25%	58%

Total	100%	100%	100%	100%

Plan fiduciaries of the various defined benefit plans set the investment policies and strategies for the trusts. Long-term strategic investment objectives include preserving the funded status of the plans, while balancing risk and return. These fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets and monitoring asset allocations. Target allocations for the Domestic plans are as follows: 59% in equity securities and 41% in debt securities. Target allocations for the Foreign plans are as follows: 37% in equity securities, 41% in debt securities and 22% in cash, short-term investments and other (primarily insurance contracts). Target allocations are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

In December 2011, the plan fiduciaries for the Domestic plans liquidated its investment portfolio, just prior to transferring its plan assets to a new custodian. In early 2012, plan assets were reinvested in accordance with the long-term target asset allocation strategy. Also in December 2011, the plan fiduciaries for the Foreign plans, specifically in Japan, temporarily increased the investments in insurance contracts prior to engaging a new lead underwriter. In early 2012, plan assets were reinvested in accordance with the long-term target asset allocation strategy.

The following table presents plan assets at December 31, 2012 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Equity securities	$—	$54	$—	$54
Corporate bonds	—	37	—	37

Total assets at fair value	$—	$91	$—	$91

Foreign Assets
Cash and cash equivalents	$1	$—	$—	$1
Equity securities	13	—	—	13
Government bonds	5	—	—	5
Corporate bonds	6	—	—	6
Insurance contracts	—	6	—	6
Other	3	—	—	3

Total assets at fair value	$28	$6	$—	$34

The following table presents plan assets at December 31, 2011 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Cash and cash equivalents	$70	$—	$—	$70

Total assets at fair value	$70	$—	$—	$70

Foreign Assets
Cash and cash equivalents	$—	$—	$—	$—
Equity securities	5	—	—	5
Government bonds	2	—	—	2
Corporate bonds	7	—	—	7
Insurance contracts	—	17	—	17
Other	2	—	—	2

Total assets at fair value	$16	$17	$—	$33

For Level 1 assets, the Company uses quoted market prices to determine the fair value with the exception of money market investments (included in cash and cash equivalents), which are valued at their net asset value. For Level 2 assets, the Company uses quotes from independent vendors and other relevant information to determine the fair value.

Pension Asset (Liability)

The Company’s recorded assets and liabilities for its principal defined benefit pension plans are as follows:

December 31	Total		Domestic		Foreign
	2012	2011	2012	2011	2012	2011
Funded status:
Fair value of plan assets	$125	$103	$91	$70	$34	$33
Projected benefit obligation	(340)	(285)	(178)	(153)	(162)	(132)

Pension liability recognized	$(215)	$(182)	$(87)	$(83)	$(128)	$(99)

Amounts recorded in deficit (pre-tax)
Prior service benefit	$(5)	$(6)	$(1)	$(2)	$(4)	$(4)
Net actuarial loss	59	31	23	25	36	6

Total	$54	$25	$22	$23	$32	$2

Of the above pension liabilities for the Foreign plans, $1 is included in Accrued expenses and other liabilities in the Consolidated Balance Sheets at December 31, 2012 and 2011.

The following amounts were recognized in Other comprehensive loss during the year ended December 31, 2012:

	Domestic	Foreign
Net actuarial losses arising during the year	$18	$30
Effect of plan curtailment	(18)	—
Amortization of net loss	(1)	—

(Gain) loss recognized in other comprehensive loss	$(1)	$30

The estimated prior service benefit and net actuarial loss that will be amortized from shareholder’s deficit in 2013 are approximately $1 and $2, respectively.

Estimated Future Benefit Payments

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2012, and include estimated future employee service.

	2013	2014	2015	2016	2017	2018-2022
Domestic pension plans	$3	$3	$4	$4	$5	$40
Foreign pension plans	6	6	7	6	8	43

Total	$9	$9	$11	$10	$13	$83

Retiree Health and Life Benefits

In connection with the GE Advanced Materials Acquisition, the Company assumed certain obligations from GE for retiree health and life benefits for the U.S. employees of the Company, based on participation by its employees in plans maintained by GE or its affiliates through January 28, 2007. During 2007, the Company established its health and welfare plan for U.S. employees. The retiree health and life obligations assumed from GE, and those obligations arising from subsequent employee service, are administered under this plan. The Company’s U.S. health and welfare plan provides benefits to pay medical expenses, dental expenses, flexible spending accounts for otherwise unreimbursed expenses, short-term disability benefits, and life and accidental death and dismemberment insurance benefits. Retirees share in the cost of healthcare benefits. The Company funds retiree healthcare benefits on a pay-as-you-go basis. The Company uses a December 31 measurement date for this plan.

Net periodic postretirement benefit cost of $9, $7 and $7 for the years ended December 31, 2012, 2011 and 2010, includes service cost for benefits earned of $2, $1 and $1, interest cost on the benefit obligation of $5, $5 and $5 and amortization of prior service cost and net actuarial gain of $2, $1, and $1, respectively.

Changes in the accumulated postretirement benefit obligation were as follows:

	2012	2011
Balance at January 1	$104	$94
Service cost for benefits earned	2	1
Interest cost on benefit obligations	5	5
Actuarial (gain) loss	(17)	5
Benefits paid	(3)	(2)
Employee Contributions	—	—
Plan amendments	—	1

Balance at December 31	$91	$104

$88 and $101 of the accumulated postretirement benefit obligation is recognized as a component of pension liabilities in the December 31, 2012 and 2011 Consolidated Balance Sheets, respectively. $3 of the accumulated postretirement benefit obligation is recognized as a component of accrued expenses and other liabilities in the December 31, 2012 and 2011 Consolidated Balance Sheets.

Amounts recorded in deficit at December 31, 2012 and 2011 include unrecognized prior service cost of $9 and $10 and unrecognized net actuarial (gains) losses of $(6) and $10, respectively. Unrecognized prior service cost principally arises from 2007 plan amendments related to the elimination of caps on health benefit payments for long-service employees. During 2012, amounts recognized in other comprehensive loss included net actuarial gains of $17 and amortization of prior service cost of $1. The net actuarial gains were primarily driven by updates to the assumptions related to plan participation, partially offset by the change in discount rate and demographic and other assumptions. The estimated prior service cost and net actuarial gain that will be amortized from deficit in 2013 are $1 and $0, respectively.

Significant actuarial assumptions used to determine benefit obligations as of December 31, 2012 and 2011, and related earnings effects include discount rates of 4.00% and 4.58%, respectively and an initial healthcare trend rate of 7.5% (gradually declining to 4.5% for 2023 and thereafter). The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. Increasing or decreasing the healthcare cost trend rates by one percentage point would have changed the December 31, 2012 accumulated postretirement benefit obligation by approximately$6 and $5, respectively, and the December 31, 2011 accumulated postretirement benefit obligation by $10 and $9, respectively. Increasing or decreasing the healthcare cost trend rates by one percentage point would not have a material effect on net periodic postretirement benefit cost for 2012 or 2011.

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s accumulated postretirement benefit obligation at December 31, 2012, and include estimated future employee service.

	2013	2014	2015	2016	2017	2018-2022
Gross	$3	$3	$4	$5	$5	$27
Expected Medicare Part D subsidy	—	—	—	—	—	—

Net	$3	$3	$4	$5	$5	$27

(16) Operating Segments

The Company operates in two independent businesses: Silicones and Quartz. The Silicones business is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz business is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company’s businesses are organized based on the nature of the products they produce.

On July 17, 2012, the Company made certain changes to its internal reporting structure. These changes caused the Company to re-evaluate its reportable segments as well as the profitability measure used to manage its reportable segments. Effective July 17, 2012, the businesses are managed as one reportable segment; however, given the different technology and marketing strategies as well as the Company’s historical segment disclosure, the Company will continue to report the results for the Silicones and Quartz businesses separately. In addition, the Company’s profitability measure has changed from operating income to Segment EBITDA. Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company’s senior management, the chief operating decision-maker and the board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. As a result, the Company retrospectively applied the Segment EBITDA performance measure to all periods presented.

The Company organizational structure continues to evolve. It is also continuing to refine its operating structure to better align its services to its customers and improve its cost position, while continuing to invest in global growth opportunities.

The accounting policies of the Silicones and Quartz businesses are as described in the summary of significant accounting policies in Note 2.

Following are net sales and Segment EBITDA by business. Other is primarily general and administrative expenses that are not allocated to the businesses, such as shared service and administrative functions.

Net Sales(1):

	Year ended December 31,
	2012	2011	2010
Silicones	$2,136	$2,310	$2,286
Quartz	221	327	302

Total	$2,357	$2,637	$2,588

Segment EBITDA:

	Year ended December 31,
	2012	2011	2010
Silicones	$206	$291	$433
Quartz	44	101	92
Other	(36)	(13)	(33)

Total	$214	$379	$492

Depreciation and Amortization:

	Year ended December 31,
	2012	2011	2010
Silicones	$162	$170	$169
Quartz	25	27	28

Total	$187	$197	$197

Capital Expenditures(2):

	Year ended December 31,
	2012	2011	2010
Silicones	$80	$89	$76
Quartz	18	22	19

Total	$98	$111	$95

Total Assets(3):

	At December 31,
	2012	2011
Silicones	$2,615	$2,833
Quartz	256	293
Other	33	35

Total	$2,904	$3,161

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.
(2)	Capital expenditures are presented on an accrual basis.
(3)	Deferred income taxes are included within other as reconciling amounts to the Company’s total assets as presented on the Consolidated Balance Sheets.

Reconciliation of Segment EBITDA to Net Loss:

	Year ended December 31,
	2012	2011	2010
Segment EBITDA:
Silicones	$206	$291	$433
Quartz	44	101	92
Other	(36)	(13)	(33)

Total	$214	$379	492

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	$(3)	$(8)	$(7)
Restructuring and other costs	(47)	(39)	(27)

Total adjustments	(50)	(47)	(34)
Interest expense, net	(277)	(256)	(249)
Income tax (expense) benefit	(8)	(27)	2
Depreciation and amortization	(187)	(197)	(197)
(Loss) gain on extinguishment and exchange of debt	(57)	7	(78)

Net loss attributable to Momentive Performance Materials Inc.	$(365)	$(141)	$(64)

Items Not Included in Segment EBITDA

Not included in Segment EBITDA are certain non-cash and other income and expenses. Non-cash charges primarily represent stock-based compensation expense, unrealized derivative and foreign exchange gains and losses and asset disposal gains and losses. Restructuring and other costs primarily include expenses from the Company’s restructuring and cost optimization programs and management fees paid to its owner.

Geographic Information:

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer. Total long-lived assets consist of property and equipment, net of accumulated depreciation, intangible assets, net of accumulated amortization and goodwill.

	Year ended December 31,
	2012	2011	2010
Net sales:
United States	$744	$847	$844
Canada	43	44	44
Pacific	739	816	824
Europe	720	813	779
Mexico and Brazil	111	117	97

	$2,357	$2,637	$2,588

	December 31,
	2012	2011
Total long-lived assets:
United States	$539	$579
Canada	19	18
Pacific	739	826
Europe	618	628
Mexico and Brazil	6	7

	$1,921	$2,058

(17) Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

As of December 31, 2012, the Company had outstanding $1,100 in aggregate principal amount of first-lien notes, $250 in aggregate principal amount of senior secured notes, $1,161 in aggregate principal amount of springing lien Dollar notes, €133 in aggregate principal amount of springing lien Euro notes and $382 in aggregate principal amount of senior subordinated notes. The notes are fully, jointly, severally and unconditionally guaranteed by the Company’s domestic subsidiaries (the guarantor subsidiaries). The following condensed consolidated financial information presents the Condensed Consolidated Balance Sheets as of December 31, 2012 and 2011, the Condensed Consolidated Statements of Operations for the fiscal years ended December 31, 2012, 2011 and 2010 and Condensed Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2012, 2011 and 2010 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional, subject to certain customary release provisions set forth in the applicable Indenture. Additionally, substantially all of the assets of the guarantor subsidiaries and certain non-guarantor subsidiaries are subject to first-priority liens under the senior secured credit facility.

Condensed Consolidating Balance Sheet as of December 31, 2012:

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1	$2	$107	$—	$110
Accounts receivable	—	74	219	—	293
Due from affiliates	2	70	38	(104)	6
Inventories	—	164	210	—	374
Prepaid expenses	—	10	4	—	14
Income tax receivable	—	—	3	—	3
Deferred income taxes	—	—	6	—	6
Other current assets	—	7	34	—	41

Total current assets	3	327	621	(104)	847
Property and equipment, net	—	463	553	—	1,016
Other long-term assets	77	9	22	—	108
Income tax receivable	—	1	—	—	1
Deferred income taxes	—	—	27	—	27
Investment in affiliates	2,005	—	—	(2,005)	—
Intercompany borrowings	171	1,726	28	(1,925)	—
Intangible assets, net	—	77	416	—	493
Goodwill	—	—	412	—	412

Total assets	$2,256	$2,603	$2,079	$(4,034)	$2,904

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$1	$56	$197	$—	$254
Short-term borrowings	—	—	6	—	6
Accrued expenses and other liabilities	2	65	90	—	157
Accrued interest	83	—	—	—	83
Due to affiliates	—	29	78	(104)	3
Accrued income taxes	—	—	6	—	6
Deferred income taxes	—	—	19	—	19
Current installments of long-term debt	—	—	29	—	29

Total current liabilities	86	150	425	(104)	557
Long-term debt	3,065	—	16	—	3,081
Other liabilities	1	7	48	—	56
Pension liabilities	—	175	136	—	311
Intercompany borrowings	252	106	1,567	(1,925)	—
Deferred income taxes	—	—	47	—	47
Accumulated losses of unconsolidated subsidiaries in excess of investment	—	160	—	(160)	—

Total liabilities	3,404	598	2,239	(2,189)	4,052

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	606	2,631	699	(3,330)	606
Accumulated deficit	(1,934)	(806)	(1,048)	1,854	(1,934)
Accumulated other comprehensive income	180	180	189	(369)	180

Total Momentive Performance Materials Inc.’s equity (deficit)	(1,148)	2,005	(160)	(1,845)	(1,148)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(1,148)	2,005	(160)	(1,845)	(1,148)

Total liabilities and equity (deficit)	$2,256	$2,603	$2,079	$(4,034)	$2,904

Condensed Consolidating Balance Sheet as of December 31, 2011:

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$40	$—	$159	$—	$199
Accounts receivable	—	82	233	—	315
Due from affiliates	3	60	30	(85)	8
Inventories	—	193	201	—	394
Prepaid expenses	—	11	3	—	14
Deferred income taxes	—	1	9	—	10
Other current assets	—	11	38	—	49

Total current assets	43	358	673	(85)	989
Property and equipment, net	—	495	589	—	1,084
Other long-term assets	55	9	25	—	89
Deferred income taxes	—	—	25	—	25
Investment in affiliates	1,415	—	—	(1,415)	—
Intercompany borrowings	20	1,091	259	(1,370)	—
Intangible assets, net	—	84	458	—	542
Goodwill	—	—	432	—	432

Total assets	$1,533	$2,037	2,461	$(2,870)	$3,161

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$89	$219	$—	$308
Short-term borrowings	—	—	3	—	3
Accrued expenses and other liabilities	1	66	99	—	166
Accrued interest	61	—	1	—	62
Due to affiliates	14	26	60	(85)	15
Accrued income taxes	—	—	2	—	2
Deferred income taxes	—	—	19	—	19
Current installments of long-term debt	—	—	36	—	36

Total current liabilities	76	181	439	(85)	611
Long-term debt	1,891	—	1,004	—	2,895
Other liabilities	—	9	42	—	51
Pension liabilities	—	183	105	—	288
Intercompany borrowings	302	164	904	(1,370)	—
Deferred income taxes	—	—	52	—	52
Accumulated losses from unconsolidated subsidiaries in excess of investment	—	85	—	(85)	—

Total liabilities	2,269	622	2,546	(1,540)	3,897

Equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	605	1,911	567	(2,478)	605
Accumulated deficit	(1,569)	(724)	(925)	1,649	(1,569)
Accumulated other comprehensive income	228	228	273	(501)	228

Total Momentive Performance Materials Inc.’s equity (deficit)	(736)	1,415	(85)	(1,330)	(736)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(736)	1,415	(85)	(1,330)	(736)

Total liabilities and equity (deficit)	$1,533	$2,037	$2,461	$(2,870)	$3,161

Condensed Consolidating Statements of Operations for the year ended December 31, 2012:

	Year ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,002	$1,811	$(456)	$2,357
Costs and expenses:
Cost of sales, excluding depreciation	—	735	1,426	(456)	1,705
Selling, general and administrative expenses	26	214	195	—	435
Depreciation and amortization expenses	—	77	110	—	187
Research and development expenses	—	46	23	—	69

Operating income (loss)	(26)	(70)	57	—	(39)
Other income (expense):
Interest income	—	132	7	(138)	1
Interest expense	(237)	(34)	(145)	138	(278)
Loss on extinguishment and exchange of debt	(20)	5	(42)	—	(57)
Other income (expense), net	—	—	11	—	11

Income (loss) before income taxes (benefit) and earnings (losses) from unconsolidated entities	(283)	33	(112)	—	(362)
Income taxes (benefit)	—	(8)	16	—	8

Income (loss) before earnings (losses) from unconsolidated entities	(283)	41	(128)	—	(370)
Earnings (losses) from unconsolidated entities	(82)	(123)	5	205	5

Net income (loss)	(365)	(82)	(123)	205	(365)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(365)	$(82)	$(123)	$205	$(365)

Comprehensive (loss) income	$(413)	$(130)	$(207)	$337	$(413)

Condensed Consolidating Statement of Operations for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,145	$2,023	$(531)	$2,637
Costs and expenses:
Cost of sales, excluding depreciation	—	808	1,521	(531)	1,798
Selling, general and administrative expenses	4	195	223	—	422
Depreciation and amortization expenses	—	79	118	—	197
Research and development expenses	—	54	24	—	78

Operating income (loss)	(4)	9	137	—	142
Other income (expense):
Interest income	—	103	8	(110)	1
Interest expense	(211)	(12)	(144)	110	(257)
Other income (expense), net	3	(1)	(2)	—	—
Gain on extinguishment and of debt	7	—	—	—	7

Income (loss) before income taxes (benefit) and earnings (losses) from unconsolidated entities	(205)	99	(1)	—	(107)
Income taxes (benefit)	—	—	27	—	27

Income (loss) before earnings (losses) from unconsolidated entities	(205)	99	(28)	—	(134)
Earnings (losses) from unconsolidated entities	64	(35)	(6)	(29)	(6)

Net income (loss)	(141)	64	(34)	(29)	(140)
Net income attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(141)	$64	$(35)	$(29)	$(141)

Comprehensive (loss) income	$(130)	$75	$4	$(79)	$(130)

Condensed Consolidating Statement of Operations for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,118	$1,973	$(503)	$2,588
Costs and expenses:
Cost of sales, excluding depreciation	—	737	1,411	(503)	1,645
Selling, general and administrative expenses	(47)	213	245	—	411
Depreciation and amortization expenses	—	86	111	—	197
Research and development expenses	—	49	24	—	73

Operating income (loss)	47	33	182	—	262
Other income (expense):
Interest income	—	97	8	(103)	2
Interest expense	(211)	(6)	(137)	103	(251)
Other income (expense), net	(1)	—	1	—	—
Loss on extinguishment and exchange of debt	(78)	—	—	—	(78)

Income (loss) before income taxes (benefit) and earnings (losses) from unconsolidated entities	(243)	124	54	—	(65)
Income taxes (benefit)	—	1	(3)	—	(2)

Income (loss) before earnings (losses) from unconsolidated entities	(243)	123	57	—	(63)
Earnings (losses) from unconsolidated entities	179	56	—	(235)	—

Net income (loss)	(64)	179	57	(235)	(63)
Net income (loss) attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(64)	$179	$56	$(235)	$(64)

Comprehensive (loss) income	$(27)	$215	$119	$(334)	$(27)

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2012:

	Year ended December 31, 2012:
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(155)	$122	$34	$(96)	$(95)

Cash flows from investing activities:
Capital expenditures	—	(45)	(62)	—	(107)
Capital contribution	(740)	(155)	—	895	—
Purchases of intangible assets	—	(2)	—	—	(2)
Proceeds from return of capital	—	48	—	(48)	—
Proceeds from disposal of assets	—	—	7	—	7

Net cash used in investing activities	(740)	(154)	(55)	847	(102)

Cash flows from financing activities:
Debt issuance costs	(30)	—	(3)	—	(33)
Increase in short-term borrowings	—	—	3	—	3
Proceeds from long-term debt	1,350	237	138	—	1,725
Proceeds from capital contributions	—	740	155	(895)	—
Dividends paid within MPM Inc.	—	(96)	—	96	—
Payments of long-term debt	(164)	(237)	(1,132)	—	(1,533)
Payments of original issue discounts and tender premiums	(43)	—	(8)	—	(51)
Return of capital	—	—	(48)	48	—
Net borrowings with affiliates	(257)	(610)	867	—	—

Net cash provided by (used in) financing activities	856	34	(28)	(751)	111

Decrease in cash and cash equivalents	(39)	2	(49)	—	(86)
Effect of exchange rate changes on cash	—	—	(3)	—	(3)
Cash and cash equivalents, beginning of period	40	—	159	—	199

Cash and cash equivalents, end of period	$1	$2	$107	$—	$110

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2011:

	Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(60)	$187	$79	$(100)	$106

Cash flows from investing activities:
Capital expenditures	—	(58)	(54)	—	(112)
Purchases of intangible assets	—	(2)	—	—	(2)
Capital contribution	—	(8)	—	8	—
Investment in joint venture	—	—	(6)	—	(6)
Proceeds from the return of capital	—	25	—	(25)	—

Net cash used in investing activities	—	(43)	(60)	(17)	(120)

Cash flows from financing activities:
Debt issuance costs	(5)	—	—	—	(5)
Dividends paid within MPM Inc.	—	(97)	(3)	100	—
Dividends paid to Parent	(1)	—	—	—	(1)
Net increase in short-term borrowings	1	—	—	—	1
Proceeds from issuance of long-term debt	—	—	52	—	52
Payments of long-term debt	(16)	—	(72)	—	(88)
Proceeds from capital contribution	—	—	8	(8)	—
Net borrowings with affiliates	93	(47)	(46)	—	—
Return of capital	—	—	(25)	25	—

Net cash provided by (used in) financing activities	72	(144)	(86)	117	(41)

Increase (decrease) in cash and cash equivalents	12	—	(67)	—	(55)
Effect of exchange rate changes on cash	—	—	4	—	4
Cash and cash equivalents, beginning of period	28	—	222	—	250

Cash and cash equivalents, end of period	$40	$—	$159	$—	$199

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(84)	$242	$215	$(120)	$253

Cash flows from investing activities:
Capital expenditures	—	(49)	(42)	—	(91)
Capital contribution	—	(48)	—	48	—
Purchase of intangible assets	—	(3)	(1)	—	(4)

Net cash used in investing activities	—	(100)	(43)	48	(95)

Cash flows from financing activities:
Debt issuance costs	(18)	—	—	—	(18)
Dividends paid within MPM Inc.	—	(97)	(23)	120	—
Dividends paid to parent	(1)	—	—	—	(1)
Net increase in short-term debt borrowings	—	—	2	—	2
Proceeds from long-term debt	848	—	1	—	849
Payments of long-term debt	(767)	(100)	(23)	—	(890)
Payments on extinguishment of debt	(54)	—	—	—	(54)
Proceeds from capital contributions	—	—	48	(48)	—
Net borrowings with affiliates	48	48	(96)	—	—

Net cash provided by (used in) financing activities	56	(149)	(91)	72	(112)

Increase (decrease) in cash and cash equivalents	(28)	(7)	81	—	46
Effect of exchange rate changes on cash	—	—	(3)	—	(3)
Cash and cash equivalents, beginning of period	56	7	144	—	207

Cash and cash equivalents, end of period	$28	$—	$222	$—	$250

(18) Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through April 1, 2013, the date at which the financial statements were available to be issued, and determined there are no items that require adjustments to and/or disclosures in the consolidated financial statements.

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2012	$719	$94	$(1)	$812
Year ended December 31, 2011	$652	$77	$(10)	$719
Year ended December 31, 2010	$662	$12	$(22)	$652

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation

Management’s Annual Report on Internal Control Over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We have assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (COSO). Based on our assessment, we have concluded that we did not maintain effective internal control over financial reporting based on those criteria, as of December 31, 2012, due to the material weakness described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. We have concluded that, as of December 31, 2012, the following material weakness existed relating to the preparation and review of the statement of cash flows.

We did not maintain effective controls over the preparation and review of our statement of cash flows. Specifically, our controls over the preparation and review of the statement of cash flows were not adequately designed, which led to misclassifications between operating, investing, and financing activities and the effect of exchange rate changes on cash, resulting in audit adjustments to the Company’s statement of cash flows for the year ended December 31, 2012 and the restatement of the condensed consolidated statements of cash flows for the fiscal three-month periods ended March 31, 2012 and April 3, 2011; the fiscal six-month periods ended June 30, 2012 and July 3, 2011 and the fiscal nine-month periods ended September 30 of 2012 and 2011, respectively. The errors related to the statement of cash flows for the year ended December 31, 2012 have been corrected in the consolidated financial statements included in this prospectus. We have also included, in footnote 1 to the consolidated financial statements, a revision of the consolidated statement of cash flows for the years ended December 31, 2011 and 2010 to correct errors in those periods. In addition, we restated our condensed consolidated statements of cash flows for the fiscal three-month periods ended March 31, 2012 and April 3, 2011; the fiscal six-month periods ended June 30, 2012 and July 3, 2011 and the fiscal nine-month periods ended September 30 of 2012 and 2011, respectively. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, we have determined that this control deficiency constitutes a material weakness.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

$124,323,000 11 1/2% Senior Subordinated Notes due 2016

PROSPECTUS

Dated                 , 2013

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$16,958
Printing fees and expenses	100,000
Legal fees and expenses	125,000
Accounting fees and expenses	187,500

Total	$429,458

Item 14.	Indemnification of Directors and Officers

Momentive Performance Materials Inc. and certain subsidiaries

Momentive Performance Materials Inc. (“Momentive”) is a Delaware Corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article VIII of Momentive’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article VIII also provides that, in any action initiated by a person seeking indemnification, Momentive shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Momentive’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Momentive’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. have identical provisions under their respective Certificates of Incorporation. Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. are incorporated within the state of Delaware and, therefore, the provisions listed above with respect to Momentive, apply to each.

MPM Silicones, LLC

MPM Silicones, LLC, formerly known as GE Silicones, LLC (“Silicones”), is a New York Limited Company. Section 420 of the Limited Liability Company Law of New York (the “NYLLCL”), provides that if set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 5.4 of Silicones’ Amended and Restated Operating Agreement provides that Silicones shall indemnify the members and agents for all costs, losses, liabilities and damages paid or accrued by such member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of New York.

Section 6.4 of Silicones’ Amended and Restated Operating Agreement provides that each member that performs its duties in good faith, in a manner he or it reasonably believes to be in the best interests of Silicones and with such care as an ordinarily prudent person in a like position would use under similar circumstances shall not have any liability by reason of being or having been a member of Silicones. Section 6.4 further provides that no member shall be liable to Silicones or to any other member for any loss or damage sustained by Silicones or any member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such member. Silicones shall indemnify and hold harmless each member from and against all claims and demands to the maximum extent permitted under the NYLLCL, as provided by Section 6.6.

Momentive Performance Materials Quartz, Inc.

Momentive Performance Materials Quartz, Inc., formerly known as GE Quartz, Inc., is a Delaware Corporation. Section 145(a) of the “DGCL,” provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article Eleventh and Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article Twelfth provides that, in any action initiated by a person seeking indemnification, Momentive Performance Materials Quartz, Inc. shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of GE Quartz’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents, or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC

Each of Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. Section 14 of each of the limited liability company agreements for Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC, provide that each company shall, to the fullest extent authorized by the DLLCA or otherwise permitted by law, indemnify and hold harmless each member, and each officer, authorized person and employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, officer, authorized person or employee of the company.

Insurance

Each of the Registrants currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

Item 15.	Recent Sales of Unregistered Securities.

The following is a summary of our transactions within the past three years involving sales of our securities that were not registered under the Securities Act.

On November 5, 2010, we issued $1,160,687,000 in aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021 (the “Dollar Notes”) and €150,000,000 in aggregate principal amount of 9.5% Second-Priority Springing Lien Notes due 2021 (the “Euro Notes”), pursuant to an indenture among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. $635,000,000 in aggregate principal amount of the Dollar Notes and €150,000,000 in aggregate principal amount of the Euro Notes were issued to unaffiliated investors and $525,687,000 in aggregate principal amount of the Dollar Notes was issued to an affiliate of Apollo Global Management, LLC. The Dollar Notes and the Euro Notes were issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act and in reliance on Regulation S thereunder.

On May 25, 2012, we issued $250,000,000 in aggregate principal amount of 10% Senior Secured Notes due 2020 (the “Senior Secured Notes”) pursuant to an indenture dated as of May 25, 2012, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The Senior Secured Notes were issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act and in reliance on Regulation S thereunder.

On October 26, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., wholly owned special purpose subsidiaries of the Company (collectively, the “Escrow Issuers”), issued $1,100,000 in aggregate principal amount of 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) pursuant to an indenture dated as of October 26, 2012, among the Escrow Issuers, MPM TopCo LLC and The Bank of New York Mellon Trust Company, N.A., as trustee. On November 16, 2012, the Company assumed all the obligations of the Escrow Issuers under the First Lien Notes, which were originally issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act and in reliance on Regulation S thereunder.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description of Document

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.6	Indenture, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the Note Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (filed as exhibit 4.1 to our Form 8-K, filed on June 1, 2012)

Exhibit Number	Description of Document

4.7	Registration Rights Agreement, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on June 1, 2012)

4.8	Intercreditor Agreement, dated as of May 25, 2012, among JPMorgan Chase Bank, N.A., as Intercreditor Agent, The Bank Of New York Mellon Trust Company, N.A., as trustee and as collateral agent, Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.1 to our Form 8-K, filed on June 1, 2012)

4.9	Joinder and Supplement to Intercreditor Agreement, dated as of May 25, 2012, by and among The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, JPMorgan Chase Bank, N.A., as first priority representative under the Intercreditor Agreement, The Bank of New York Mellon Trust Company, N.A., as second priority representative under the Intercreditor Agreement, Momentive Performance Materials Inc. and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.2 to our Form 8-K, filed on June 1, 2012)

4.10	Indenture, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp., MPM TopCo LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.11	Escrow Agreement, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp. and The Bank of New York Mellon Trust Company, N.A., as escrow agent and trustee (filed as exhibit 4.2 to our Form 8-K, filed on October 26, 2012)

4.12	Supplemental Indenture, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on November 20, 2012)

4.13	Registration Rights Agreement, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on November 20, 2012)

4.14	First Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as collateral agent and authorized representative under the senior secured credit facilities, The Bank of New York Mellon Trust Company, N.A., as initial other authorized representative, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.3 to our Form 8-K, filed on November 20, 2012)

4.15	Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent and senior-priority agent for the senior lender claims under the senior secured credit facilities, The Bank of New York Mellon Trust Company, N.A., as senior-priority agent for the senior lender claims under the first lien notes indenture, senior-priority agent for the senior lender claims under the 1.5 lien notes indenture, trustee, collateral agent and second-priority designated agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.4 to our Form 8-K, filed on November 20, 2012)

4.16	Joinder and Supplement to Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent, The Bank of New York Mellon Trust Company, N.A., as new trustee, the second-priority designated agent and a second-priority agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.5 to our Form 8-K, filed on November 20, 2012)

Exhibit Number	Description of Document

4.17	Collateral Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., each Subsidiary Loan Party party hereto and JPMorgan Chase Bank, N.A., as Collateral Agent (filed as exhibit 4.1 to our Form 8-K, filed on April 30, 2013).

4.18	Second Amended and Restated Collateral Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., as Issuer, each Subsidiary Guarantor party hereto and JPMorgan Chase Bank, N.A., as Collateral Agent (filed as exhibit 4.2 to our Form 8-K, filed on April 30, 2013).

4.19	ABL Intercreditor Agreement, dated as of April 24, 2013, among JPMorgan Chase Bank, N.A., as ABL Facility Collateral Agent, JPMorgan Chase Bank, N.A., as Applicable First-Lien Agent, JPMorgan Chase Bank, N.A., as First-Lien Collateral Agent, Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and the Subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.3 to our Form 8-K, filed on April 30, 2013).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.8†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description of Document

10.9†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.10†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.13	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.14†	Form of Management Equity Investment and Incentive Acknowledgement (filed as exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.15†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.16	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as exhibit 10.1 to our Form 8-K/A, filed on February 14, 2011)

10.17†	Offer Letter Agreement, dated February 1, 2010, between Momentive Performance Materials Inc. and John Dandolph (filed as exhibit 10.30 to our Annual Report on Form 10-K, filed on February 25, 2011)

10.18†	Summary of Terms of Severance Benefits Amendment for Douglas Johns effective October 1, 2010 (filed as exhibit 10.29 to our Annual Report on Form 10-K, filed on February 25, 2011)

10.19†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.20†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.21†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.22†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.23†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.24	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as exhibit 10.1 to our Form 8-K, filed on March 17, 2011)

Exhibit Number	Description of Document

10.25	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as exhibit 10.2 to our Form 8-K, filed on March 17, 2011)

10.26†	Amended and Restated Momentive Performance Materials Inc. Supplementary Pension Plan, effective December 31, 2011 (filed as exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.27†	Momentive Performance Materials Inc. Supplemental Executive Retirement Plan, effective January 1, 2012 (filed as exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.28	Severance Pay Agreement and Release of All Claims, effective as of February 23, 2012, among Mike Modak, Momentive Performance Materials Inc. and Momentive Performance Materials Holdings Inc. (filed as exhibit 10.34 to our Form S-1/A, filed on April 13, 2012)

10.29	Severance Pay Agreement and Release of All Claims, effective as of February 27, 2012, among Steve Delarge, Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc. and Momentive Performance Materials Holdings LLC. (filed as exhibit 10.35 to our Form S-1/A, filed on April 13, 2012)

10.30	Incremental Assumption Agreement, dated as of April 2, 2012, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent under the Amended and Restated Credit Agreement, dated as of February 10, 2011 (filed as exhibit 10.1 to our Form 8-K, filed on April 2, 2012)

10.31†	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan (filed as exhibit 10.4 to our Form 10-Q, filed on August 8, 2012)

10.32	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of November 16, 2012, among Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on November 20, 2012)

10.33	Second Incremental Facility Amendment, dated as of November 30, 2012, by and among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on December 5, 2012)

10.34†	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (filed as exhibit 10.1 to our Form 8-K, filed on March 6, 2013)

10.35†	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.2 to our Form 8-K, filed on March 6, 2013)

10.36†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.3 to our Form 8-K, filed on March 6, 2013)

10.37†	Momentive Holdings LLC 2012 Long-Term Cash Incentive Plan (filed as exhibit 10.37 to our Annual Report on Form 10-K, filed on April 1, 2013)

10.38†	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan (filed as exhibit 10.38 to our Annual Report on Form 10-K, filed on April 1, 2013)

Exhibit Number	Description of Document

10.39	Asset-Based Revolving Credit Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GmbH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GmbH, as Germany Quartz Borrower, and Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse AG, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and UBS Securities LLC, as Documentation Agents, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (filed as exhibit 10.1 to our Form 8-K, filed on April 30, 2013).

10.40	Amendment Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., as U.S. borrower, Momentive Performance Materials GmbH, as German borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian borrower, each Subsidiary Loan Party party thereto, the Lender party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (filed as exhibit 10.2 to our Form 8-K, filed on April 30, 2013).

10.41	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

12.1*	Statement regarding Computation of Ratios

14.1	Code of Conduct (filed as exhibit 14.1 to our Form S-4 Registration Statement, filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as Exhibit 21.1 to our Form 10-K, filed on April 1, 2013)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in exhibit 5.1)

24.1*	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)

25.1*	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture, dated as of December 4, 2006

101.INS††	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

*	Filed herewith.

**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.
†	Indicates a management contract or compensatory plan or arrangement.
††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

(b) Financial Statement Schedules

Momentive Performance Materials Inc.

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2012	$719	$94	$(1)	$812
Year ended December 31, 2011	652	77	(10)	719
Year ended December 31, 2010	662	12	(22)	652

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG O. MORRISON Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

/S/ WILLIAM H. CARTER William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2013

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

/S/ SCOTT KLEINMAN Scott M. Kleinman	Director	May 7, 2013

/S/ DAVID SAMBUR David Sambur	Director	May 7, 2013

/S/ JORDAN C. ZAKEN Jordan C. Zaken	Director	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President and Chief Executive Officer	May 7, 2013

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	Executive Vice President and President, Silicones & Quartz Division

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	May 7, 2013

/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2013

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President, and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOHN DANDOLPH John Dandolph	Director, President, and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2013

/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MPM SILICONES, LLC

By:	MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/S/ JOHN DANDOLPH
	Name:	John Dandolph
	Title:	Executive Vice President and President, Silicones & Quartz Division

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

	/S/ BRIAN BERGER Brian Berger	Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2013

	/s/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

	MOMENTIVE PERFORMANCE MATERIALS USA INC.	Sole Member	May 7, 2013

By:	/S/ JOHN DANDOLPH
John Dandolph
Executive Vice President and President, Silicones & Quartz Division

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	/S/ JOSEPH P. REYES
	Name:	Joseph P. Reyes
	Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JOSEPH P. REYES Joseph P. Reyes	Director, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

/S/ WILLIAM TORRENCE William Torrence	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 7, 2013

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	May 7, 2013

/S/ JOHN DANDOLPH John Dandolph	Director	May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

JUNIPER BOND HOLDINGS I LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

	/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

	/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

	MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	May 7, 2013

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

JUNIPER BOND HOLDINGS II LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

	/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

	/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

	MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	May 7, 2013

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

JUNIPER BOND HOLDINGS III LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

	/S/ GEORGE F. KNIGHT George F. Knight	Senior Executive President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

	/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

	MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	May 7, 2013

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterford, NY, on May 7, 2013.

JUNIPER BOND HOLDINGS IV LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/S/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Douglas A. Johns, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/S/ JOHN DANDOLPH John Dandolph	President and Chief Executive Officer (Principal Executive Officer)	May 7, 2013

	/S/ GEORGE F. KNIGHT George F. Knight	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 7, 2013

	/S/ BILLIE JO CUTHBERT Billie Jo Cuthbert	Controller (Principal Accounting Officer)	May 7, 2013

	MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	May 7, 2013

By:	/S/ WILLIAM H. CARTER
William H. Carter
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

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Exhibit Number	Description of Document

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.6	Indenture, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the Note Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (filed as exhibit 4.1 to our Form 8-K, filed on June 1, 2012)

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Exhibit Number	Description of Document

4.7	Registration Rights Agreement, dated as of May 25, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on June 1, 2012)

4.8	Intercreditor Agreement, dated as of May 25, 2012, among JPMorgan Chase Bank, N.A., as Intercreditor Agent, The Bank Of New York Mellon Trust Company, N.A., as trustee and as collateral agent, Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.1 to our Form 8-K, filed on June 1, 2012)

4.9	Joinder and Supplement to Intercreditor Agreement, dated as of May 25, 2012, by and among The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, JPMorgan Chase Bank, N.A., as first priority representative under the Intercreditor Agreement, The Bank of New York Mellon Trust Company, N.A., as second priority representative under the Intercreditor Agreement, Momentive Performance Materials Inc. and each Subsidiary of Momentive Performance Materials Inc. listed on Schedule I thereto (filed as exhibit 10.2 to our Form 8-K, filed on June 1, 2012)

4.10	Indenture, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp., MPM TopCo LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on October 26, 2012)

4.11	Escrow Agreement, dated as of October 25, 2012, by and among MPM Escrow LLC and MPM Finance Escrow Corp. and The Bank of New York Mellon Trust Company, N.A., as escrow agent and trustee (filed as exhibit 4.2 to our Form 8-K, filed on October 26, 2012)

4.12	Supplemental Indenture, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as exhibit 4.1 to our Form 8-K, filed on November 20, 2012)

4.13	Registration Rights Agreement, dated as of November 16, 2012, by and among Momentive Performance Materials Inc., the guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers (filed as exhibit 4.2 to our Form 8-K, filed on November 20, 2012)

4.14	First Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as collateral agent and authorized representative under the senior secured credit facilities, The Bank of New York Mellon Trust Company, N.A., as initial other authorized representative, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.3 to our Form 8-K, filed on November 20, 2012)

4.15	Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent and senior-priority agent for the senior lender claims under the senior secured credit facilities, The Bank of New York Mellon Trust Company, N.A., as senior-priority agent for the senior lender claims under the first lien notes indenture, senior-priority agent for the senior lender claims under the 1.5 lien notes indenture, trustee, collateral agent and second-priority designated agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. party thereto (filed as exhibit 4.4 to our Form 8-K, filed on November 20, 2012)

4.16	Joinder and Supplement to Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as intercreditor agent, The Bank of New York Mellon Trust Company, N.A., as new trustee, the second-priority designated agent and a second-priority agent, Momentive Performance Materials Inc. and the subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.5 to our Form 8-K, filed on November 20, 2012)

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Exhibit Number	Description of Document

4.17	Collateral Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., each Subsidiary Loan Party party hereto and JPMorgan Chase Bank, N.A., as Collateral Agent (filed as exhibit 4.1 to our Form 8-K, filed on April 30, 2013).

4.18	Second Amended and Restated Collateral Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., as Issuer, each Subsidiary Guarantor party hereto and JPMorgan Chase Bank, N.A., as Collateral Agent (filed as exhibit 4.2 to our Form 8-K, filed on April 30, 2013).

4.19	ABL Intercreditor Agreement, dated as of April 24, 2013, among JPMorgan Chase Bank, N.A., as ABL Facility Collateral Agent, JPMorgan Chase Bank, N.A., as Applicable First-Lien Agent, JPMorgan Chase Bank, N.A., as First-Lien Collateral Agent, Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and the Subsidiaries of Momentive Performance Materials Inc. named therein (filed as exhibit 4.3 to our Form 8-K, filed on April 30, 2013).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.8†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

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Exhibit Number	Description of Document

10.9†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.10†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.13	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.14†	Form of Management Equity Investment and Incentive Acknowledgement (filed as exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.15†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.16	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as exhibit 10.1 to our Form 8-K/A, filed on February 14, 2011)

10.17†	Offer Letter Agreement, dated February 1, 2010, between Momentive Performance Materials Inc. and John Dandolph (filed as exhibit 10.30 to our Annual Report on Form 10-K, filed on February 25, 2011)

10.18†	Summary of Terms of Severance Benefits Amendment for Douglas Johns effective October 1, 2010 (filed as exhibit 10.29 to our Annual Report on Form 10-K, filed on February 25, 2011)

10.19†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.20†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.21†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.22†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.23†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.24	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as exhibit 10.1 to our Form 8-K, filed on March 17, 2011)

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Exhibit Number	Description of Document

10.25	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as exhibit 10.2 to our Form 8-K, filed on March 17, 2011)

10.26†	Amended and Restated Momentive Performance Materials Inc. Supplementary Pension Plan, effective December 31, 2011 (filed as exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.27†	Momentive Performance Materials Inc. Supplemental Executive Retirement Plan, effective January 1, 2012 (filed as exhibit 99.1 to our Form 8-K, filed on January 6, 2012)

10.28	Severance Pay Agreement and Release of All Claims, effective as of February 23, 2012, among Mike Modak, Momentive Performance Materials Inc. and Momentive Performance Materials Holdings Inc. (filed as exhibit 10.34 to our Form S-1/A, filed on April 13, 2012)

10.29	Severance Pay Agreement and Release of All Claims, effective as of February 27, 2012, among Steve Delarge, Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc. and Momentive Performance Materials Holdings LLC (filed as exhibit 10.35 to our Form S-1/A, filed on April 13, 2012)

10.30	Incremental Assumption Agreement, dated as of April 2, 2012, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent under the Amended and Restated Credit Agreement, dated as of February 10, 2011 (filed as exhibit 10.1 to our Form 8-K, filed on April 2, 2012)

10.31†	Momentive Performance Materials Holdings LLC 2012 Incentive Compensation Plan (filed as exhibit 10.4 to our Form 10-Q, filed on August 8, 2012)

10.32	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of November 16, 2012, among Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on November 20, 2012)

10.33	Second Incremental Facility Amendment, dated as of November 30, 2012, by and among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on December 5, 2012)

10.34†	Amendment No. 1 to the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (filed as exhibit 10.1 to our Form 8-K, filed on March 6, 2013)

10.35†	Form of Restricted Deferred Unit Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.2 to our Form 8-K, filed on March 6, 2013)

10.36†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as exhibit 10.3 to our Form 8-K, filed on March 6, 2013)

10.37†	Momentive Holdings LLC 2012 Long-Term Cash Incentive Plan (filed as Exhibit 10.37 to our Annual Report on Form 10-K, filed on April 1, 2013)

10.38†	Momentive Performance Materials Holdings LLC 2013 Incentive Compensation Plan (filed as exhibit 10.38 to our Annual Report on Form 10-K, filed on April 1, 2013)

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Exhibit Number	Description of Document

10.39	Asset-Based Revolving Credit Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GmbH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GmbH, as Germany Quartz Borrower, and Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse AG, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and UBS Securities LLC, as Documentation Agents, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (filed as exhibit 10.1 to our Form 8-K, filed on April 30, 2013).

10.40	Amendment Agreement, dated as of April 24, 2013, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., as U.S. borrower, Momentive Performance Materials GmbH, as German borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian borrower, each Subsidiary Loan Party party thereto, the Lender party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (filed as exhibit 10.2 to our Form 8-K, filed on April 30, 2013).

10.41	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

12.1*	Statement regarding Computation of Ratios

14.1	Code of Conduct (filed as exhibit 14.1 to our Form S-4 Registration Statement, filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as exhibit 21.1 to our Form 10-K, filed on April 1, 2013)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in exhibit 5.1)

24.1*	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages)

25.1*	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture, dated as of December 4, 2006

101.INS††	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

*	Filed herewith.
**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.
†	Indicates a management contract or compensatory plan or arrangement.

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††	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

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